UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the registrant ☒
Filed by a party other than the registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Section 240.14a-12

ELECTRO-SENSORS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

ELECTRO-SENSORS, INC.
6111 Blue Circle Drive
Minnetonka, Minnesota 55343
(952) 930-0100
June 25, 2026
To the Shareholders of Electro-Sensors, Inc.:
You are cordially invited to attend a special meeting (the “Special Meeting”) of the shareholders of Electro-Sensors, Inc. (the “Company”), which we will hold at 2:00 p.m. Central Time, on July 21, 2026. The Special Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. You will be able to participate in the virtual Special Meeting, vote and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/ELSE2026SM. Formal notice of the Special Meeting, a proxy statement, and a proxy card accompany this letter.
At the Special Meeting, holders of our common stock, par value $0.10 per share (“Common Stock”), will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of April 20, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, steute Industrial Controls, Inc., a Connecticut corporation (“Parent”), and Steute Burwell, Inc., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), as amended by an amendment thereto, dated June 22, 2026, by and among the parties thereto. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Minnesota law as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, then each share of our Common Stock will be converted into the right to receive $7.75 in cash (before giving effect to any required tax withholdings and without interest).
The board of directors of the Company (the “Board”) formed a special committee (the “Special Committee”) consisting of two independent directors of the Company, together with the Company’s President serving in a non-voting management advisory capacity, to evaluate alternatives and, if appropriate, negotiate the terms of a transaction (as described more fully in the enclosed proxy statement). The Board authorized the Special Committee to independently evaluate strategic alternatives, determine whether any proposed transaction was advisable and in the best interests of the Company, and make recommendations to the Board regarding any proposed transactions. Following review and consideration of the Special Committee, advice from the Company’s legal and financial advisors, and the factors described in the proxy statement, the Board has unanimously (a) determined that the Merger Agreement and the Merger are advisable, and in the best interests of, the Company, (b) approved the Merger Agreement and the Merger, and (c) resolved to recommend that the Company’s shareholders vote “FOR” the proposal to adopt the Merger Agreement. The Board recommends unanimously that you vote “FOR” the adoption of the Merger Agreement.
Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the Special Meeting on (i) a non-binding, advisory proposal to approve compensation that will or may become payable to our named executive officer in connection with the Merger, as described in the proxy statement, and (ii) a proposal to adjourn the Special Meeting from time to time, to a later date or dates, if necessary or appropriate, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the proposals described in the proxy statement, in the event the Company does not receive the requisite shareholder vote to approve such proposals or establish a quorum. The Board also recommends unanimously that the shareholders of the Company vote “FOR” these proposals.
The enclosed proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.
Your vote is very important, regardless of the number of shares of Common Stock you own. A majority vote of all the shares of Common Stock entitled to vote at the Special Meeting is required to approve the Merger

Agreement and consummate the transactions contemplated thereby, including the Merger. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.
If you own shares of record, you will find enclosed a proxy card and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the Special Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy in the enclosed proxy statement.
If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.
The Board has fixed the close of business on June 10, 2026 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. All shareholders are cordially invited to attend the virtual Special Meeting at www.virtualshareholdermeeting.com/ELSE2026SM. If you have any questions regarding the completion of the enclosed proxy card, please call the Company at (952) 930-0100.
NOTICE: Please retain a copy of the 16 Digit Control Number that is printed on your proxy card as you will need it to enter the virtual Special Meeting as a verified shareholder.
BY ORDER OF THE BOARD OF DIRECTORS,

David L. Klenk
President

Minnetonka, Minnesota
Dated: June 25, 2026

ELECTRO-SENSORS, INC.
6111 Blue Circle Drive
Minnetonka, Minnesota 55343
(952) 930-0100
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
June 25, 2026
To the Shareholders of Electro-Sensors, Inc.:
Notice is hereby given that the Special Meeting of Shareholders of Electro-Sensors, Inc. (the “Company”) will be held on Tuesday, July 21, 2026 at 2:00 p.m. Central Time. The Special Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. You will be able to participate in the virtual Special Meeting, vote and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/ELSE2026SM for the following purposes:
1.
To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of April 20, 2026 (as amended, the “Merger Agreement”), by and among the Company, steute Industrial Controls, Inc. (“Parent”), and Steute Burwell, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”);

2.
To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger Agreement;

3.
To consider and vote on the proposal to adjourn the Special Meeting from time to time, to a later date or dates, if necessary or appropriate, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals, in the event the Company does not receive the requisite shareholder vote to approve such proposals or establish a quorum; and

4.	To transact such other business as may properly come before the Special Meeting.
Accompanying this Notice of Special Meeting is a Proxy Statement, Form of Proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The Board of Directors has fixed the close of business on June 10, 2026 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting of Shareholders. All shareholders are cordially invited to attend the virtual Special Meeting at www.virtualshareholdermeeting.com/ELSE2026SM.
To ensure that we achieve a quorum, however, whether or not you plan to attend the Special Meeting webcast, the Board of Directors requests that you either (1) promptly complete, sign, date and return the enclosed proxy card solicited by the Board of Directors, or (2) vote electronically following the process described in this proxy statement or in other materials you receive. The proxy is revocable and will not be used if you attend the Special Meeting and vote in person or otherwise provide notice of your revocation. If you have any questions regarding the completion of the enclosed proxy card, please call the Company at (952) 930-0100.
NOTICE: Please retain a copy of the 16 Digit Control Number that is printed on your proxy card as you will need it to enter the virtual Special Meeting as a verified shareholder.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Form of Proxy, and Annual Report on Form 10-K are available at www.proxyvote.com
BY ORDER OF THE BOARD OF DIRECTORS,

David L. Klenk
President

Minnetonka, Minnesota
Dated: June 25, 2026

i

ii

SUMMARY
Throughout this proxy statement, we refer to Electro-Sensors, Inc. as “Electro-Sensors”, the “Company”, “we”, “our”, “us” or similar words. Throughout this proxy statement, we refer to steute Industrial Controls, Inc. as “Parent”, Steute Burwell, Inc. as “Sub” or “Merger Sub”, and the Agreement and Plan of Merger, dated April 20, 2026, by and among the Company, Parent and Sub, as amended by an amendment thereto, dated June 22, 2026, by and among the Company, Parent and Sub, and as it may be amended, supplemented or modified from time to time, as the “Merger Agreement.”
We are holding a special meeting (the “Special Meeting”) of our shareholders at 2:00 p.m. Central Time, on July 21, 2026. The Special Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. You will be able to participate in the virtual Special Meeting, vote and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/ELSE2026SM. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about June 25, 2026.
This summary highlights selected information from this proxy statement related to the merger of Merger Sub with and into the Company (which we refer to as the “Merger”) and may not contain all of the information that is important to you. For a complete understanding of the terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents that we refer to in this proxy statement. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find Additional Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
The Parties to the Merger
Electro-Sensors
We are a leading manufacturer and seller of industrial production monitoring and process control systems. We manufacture a complete line of monitoring and control systems for a wide range of industrial machine applications. These systems measure machine production and operation rates, as well as regulate the speed of related machines in production processes. Our products include speed monitoring systems, temperature application products, position application products, vibration monitoring products, tilt switches, and hazard monitoring systems. We market our HazardPRO™ wireless hazard technology monitoring system, an integrated hazard monitoring system that captures and displays key information in an intuitive format allowing the user to quickly and comprehensively understand the status and history of the user’s processes. Our customers operate in a wide range of industries, including grain/feed/milling, bulk materials, manufacturing, food products, ethanol, power generation, and other processing industries. We sell our products primarily through both an internal sales team and a number of distributors, both nationally and internationally. In 2025, we shipped products to 21 countries.
We were founded in 1968 in St. Louis Park, Minnesota and were incorporated in Minnesota in July 1968. Our principal executive offices are located at 6111 Blue Circle Drive, Minnetonka, Minnesota 55343-9108, and our telephone number is (952) 930-0100. We own and occupy a 25,400 square foot facility at our principal executive offices, and all of our operations are conducted within this facility.
Our periodic and current reports filed with the Securities and Exchange Commission (“SEC”) are made available on our website at www.electro-sensors.com as soon as reasonably practicable. Our code of conduct and key committee charters are also available on our website. The proxy statement, form of proxy, and Annual Report on Form 10-K are available at www.proxyvote.com.
steute Industrial Controls, Inc. (“Parent”)
The Parent is a corporation that will acquire all of the outstanding shares of our common stock, par value $0.10 per share (“Common Stock”) in connection with the Merger. The Parent has represented that it has, and at the closing of the Merger will have, adequate financial resources to consummate the Merger and perform its obligations under the Merger Agreement, including the payment of the Merger Consideration and any related fees and expenses.
The Parent is an affiliate of Battery Ventures, a global, technology-focused investment firm.

Steute Burwell, Inc. (“Merger Sub” or “Sub”)
The Merger Sub is a newly-formed, direct, wholly-owned subsidiary of the Parent. The Merger Sub was formed solely for the purpose of entering into the Merger Agreement and has engaged in no business activities other than those related to the transactions contemplated by the Merger Agreement.
The Merger Sub is an affiliate of Battery Ventures, a global, technology-focused investment firm.
The Merger Proposal
You are being asked to consider and vote upon a proposal to adopt the Merger Agreement, which provides that at the effective time of the Merger (the “Effective Time”), the Merger Sub will be merged with and into the Company, and each outstanding share of Common Stock, other than shares owned by holders of Common Stock who have properly demanded and not withdrawn appraisal rights under Minnesota law (which shares of Common Stock we refer to as “dissenting shares”), will be converted into the right to receive $7.75 in cash per share, without interest and subject to applicable tax withholdings (the “Merger Consideration”). For information regarding dissenting shares, see “Rights of Appraisal” below.
If the Merger is consummated, the Company will become a privately held company, wholly-owned by Parent, and its Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended. At the Effective Time of the Merger, all shares of our Common Stock that have been converted into the right to receive the Merger Consideration will no longer be outstanding and will be automatically cancelled and cease to exist, and you will no longer own any shares of the capital stock of the Company or the surviving corporation.
Treatment of Company Equity Awards
Company Options. At the Effective Time, each outstanding compensatory option to purchase shares of our Common Stock (a “Company Option”) granted pursuant to our 2013 Equity Incentive Plan, as amended (the “Company Equity Plan”) will fully vest and will, automatically and without any required action on the part of the holder thereof, be cancelled and will be entitled to receive an amount of cash, without interest, equal to the per share Merger Consideration less the applicable exercise price, subject to any required tax withholding.
Company RSUs. At the Effective Time, each restricted stock unit granted pursuant to the Company Equity Plan, that vests solely on the basis of time (a “Company RSU”) that is outstanding will be fully vested and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of the total number of shares of Common Stock underlying such Company RSU multiplied by the per share Merger Consideration, subject to any required tax withholding.
Conditions to the Merger
The obligation of each of Parent, Merger Sub and the Company to effect the Merger is subject to the satisfaction of the following conditions:
•	The requisite approval by our shareholders of the Merger (the “Company Shareholder Approval”) will have been obtained; and
•
No law, injunction or similar order by any governmental entity that prohibits or makes illegal the consummation of the Merger will have been entered, enacted or promulgated and continue to be in effect.

The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction of the following conditions:
•	The representations and warranties of the Company will be true and correct (subject to applicable materiality and other qualifications);
•	The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement;
•	No material adverse effect will have occurred after the date of the Merger Agreement;
•	Each Voting Agreement (defined below) will remain in full force and effect;
•	Holders of no more than ten percent (10%) of the outstanding shares of Common Stock will have exercised statutory dissenters’ rights; and

•	Certain conditions related to the Electro-Sensors, Inc. Employee Stock Ownership Plan and Trust (the “ESOP”) will have been satisfied.
The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions:
•	The representations and warranties of Parent and Merger Sub will be true and correct (subject to applicable materiality and other qualifications); and
•	Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement.
Additional conditions to the Merger are listed in the section entitled “The Merger Agreement – Conditions to the Merger” beginning on Page 50.
When the Merger Becomes Effective
We anticipate completing the Merger in the third quarter of 2026, subject to adoption of the Merger Agreement by our shareholders as specified herein, and the satisfaction of the other closing conditions. The Merger will be effective upon the filing of articles of merger and the acceptance of such articles of merger with the Secretary of State of the State of Minnesota (or at such later time as the Company, the Parent, and the Merger Sub may agree and specify in the articles of merger).
Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger
Based in part on the unanimous recommendation of the members of the Special Committee of independent directors that was established to evaluate and negotiate a potential transaction (which we refer to as the “Special Committee”), the board of directors of the Company (the “Board”) determined unanimously that the Merger Agreement and the Merger are advisable and are fair to, and in the best interests of, the Company and its shareholders. The Board recommends unanimously that the shareholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “The Merger – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 20. For descriptions of the fairness determinations made by the Special Committee and the Board, see “The Merger – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 20.
The result of the Merger for the Company is to enable its shareholders to receive $7.75 per share Merger Consideration in cash, representing a premium of 68.5% over the trading price for Common Stock on November 21, 2025, the date on which the Parent initially proposed to acquire the Company, and a premium of 75% over the closing trading price on April 20, 2026, the last trading day before the public announcement of the signing of the Merger Agreement. The Merger Consideration also represented premiums of approximately 75.6% and 77.7% over the 30-day and 90-day volume weighted average trading prices of the Common Stock, respectively. The Merger Consideration also represents a premium to the next highest offer received by the Company as part of the business development process undertaken by the Company.
Opinion of Financial Advisor to the Board
On April 20, 2026, Lake Street Capital Markets, LLC (which we refer to as “Lake Street”), the Board’s financial advisor, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Lake Street’s written opinion addressed to the Board dated the same date) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Common Stock (other than the Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement.
Lake Street’s opinion was directed to the Board, addressed only the fairness, from a financial point of view and as of April 20, 2026, of the Merger Consideration to be received by holders of Common Stock pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Lake Street’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lake Street in connection with the preparation of its opinion. However, neither Lake Street’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “The Merger – Opinion of Financial Advisor to the Board.”
Certain Effects of the Merger
If the conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Minnesota law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, the Common Stock, other than shares owned by the Company, Parent, Merger Sub or holders of dissenting shares, will be converted into the right to receive $7.75 per share (before giving effect to any required tax withholdings). Following the completion of the Merger, the Common Stock will no longer be publicly traded, and shareholders (other than the shareholders of Parent through their interest in Parent) will cease to have any ownership interest in the Company.
ESOP Matters
The Board will take all requisite action to amend and terminate the ESOP (the “ESOP Amendment”), subject to the closing of the Merger and effective as of and concurrent with the closing of the Merger, to convert the ESOP to a profit sharing plan and fully vest all ESOP participant account balances as of the closing date of the Merger. The pass-through voting materials distributed to ESOP participants will include this proxy statement contemplating the approval of the transactions and a summary of the ESOP Amendment.
Interests of the Company’s Directors, Officers and Certain Beneficial Owners in the Merger
In considering the recommendations of the Special Committee and of the Board with respect to the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and beneficial owners have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company generally.
These interests are discussed in more detail in the section entitled “The Merger – Interests of the Company’s Directors, Officers and Beneficial Owners in the Merger” beginning on page 33. The Special Committee and the Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the Merger.
No Solicitation
Subject to certain exceptions, from the execution of the Merger Agreement to the earlier of the termination date of the Merger Agreement and the Effective Time, the Company, its affiliates and representatives have terminated and will continue to cease any discussions or negotiations with any persons other than Parent and its representatives with respect to any Alternative Acquisition Proposal (as defined in the Merger Agreement).
The Board may effect a Recommendation Change (as defined in the Merger Agreement, which includes withholding, withdrawing or amending its recommendation in favor of the Merger or adopting, approving or recommending an Alternative Acquisition Proposal), with respect to an Alternative Acquisition Proposal only if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal (as defined in the Merger Agreement) and the failure to make such Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable law, subject to compliance with notice and other procedural requirements, including providing Parent with at least four business days’ notice and an opportunity to negotiate adjustments to the terms and conditions of the Merger Agreement.
The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement – Other Covenants and Agreements – No Solicitation” beginning on page 47.
Termination
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
•	By mutual written consent of the Company and Parent;

•
By either the Company or Parent if (i) the Effective Time has not occurred on or before July 31, 2026 (the “End Date”), provided that this termination right is not available to a party whose actions or failure to act materially contributed to the failure to satisfy the conditions on or before the End Date, subject to the right of the Company to extend such period by 30 days upon delivery of written notice if any regulatory approval remains pending; (ii) any governmental entity has enacted, issued, promulgated, entered or enforced a law or order that permanently prohibits or makes illegal the consummation of the Merger; or (iii) the Special Meeting has been held and the Company Shareholder Approval has not been obtained;

•
By the Company if (i) Parent or Merger Sub has breached any of their respective representations, warranties, covenants or agreements where such breach would result in a failure of a closing condition and cannot be cured or is not cured within applicable cure periods; or (ii) Parent fails to consummate the closing of the Merger when required and the Company has confirmed in writing that closing conditions have been satisfied; or

•
By Parent if (i) the Company has breached any of its representations, warranties, covenants or agreements where such breach would result in a failure of a closing condition and cannot be cured or is not cured within applicable cure periods; or (ii) the Board effects a Recommendation Change.

Termination Fees
Company Termination Fee.
If the Merger Agreement is terminated (i) by Parent following a Recommendation Change by the Board, or (ii) under certain circumstances involving the Company’s pursuit of an Alternative Acquisition Proposal, then the Company will pay to Parent a termination fee of $1,000,000 in cash.
Parent Expense Reimbursement.
In addition to the termination fee, if applicable, or if the Merger Agreement is terminated by Parent following certain Company breaches or failure to obtain Company Shareholder Approval, the Company will pay to Parent an amount equal to Parent’s expenses actually incurred as of the date of termination, not to exceed $300,000.
Parent Termination Fee.
If the Merger Agreement is terminated by the Company following a breach by Parent or Merger Sub, or if Parent fails to consummate the closing of the Merger when required, Parent will pay to the Company a termination fee of $1,000,000 in cash.
Specific Performance
Under certain circumstances, the Company and Parent are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity. Unless and until the Merger Agreement is validly terminated, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, without proof of actual damages and without any requirement for the posting of security.
Financing of the Merger
The consummation of the Merger is not subject to any financing conditions, and Parent intends to pay the Merger Consideration from available funds. Parent has represented to the Company in the Merger Agreement that it has, and through the closing of the Merger will have, adequate financial resources to consummate the Merger, including the payment of the Merger Consideration and any related fees and expenses.
Voting Agreements
Concurrently with the execution and delivery of the Merger Agreement, certain shareholders holding approximately 52.7% of voting shares have entered into voting agreements, pursuant to which each such shareholder agreed, subject to the terms and conditions of the applicable voting agreement (including any limitations that may be applicable under Minnesota law), to vote the shares of Common Stock beneficially owned by them in favor of the adoption of the Merger Agreement. See “Agreements Involving Common Stock – Voting Agreement” beginning on page 53.

Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws). For a more complete discussion, see “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” below.
The Special Meeting
The Special Meeting will be held at 2:00 p.m. Central Time, on July 21, 2026. The Special Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. Shareholders will have the same rights and opportunities to participate in the virtual Special Meeting as they would at an in-person meeting. You will be able to participate in the virtual Special Meeting, vote and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/ELSE2026SM. We encourage you to access the virtual Special Meeting prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. Online access to the webcast will be available starting on July 21, 2026.
Record Date and Quorum
The holders of record of our Common Stock as of the close of business on June 10, 2026 (the “Record Date”) are entitled to receive notice of and to vote at the Special Meeting. You have one vote for each share of our Common Stock that you own on the Record Date. As of the close of business on the Record Date, there were 3,532,423 shares of our Common Stock outstanding and entitled to be voted at the Special Meeting.
The holders of a majority of all shares outstanding and entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting.
Required Votes
Merger Agreement
A majority vote of all the shares of Common Stock entitled to vote at any duly constituted meeting of the shareholders is required to approve the Merger Agreement and consummate the transactions contemplated thereby, including the Merger. Failing to vote or to instruct your broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the Merger.
Compensation Payable to Named Executive Officers in Connection with the Merger; Adjournment Proposal
Approval of the compensation proposal and the adjournment proposal require a majority vote of the number of shares of Common Stock entitled to vote and represented at any meeting at which there is a quorum.
Litigation
We are not the subject of any material legal proceedings as of the date of this proxy statement and we are not aware of any material threatened litigation. As of the date of this proxy statement, no litigation relating to the Merger has been filed.
Dissenters Rights / Rights of Appraisal
If the Merger Agreement is approved by the Company’s shareholders at the Special Meeting and the Merger is consummated, shareholders of the Company who do not vote in favor of the Merger and who otherwise strictly comply with the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the “MBCA”) may be entitled to exercise dissenters’ rights and obtain payment of the “fair value” of their shares as determined in accordance with the MBCA. The rights of dissenting shareholders under the MBCA are discussed in the section entitled Dissenters Rights beginning on page C-3. Sections 302A.471 and 302A.473 of the MBCA are reproduced in their entirety as Annex C to this proxy statement. Shareholders considering exercising dissenters’ rights should carefully review Annex C and consult their own legal advisors, as failure to strictly comply with the applicable statutory procedures may result in the loss of dissenters’ rights.

If, after the Effective Time, a dissenting shareholder fails to perfect, waives, withdraws, or loses his or her right to dissent under Sections 302A.471 and 302A.473 of the MBCA, the shares held by the shareholder will be treated as if they had been converted into the right to receive the Merger Consideration.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. It is important that you also refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q.	Why am I receiving this proxy statement?
A.
On April 20, 2026, the Company entered into the Merger Agreement with Parent and Merger Sub, which provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. If the Merger is completed, each outstanding share of the Company’s Common Stock will be converted into the right to receive $7.75 in cash, without interest and subject to any required tax withholdings, except for shares with respect to which appraisal rights are properly exercised and not withdrawn or lost in accordance with applicable Minnesota law. You should read “Summary” beginning on page 1 for more information about the proposed Merger.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of our Common Stock without attending the Special Meeting and to ensure that your shares of our Common Stock are represented and voted at the Special Meeting.
You have been identified as a shareholder of the Company as of the close of business on the Record Date and are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. See below under “How do I vote?”
Q:	What will I receive in the Merger?
A:
If the Merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $7.75 in cash, without interest and before giving effect to any required tax withholdings, for each share of the Company’s Common Stock that you own. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q.	What conditions must be satisfied to complete the Merger?
A.
The Merger is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among others, (i) the adoption of the Merger Agreement by the Company’s shareholders, (ii) the absence of any law, injunction or similar order by any governmental entity that prohibits or makes illegal the consummation of the Merger, and (iii) other customary conditions, including the accuracy of representations and warranties and compliance with covenants. In addition, Parent’s obligation to complete the Merger is subject to certain additional conditions, including that the Voting Agreements remain in full force and effect, that holders of no more than 10% of the outstanding shares have exercised statutory dissenters’ rights, and that certain ESOP-related conditions are satisfied.

Under the Merger Agreement, either the Company or Parent may terminate the Merger Agreement if the Merger has not been completed on or before the End Date, provided that (i) this termination right is not available to a party whose actions or failure to act materially contributed to the failure to satisfy the conditions on or before the End Date, and (ii) the End Date may be extended by the parties under certain circumstances as described in this proxy statement. See “The Merger Agreement – Termination” beginning on page 51.
Q:	What matters will be voted on at the Special Meeting?
A:	You will be asked to vote on the following proposals:
•	to adopt the Merger Agreement;
•	to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger;

•
to approve the adjournment of the Special Meeting from time to time, to a later date or dates, if necessary or appropriate, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals, in the event the Company does not receive the requisite shareholder vote to approve such proposals or establish a quorum; and

•	to act upon other business that may properly come before the Special Meeting or any adjournment or postponement thereof.
Q:	How does the Board recommend that I vote?
A:	Based in part on the unanimous recommendation of the Special Committee, the Board recommends unanimously that our shareholders vote:
•	“FOR” the adoption of the Merger Agreement;
•	“FOR” the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger; and
•
“FOR” the proposal to adjourn the Special Meeting from time to time, to a later date or dates, if necessary or appropriate, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals, in the event the Company does not receive the requisite shareholder vote to approve such proposals or establish a quorum.

You should read “The Merger – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 20 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “The Merger – Interests of the Company’s Directors, Officers and Certain Beneficial Owners in the Merger” beginning on page 33.
Q:	What effects will the Merger have on Electro-Sensors?
A:
The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ELSE.” If the Merger is consummated, the Company will become a privately held company, wholly-owned by Parent, and its Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

Following the consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including Nasdaq.
Q:	What will happen if the Merger is not consummated?
A:
If the Merger is not consummated for any reason, our shareholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain a public company and our Common Stock will continue to be listed and traded on Nasdaq. The market price of our Common Stock may decline to the extent current market prices reflect a market assumption that the Merger will be completed. Under specified circumstances, we may be required to pay Parent and Sub a termination fee, up to a maximum of $1,000,000, plus certain transaction-related expenses of up to $300,000, if the Merger Agreement is terminated.

Q:	What will happen if shareholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger?
A:
The approval of this proposal is not a condition to the completion of the Merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that will or may be made to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is adopted by the shareholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if shareholders fail to approve this proposal.

Q.	Who is entitled to vote at the Special Meeting?
A.
All holders of shares of Common Stock as of the Record Date, which is the close of business on June 10, 2026, are entitled to vote at the Special Meeting. Each holder of shares of our Common Stock is entitled to one vote for each share of our Common Stock held on the Record Date. As of the close of business on the Record Date, there were 3,532,423 shares of our Common Stock outstanding.

Q.	What is the difference between holding shares as a shareholder of record and in “street name” as a beneficial owner?
A.
Our shareholders may hold their shares of our Common Stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in “street name.”

•
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered, with respect to those shares, the shareholder of record and this proxy statement was sent directly to you by Broadridge ICS, a third party shareholder services company. As the shareholder of record, you have the right to vote your shares at the Special Meeting or to grant your proxy directly to certain officers of the Company to vote your shares at the Special Meeting.

•
Beneficial Owner. If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares on your behalf at the Special Meeting, or you may vote your shares at the Special Meeting.

Q.	How can I attend the virtual Special Meeting?
A.
The Special Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by live webcast. You are entitled to participate in the Special Meeting only if you were a shareholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting. No physical meeting will be held.

You will be able to attend the Special Meeting via webcast and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ELSE2026SM. You also will be able to vote your shares online by attending the Special Meeting webcast. You must have your 16 Digit Control Number found on your proxy card or voting instruction form to vote or ask questions at the Special Meeting. If you do not have a 16 Digit Control Number, you can attend the Special Meeting as a guest. However, you will not be able to vote or ask questions.
To participate in the Special Meeting, you will need to review the information included on your proxy card or voting instruction form.
The virtual Special Meeting will begin promptly at 2:00 p.m. Central Time. We encourage you to access the meeting prior to the start time leaving ample time to check in.
Q.	How do I vote?
A.
You may vote your shares before the Special Meeting via the internet, by telephone, or by mail. If you vote via the internet or by telephone, you do not need to mail in a proxy card or voting instructions.

Shareholder of Record: If you hold your shares of Common Stock as a record holder, you can vote your shares without attending the Special Meeting in the following ways:
•	By Internet — Visit www.proxyvote.com before the Special Meeting. You will need to have the information contained on your proxy card available to access the website.
•	By Telephone — Dial 1-800-690-6903 and have your proxy card available when you call.
•	By Mail — Complete, sign and return the accompanying proxy card using the enclosed postage-paid envelope.
Shares Registered in Street Name: If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares without attending the Special Meeting. Your broker, bank or other nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the enclosed postage-paid envelope.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote your shares by completing and returning the proxy card or voting instruction form as promptly as possible, or by voting by telephone or via the internet, prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting if you are unable to attend.
Q.	What is the deadline for voting?
A.
If you are a shareholder of record, your proxy must be received by telephone or internet by 11:59 p.m., Eastern Time, on July 20, 2026, the day before the Special Meeting, in order for your shares to be voted at the Special Meeting. If you are a shareholder of record and you cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card by mail, your proxy card must be received before the Special Meeting for your shares to be voted at the Special Meeting.

If you hold your shares in “street name,” please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the per share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?
A:
Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the Special Meeting. If you are a shareholder of record, a proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy via the Internet, via telephone or by mail, by delivering written notice of the revocation of the proxy to the Company’s President prior to the Special Meeting, or by attending and voting at the Special Meeting. Attendance at the Special Meeting, in and of itself, will not constitute a revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.
Q.	Do I have appraisal (dissenters’) rights?
A.
If the Merger Agreement is adopted by the Company shareholders and the Merger is consummated, shareholders who do not vote in favor of the Merger proposal and who otherwise strictly comply with the applicable provisions of Section 302A.471 and 302A.473 of the MBCA may be entitled to exercise dissenters’ rights and receive payment of the “fair value” of their shares as determined in accordance with the MBCA. The statutory provisions governing dissenters’ rights are reproduced in Annex C to this proxy statement. Because the procedures are technical and time-sensitive, you should carefully review Annex C and consult your legal advisor if you are considering exercising dissenters’ rights.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?
A:
If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

The Record Date for shareholders entitled to vote at the Special Meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of Common Stock after the Record Date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the Special Meeting.
Q.	Who will count the votes?
A.	The votes will be counted by the inspector of elections appointed for the Special Meeting.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.
If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the Special Meeting.

Q.	Is the Merger expected to be taxable to U.S. shareholders?
A.
Yes. The Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences of the Merger to you. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger.”

Q.	Will I have to pay brokerage fees and commissions if the Merger is effected?
A.
If you are a holder of record of your shares of Common Stock you will not incur any brokerage fees or commissions. If you hold your shares of Common Stock in street name through a broker, bank or other nominee, your broker may charge you a fee for doing so.

Q:	Who can help answer my other questions?
A:
If you have additional questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or proxy card, please contact the Company directly at:

Electro-Sensors, Inc.
Attention: Gloria Grundhoefer
Email: ggrundhoefer@electro-sensors.com
Telephone: (952) 930-0100
You may also review the additional information described in “Where You Can Find Additional Information” below.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” and “The Special Meeting,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or a delay in the closing of the Merger;
•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement;
•
the inability to complete the Merger because of the failure to obtain the Company Shareholder Approval, the failure to satisfy conditions relating to the ESOP Trustee’s delivery of evidence of completion of the ESOP Vote and delivery of the ESOP Determination, the exercise of statutory dissenters’ rights by holders of more than ten percent (10%) of the outstanding shares of Common Stock, the occurrence of a Company Material Adverse Effect, the failure of the Voting Agreements to remain in full force and effect, or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;
•	the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the Merger;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	the risk that the Merger may not be completed within the expected timeframe or prior to the End Date, subject to the Company’s right to extend such period by 30 days in certain circumstances;
•
the restrictions on the conduct of the Company’s business during the pendency of the Merger, including the requirement to conduct business in the ordinary course, limitations on capital expenditures, indebtedness, acquisitions and other actions, and the requirement to maintain a consolidated amount of unrestricted cash and cash equivalents of at least $10,250,000, less certain permitted transaction expenses, at all times during the ten (10) business day period immediately prior to closing;

•
the effects of the non-solicitation provisions of the Merger Agreement on the Company’s ability to engage with third parties regarding alternative transactions, subject to certain exceptions for unsolicited proposals that could reasonably be expected to lead to a Superior Proposal;

•
the risk that the Company may be required to pay a termination fee of $1,000,000 and/or reimburse Parent’s expenses in an amount up to $300,000 under certain circumstances if the Merger Agreement is terminated;

•
the risk that the Voting Agreements entered into by certain shareholders may be terminated under certain circumstances, including if the Merger Agreement is amended or modified in a manner that reduces the Merger Consideration or is otherwise materially adverse to the Company’s shareholders;

•
the diversion of management’s attention and the Company’s resources from ongoing business operations during the pendency of the Merger and the incurrence of significant costs, fees and expenses relating to the Merger;

•	the risk that the Company’s stock price may decline significantly if the Merger is not completed;
•	the interests that the Company’s directors and executive officers may have in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally; and
•	other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K.
See “Where You Can Find Additional Information” beginning on page 64. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE MERGER
Background of the Merger
The terms of the Merger are the result of arm’s length negotiations between the Company and the Parent. The following chronology summarizes key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among the Board, Special Committee, members of our management, the Parent, our advisors and other parties with respect to the Merger.
Electro-Sensors has been in business since 1968 and its shares have been publicly traded on the Nasdaq stock exchange since 1981. As part of the regular and continuous evaluation of our business operations and plans, our Board and senior management regularly consider a variety of business opportunities and strategic options in a continued effort to improve the business and enhance shareholder value.
Over the past several years, the Board and management regularly evaluated the Company’s strategic direction and opportunities to enhance shareholder value. In light of industry and market conditions, our business and financial performance, our lack of material organic growth, the challenges and costs associated with operating as a public company at our small scale, the relatively limited trading volume and liquidity of our stock, and the concentration of a majority of our common stock being owned by five members of the Peterson family, our Board increasingly focused on evaluating a broad range of strategic and value-maximizing alternatives available to the Company.
As part of this process, the Board formed a business development committee comprised of independent directors and a non-voting member of management to assist in evaluating strategic opportunities and corporate development initiatives. Over an extended period of time, the committee met extensively with management and outside advisors to review and assess a variety of potential alternatives, including organic growth initiatives, strategic partnerships, acquisitions, merger opportunities, and other transactions that could enhance shareholder value.
In connection with this ongoing strategic review process, the Company engaged financial advisors at various times to assist in identifying, evaluating and assessing potential strategic opportunities and transaction structures. The Board and the business development committee also considered unsolicited inquiries received from unrelated third parties expressing interest in strategic relationships or potential transactions involving the Company. In evaluating these opportunities, the Board and the committee considered numerous factors, including strategic fit, potential value to shareholders, execution risk, financing certainty, impacts on customers and employees, and the Company’s prospects as an independent public company.
This strategic process to grow the Company and create shareholder value led to the June 13, 2022 announcement of a proposed merger with Mobile X Global, and upon the inability of the two parties to complete the Mobile X merger, subsequently continued the Company’s strategic initiative journey ultimately arriving at the recently announced proposed merger with the Parent.
On June 13, 2022, the Company issued a press release announcing a proposed merger with Mobile X Global. The proposed merger would have combined the companies into Mobile X Global, Inc., a new wireless brand, and the combined entity would continue to trade on the Nasdaq Capital Market under the ticker symbol “MOBX” upon closing of the merger, which was expected in the third quarter of 2022.
On January 30, 2023, the Company issued a press release announcing termination of the proposed Mobile X Global merger. A condition to closing of the merger transaction was the consummation of equity financing with minimum gross proceeds of $20.0 million, which the parties anticipated would be a PIPE investment (private investment in public equity). The financing necessary to consummate the merger was pursued but was not available due to difficult conditions in the financial markets, including the markets for PIPE investments.
Following the termination of the Mobile X Global Merger, the Board expanded the role of the business development committee, which subsequently functioned as the Special Committee in connection with evaluating strategic alternatives and the proposed transaction. The Special Committee consisted solely of independent directors as voting members, including Board Chairman and Nominating Committee Chair Joseph Marino, and Audit and Compensation Committee Chair Scott Gabbard, with President David Klenk participating solely in a non-voting management advisory capacity at the direction of the Special Committee. The Special Committee was authorized to independently explore and evaluate business development and other strategic alternatives for Electro-Sensors, retain legal and financial advisors, negotiate transaction terms, and determine whether any proposed transaction was advisable and in the best interests of the Company.

Management participated in portions of the strategic review process at the direction of the Special Committee in order to provide operational, financial, industry and transactional information and to assist with due diligence, transaction evaluation and negotiations. Only the independent voting members of the Special Committee participated in determining whether to recommend any proposed transaction to the Board.
On February 2, 2023, the Board held a meeting to discuss the termination of the Mobile X merger agreement, which was effective on January 30, 2023. The Special Committee was tasked with continuing to evaluate strategic alternatives.
On November 1, 2023, the Board engaged Lake Street to provide investment banking and advisory services to the Company in connection with one or more possible transactions being considered by the Company.
Throughout the remainder of 2023 and until August 2024, the Special Committee worked closely with Lake Street to identify and evaluate strategic opportunities, while also responding to incoming inquiries from parties interested in having discussions with the Company. During this process, Lake Street and the Company evaluated more than 19 potential projects. Following extensive review and analysis, the Special Committee and management determined that none of the projects under consideration was sufficiently attractive to warrant further pursuit at that time.
On August 15, 2024, after review by the Special Committee, the agreement with Lake Street was terminated.
On September 16, 2024, the Board engaged a different banker to evaluate certain strategic alternatives for the Company. The process led to the evaluation of one potential project that, upon considerable investigation, was ultimately not pursued. The agreement with such banker subsequently expired.
Throughout the remainder of 2024 and into 2025, the Special Committee continued to actively evaluate strategic alternatives and value-enhancing opportunities available to the Company. During this period, the Company received and evaluated various unsolicited inquiries and indications of interest from third parties regarding potential strategic transactions involving the Company. The process led to the receipt of multiple letters of intent (“LOIs”) and preliminary proposals from various parties, indicating their interests in a potential strategic transaction with the Company.
In connection with this ongoing strategic process, the Special Committee carefully evaluated each opportunity with the assistance of management and outside advisors, considering numerous factors including strategic fit, the potential to create shareholder value, transaction structure, execution and financing risk, regulatory constraints, possible impacts on our customer base, employees and business operations.
As the strategic review process evolved and the number of active discussions increased, in October 2025, the Company reengaged Lake Street to assist the Special Committee and the Board in organizing and managing the process, evaluating strategic alternatives and structures, and facilitating discussions with interested parties. Lake Street assisted the Company in reviewing the relative terms and transaction attributes associated with the various opportunities under consideration and in coordinating communications and negotiations with interested parties.
Over the course of this process, the Special Committee and Lake Street reviewed numerous potential strategic opportunities involving both financial sponsors and strategic counterparties. The Special Committee regularly met with management and advisors to review developments in the process, evaluate competing proposals and alternatives, and assess whether the opportunities under consideration were likely to enhance shareholder value.
Beginning in approximately 2014, representatives of Battery Ventures, a global, technology-focused private equity firm, periodically contacted the Company to discuss developments in the industrial automation sector and Battery Ventures’ interest in investments within the industrial technology and automation industries. These discussions were informal and exploratory in nature and did not involve substantive discussions regarding a potential acquisition transaction involving the Company. Over time, Battery Ventures continued to monitor developments involving the Company and the broader industrial automation market, but the parties maintained only limited intermittent contact until September 2025.
On September 10, 2025, at the request of Battery Ventures, a member of management held a call with representatives of Battery Ventures. During the call, Battery Ventures expressed for the first time a specific interest in exploring a potential transaction involving the Company, including a desire to engage in conversations regarding a potential merger. Battery Ventures discussed its investment strategy within the industrial technology sector and indicated that it believed Electro-Sensors’ business, products and customer relationships could be complementary to Battery Ventures’ broader industrial automation investment platform. Management advised Battery Ventures that any discussions regarding a potential transaction would be subject to further review and consideration by the Board and the Special Committee.

On September 29, 2025, representatives of Lake Street informed management that Battery Ventures had separately contacted Lake Street regarding a potential transaction involving the Company. Battery Ventures noted its awareness of Lake Street’s prior advisory relationship with the Company and expressed interest in discussing a potential for an all-cash, going private acquisition transaction. During these discussions, Battery Ventures explained that it had recently acquired steute Technologies GmbH & Co. KG, a Germany-based industrial automation and sensor technology business, as a part of its strategy to expand its industrial technology platform, and believed that Electro-Sensors could represent a complementary strategic addition within that platform.
On October 7, 2025, management followed up with Lake Street on their previous call regarding Battery Ventures. Management explained the Company’s previous interactions with Battery Ventures, including their newly indicated interest in acquiring the Company. Lake Street expressed their interest in representing the Company in the process, including in a financial advisory role and to provide a fairness opinion should the need arise.
On October 8, 2025, management updated the Special Committee on the recent Battery Ventures’ contact and Lake Street’s interest in representing the Company as a financial advisor for a potential transaction with Battery Ventures. The Special Committee discussed and proposed executing a non-disclosure agreement (“NDA”) with Lake Street.
On October 10, 2025, the Company signed an NDA with Lake Street to continue conversations regarding a potential relationship for financial advisory services.
On October 17, 2025, management communicated to the Special Committee regarding the status of current potential corporate development projects, and the progress on negotiations for entering into an engagement agreement with Lake Street. Further, management invited the Special Committee to forward questions and comments in advance of the full Board meeting that was scheduled to occur on October 22, 2025.
On October 22, 2025, the Board held a meeting with management to discuss recent corporate development activities and review the projects currently being evaluated. The Board discussed engaging Lake Street to evaluate potential projects and assist with the transaction process. The Board discussed specific projects that were currently under evaluation.
On October 23, 2025, management held a meeting with Battery Ventures and Lake Street to discuss Battery Ventures’ interest in the industrial technology market and their strategy to further build upon their recent acquisition of steute Technologies in Germany. Battery Ventures emphasized their desire to preserve and expand Electro-Sensors’ existing product offerings, customer relationships and industrial monitoring platform within steute’s broader automation strategy.
On October 28, 2025, the Board met to further discuss engaging Lake Street as its financial advisor in connection with the proposed transaction. The Board approved an engagement letter between the Company and Lake Street.
On October 31, 2025, management met with Lake Street to coordinate and evaluate the projects currently in process. Lake Street agreed to facilitate and coordinate the transaction process, communicate with active interested parties, and solicit final proposals. Priorities of the Company included maximizing shareholder value, appropriate transaction structure, understanding and minimizing risks, controlling expenses, considering needs of customers and employees, and the probability of closing the transaction.
During the strategic review process, the Company, with the assistance of Lake Street, evaluated multiple potential strategic opportunities involving both strategic and financial counterparties. By November 2025, discussions had narrowed to four active proposals involving differing transaction structures, strategic rationales, economics and execution profiles. The four active opportunities under consideration included:
•	a proposed all-cash acquisition transaction involving Battery Ventures and steute Technologies (“Party A”);
•	a proposed combination transaction involving a privately-held company (“Party B”);
•	a proposed combination transaction involving a privately-held company (“Party C”); and
•	a proposed all-cash strategic transaction involving an industrial industry participant (“Party D”).
The Special Committee, together with management and its advisors, evaluated the proposals based upon numerous factors, including potential value to shareholders, transaction structure, execution risk, financing certainty, expected timing, strategic fit, anticipated impact on customers and employees, regulatory considerations, and the likelihood of consummation.

During this period, Lake Street engaged in discussions with the counterparties, coordinated the exchange of information and proposals, and assisted the Company in evaluating the relative risks and benefits associated with each proposal.
Certain proposals involved significant execution uncertainties, including financing contingencies, stock consideration subject to market volatility, substantial integration complexity, or other structural risks. In contrast, the Battery Ventures proposal contemplated an all-cash transaction with no financing contingency and was supported by Battery Ventures’ existing industrial technology investment platform, including its ownership of steute Technologies.
Following additional discussions and refinement of the competing proposals, the Special Committee concluded that the Battery Ventures proposal presented the most favorable combination of shareholder value creation, transaction certainty, strategic alignment and likelihood of consummation reasonably available to the Company and its shareholders.
On December 2, 2025, management held a call with Battery Ventures and Lake Street to discuss the parties’ acceptance of the non-binding Battery Ventures proposal and agreed to proceed with additional due diligence and negotiation of a potential transaction on the basis of the non-binding proposal previously submitted by Battery Ventures. The parties discussed beginning due diligence and establishing a virtual data room to share information. Management shared a working group list of key participants with related contact information.
On December 10, 2025, management held a call with Boulay PLLP, the Company’s auditors, to discuss the accounting treatment of the Battery Ventures proposal.
On December 11, 2025, management held a meeting with Lake Street to discuss the due diligence process.
On December 17, 2025, the Board held a meeting to discuss recent activities following the signing of the non-binding Battery Ventures proposal, including due diligence and the initial drafts of the Merger Agreement.
On January 2, 2026, management held an introductory call with Martin Kunz, the incoming chief executive officer of steute Technologies.
On January 7, 2026, representatives from Battery Ventures, steute Technologies, Lake Street, and the Electro-Sensors leadership team met in Minnetonka, MN for an introductory meeting. The Battery Ventures team toured the Electro-Sensors facility and received technology demonstrations on various Electro-Sensors products. The team then convened for presentations by Battery Ventures and the Electro-Sensors team members.
On January 22, 2026, the Company acknowledged the extension of the Battery Ventures exclusivity period by 15 days until January 31, 2026, per the terms of the letter of intent. The extension was provided for in the Battery Ventures proposal and was automatic so long as the parties were working in good faith on the merger process.
On January 28, 2026, the Board held a meeting. Management provided an update on current activities related to the Battery Ventures project, including highlights from the due diligence process and an overview of the site visit on January 7, 2026. Thereafter, Holland & Hart led a discussion on legal matters associated with the proposed merger.
On January 30, 2026, the Company agreed to extend the Battery Ventures exclusivity period from January 31, 2026 to February 15, 2026 as the parties continued to engage in negotiations and transaction documentation discussions.
On February 11, 2026, management held a meeting with Holland & Hart regarding the ESOP plan. It was recommended the ESOP Trustee retain separate legal counsel to advise the Trustee on ESOP matters.
On February 13, 2026, management held an introductory call with Ms. Wendy Gilligan, candidate for ESOP Trustee counsel. The Trustee subsequently retained Gilligan Benefits Law as separate independent legal counsel to advise the Trustee on ESOP-related matters in connection with the proposed transaction.
On February 20, 2026, management held a call with Martin Kunz, the CEO of steute Technologies to discuss preliminary integration matters, including the steute integration philosophy and business tools used to assist with an effective integration.
On February 25, 2026, management held a meeting with Special Committee member Scott Gabbard to discuss the status of the Merger Agreement. Key remaining items to negotiate included required cash on hand at closing, transaction expenses, the Company’s current outstanding sales tax exposure, and transaction-related termination fees.

On February 27, 2026, management held a meeting with Special Committee member Joseph Marino to discuss the status of the Merger Agreement. Key remaining items to negotiate included the cash at closing, transaction expenses, sales tax exposure, and transaction-related termination fees.
On March 5, 2026, the Board and Special Committee held a meeting with Lake Street and Holland & Hart to discuss the status of negotiations with Battery Ventures and the drafting of the Merger Agreement. Representatives from Lake Street provided a review of the economic terms of the Agreement, and Holland & Hart discussed legal matters provided for in the Agreement. Following the discussion, the Special Committee authorized Lake Street to continue negotiating the matter with Battery Ventures, and reiterated that all remaining key terms would be considered in their entirety before agreeing to any transaction.
During the period between March 9, 2026 and March 19, 2026, management and representatives of Holland & Hart and Lake Street continued discussions and negotiations with Battery Ventures and its advisors regarding the proposed transaction, including closing cash requirements, transaction-related liabilities, allocation of transaction-related risks and other economic and contractual terms reflected in the merger agreement and related transaction documentation.
On March 19, 2026, the Board and the Special Committee met with representatives of Holland & Hart and Lake Street to review the status of negotiations with Battery Ventures. Representatives of Lake Street and Holland & Hart reiterated to the Board and the Special Committee the principal business, financial and legal considerations relating to the ongoing negotiations, including matters relating to required closing cash balances, transaction expenses and potential sales tax exposure.
The Board and the Special Committee discussed the proposed transaction in light of the financial strength of Battery Ventures, transaction certainty, the overall transaction structure, the contractual protections being negotiated and the alternatives reasonably available to the Company. During these discussions, the Board and the Special Committee directed management and its advisors to obtain improvements to the overall economic and contractual terms of the proposed transaction.
On March 31, 2026, management updated the Board and the Special Committee regarding the status of negotiations with Battery Ventures. Management and the Company’s advisors reported that the parties had reached agreement on certain transaction terms, including a minimum cash balance required to be maintained by the Company prior to closing, subject to specified adjustments for permitted transaction expenses, and the termination fee payable by Parent under certain specified circumstances.
After considering the transaction terms and the proposed merger as a whole, the all-cash consideration, the absence of any financing contingency, the certainty of the transaction, the negotiated contractual improvements and the past and current alternatives reasonably available to the Company, the Special Committee determined that the proposed transaction continued to represent the most favorable alternative reasonably available to the Company and its shareholders.
On April 1, 2026, the Special Committee held a call with the Board, Lake Street, and Holland & Hart to discuss the merger negotiations. They discussed that the parties have substantially agreed to the business terms, including the cash and expense matters, and increased termination fee due to the Company under certain circumstances. The Special Committee directed Holland & Hart to work with Battery Ventures’ counsel to finalize the Merger Agreement for review by the Special Committee.
On April 7, 2026, management distributed Voting Agreements to each Peterson shareholder and on April 19, 2026, the Board received fully executed Voting Agreements from all five Peterson shareholders.
On April 20, 2026, the Special Committee held a meeting with the Board and Holland & Hart, following the close of the Nasdaq market, to review and discuss the final draft of the Merger Agreement, including its business and legal terms. Holland & Hart reviewed in detail key elements of the Merger Agreement and answered remaining questions from the Special Committee and Board members. The parties also discussed the execution of Voting Agreements as contemplated by the Merger Agreement and the process required to move forward with executing the Merger Agreement.
On April 20, 2026, the Special Committee held a meeting with the Board, Holland & Hart, and Lake Street to discuss the pending transaction. Lake Street presented a detailed financial analysis of the transaction based upon industry-standard valuation models and answered questions from the Special Committee and the Board. Following the presentation, the Special Committee asked the Lake Street financial advisors to deliver their Fairness Opinion.

Lake Street delivered its oral opinion to the Special Committee, subsequently confirmed in writing by delivery of Lake Street’s written opinion addressed to the Board dated the same day. The Special Committee and the Board discussed the analyses presented by Lake Street, the terms of the proposed transaction, the status of negotiations and the alternatives available to the Company.
On April 20, 2026, following the delivery of the Fairness Opinion, the independent members of the Special Committee unanimously determined the Merger Agreement and transactions contemplated thereby, including the Merger, were advisable and fair to, and in the best interests of, the Company and its shareholders. Additionally, the independent members of the Special Committee recommended that the Board approve the Merger Agreement and recommend that the Company shareholders vote in favor of the Merger Agreement and the transactions contemplated thereby.
On April 20, 2026, the Special Committee and the Board members approved the Minutes of Action of the Board of Directors authorizing, among other things, the execution of the Merger Agreement by David Klenk, president of the Company. Mr. Klenk signed the Merger Agreement and forwarded it to Battery Ventures for countersignature. Countersignatures were received and the Merger Agreement was executed as of April 20, 2026.
Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger
Both the Special Committee and our Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders.
The Special Committee
The Special Committee, with the advice and assistance of its legal and financial advisors, evaluated the Merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately four years, the Special Committee and its advisors engaged in multiple discussions and communications throughout their evaluation of multiple strategic transactions. In addition to formal meetings of the Special Committee, committee members participated in frequent informal discussions, consultations with management and advisors, telephonic conferences, and electronic communications. The Special Committee’s process included both group deliberations and separate discussions between individual committee members and the Company’s President, who participated in a non-voting advisory capacity, as well as with the Company’s legal and financial advisors. Through this ongoing process, the Special Committee evaluated strategic and transaction alternatives, negotiated aspects of the proposed merger, and monitored developments relating to the transaction.
At a meeting held on April 20, 2026, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders. The Special Committee also unanimously recommended that our Board (i) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders; (ii) approve the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) resolve to recommend that the shareholders of the Company approve the adoption of the Merger Agreement and the Merger; and (iv) approve the transactions contemplated by the Merger Agreement, including the Merger, for purposes of Section 203 of the MBCA, and any and all similar applicable state statutes.
In evaluating the Merger, the Merger Agreement, and the other transactions and agreements contemplated thereby, the Special Committee consulted with its legal and financial advisors and our management, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):
•	the fact that, as a condition to the closing of the Merger, the Merger Agreement must be adopted by our shareholders, which allows for an informed vote by the shareholders on the merits of the Merger;
•
the fact that the Merger Consideration consists solely of cash, providing our shareholders with immediate liquidity and a fixed cash value upon consummation of the Merger, particularly in light of the relatively limited trading volume of our stock;

•
the extensive nature of the Company’s multi-year strategic review process, including the evaluation of numerous strategic alternatives, discussions with multiple strategic and financial counterparties, and consideration of a variety of transaction structures and strategic opportunities, which the Special Committee believed provided a meaningful basis to assess available strategic alternatives and transaction terms;

•
the Special Committee’s and the Board’s consideration of the Company’s prospects and costs as an independent public company, including the Company’s modest historical financial performance profile, the relatively static stock price, the challenges associated with increasing scale and expanding operations in a competitive industrial technology market, and the execution risks associated with pursuing the Company’s strategic objectives on a standalone basis;

•
the relatively limited public trading volume and liquidity of the Common Stock, which the Special Committee and the Board believed could limit shareholders’ ability to efficiently monetize ownership positions in the public market without adversely affecting the trading price of the Common Stock;

•
the costs, management time and administrative burdens associated with operating as a small public company, including increasing legal, accounting, compliance, governance and reporting obligations, and compensating and retaining a Board;

•
the concentration of ownership of the Company’s Common Stock among a relatively small group of long-term shareholders, including members of the Peterson family, and the Special Committee’s and the Board’s belief that the Merger would provide all shareholders with the opportunity to receive immediate liquidity and certainty of value on equal terms;

•
the Special Committee’s and the Board’s assessment that the all-cash Merger Consideration provided greater certainty of value to shareholders than alternative proposals that would require more complex transaction arrangements that could expose shareholders to additional market, financing or execution risk;

•
the Special Committee’s and the Board’s belief that the Company’s future trading price and long-term prospects as an independent public company could be adversely affected if the Company did not successfully execute on its strategic and operational objectives or if broader market and industry conditions deteriorated;

•
recent and historical market prices for our Common Stock, as compared to the Merger Consideration, including the fact that the Merger Consideration of $7.75 per share represents an approximate premium of 75% of the closing price of the day before the merger was announced;

•
based on negotiations with the Parent and the advice of its financial advisor, the Special Committee believed that further negotiations were unlikely to result in a higher price or more favorable terms;

•
the Special Committee’s and the Board’s assessment of Parent’s financial capacity and that the Merger presented greater transaction consummation certainty relative to other strategic alternatives evaluated by the Company, including in light of the all-cash structure of the transactions, the absence of any financing condition and Parent’s stated access to sufficient funds to consummate the Merger;

•
the financial analysis reviewed by Lake Street with the Special Committee as well as the oral opinion of Lake Street rendered to the Special Committee and the Board on April 20, 2026 (which was confirmed by delivery of Lake Street’s written opinion, dated April 20, 2026, to the Board) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by Company shareholders pursuant to the Merger Agreement, which financial analysis and conclusion the Special Committee represented one of several factors considered in reaching its determination. See “Opinion of Financial Advisor to the Board”;

•
the Special Committee’s review of the structure of the Merger Agreement and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

•
the limited and customary conditions to the parties’ obligations to complete the Merger, the commitment by Parent and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the Merger and the transactions contemplated thereby, including all actions necessary to obtain applicable regulatory approvals, and their agreement to pay a termination fee of up to $1,000,000 in certain circumstances;

•
subject to compliance with the Merger Agreement and prior to the time our shareholders approve the proposal to adopt the Merger Agreement, the ability of our Board (or the Special Committee) to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if our Board (or the Special Committee) determines, after consultation with outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a more favorable proposal;
•	the ability of our Board (or the Special Committee), subject to certain conditions, to change its recommendation that our shareholders adopt the Merger Agreement;
•
our ability to specifically enforce Parent’s and Merger Sub’s obligations under the Merger Agreement in certain circumstances, including their obligation to consummate the Merger, subject to certain conditions being met;

•
the Special Committee’s belief, after consultation with legal counsel, that the representations, warranties and covenants of Parent and Sub in the Merger Agreement were generally consistent with those contained in similar transactions;

•	the absence of any financing condition to Parent’s obligation to consummate the Merger, which the Special Committee and the Board viewed as enhancing transaction certainty; and
•
the availability of appraisal rights under Minnesota law to our shareholders who do not vote in favor of the proposal to adopt the Merger Agreement and comply with all of the required procedures under Minnesota law, which provides those eligible shareholders with an opportunity to have a Minnesota court determine the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the Merger Agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to support the fairness of the Merger. The Special Committee believes the following factors support its determinations and recommendations and provide assurance of the fairness of the Merger to the Company’s minority shareholders:
Process of the Special Committee
The Special Committee consists of two voting independent directors and a nonvoting member and was authorized to retain advisors and to determine whether to proceed with a transaction and, if a decision was made to proceed, to review and negotiate any such transaction. Moreover, our Board resolved that it would not approve or authorize a potential transaction involving the Company without the prior favorable recommendation of the Special Committee. The Special Committee, management and its advisors engaged in numerous discussions and communications throughout their evaluation of the proposed Merger. In addition to formal meetings of the Special Committee, committee members participated in frequent informal discussions, consultations with management and advisors, telephonic conferences, and electronic communications. The Special Committee’s process included both group deliberations and separate discussions between individual committee members and the Company’s President, who participated in a non-voting advisory capacity, as well as with the Company’s legal and financial advisors. Through this ongoing process, the Special Committee evaluated strategic and transaction alternatives, negotiated aspects of the proposed merger, and monitored developments relating to the transaction.
Opinion of Financial Advisor to the Board
The receipt by the Board and the Special Committee of the Lake Street opinion, dated April 20, 2026, as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by shareholders of the Company pursuant to the Merger Agreement, which opinion was based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as further described in the section entitled “The Merger – Opinion of Financial Advisor to the Board” beginning on page 24.
Terms of the Merger Agreement
The terms and conditions of the Merger Agreement, including that the Company’s ability to terminate after the End Date if the Merger Agreement has not occurred prior to such date, unless otherwise extended by 30 days under certain circumstances, provided that this termination right is not available to a party whose actions or failure to act materially contributed to the failure to satisfy the conditions on or before the End Date, was viewed by the Special Committee as providing an outside date after which the Company would no longer remain bound by the transaction.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):
•
the fact that, subsequent to completion of the Merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our shareholders from participating in any value creation the business could generate, as well as any future appreciation in our value;

•
the fact that we would be obligated to pay a termination fee of $1,000,000 under certain circumstances and reimburse Parent’s and Merger Sub’s expenses in an amount up to $300,000 under other circumstances, including the impact of such payment on the willingness of other potential acquirers to propose alternative transactions, although our Special Committee believed that such payment was reasonable and customary and were not expected by the Special Committee to preclude a serious and financially capable potential acquirer from submitting a proposal to acquire the Company following the announcement of the Merger;

•
the fact that we will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an Alternative Acquisition Proposal (however, we will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if our Board or an independent committee of the Board (including the Special Committee) determines in good faith that such proposals would reasonably be expected to lead to more favorable proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement and, if the Board or Special Committee determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

•
the fact that Parent’s and Merger Sub’s obligations to consummate the Merger are subject to certain conditions, including that the total number of dissenting shares does not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the certificate of merger, and the possibility that such conditions may not be satisfied, including as a result of events outside our control;

•	the fact that if the Merger is not consummated:
•
our directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of our continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and
•	the trading price of our Common Stock would likely materially decrease;
•
the potential negative effect of the pendency of the Merger on our business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of our management might choose not to remain employed with the Company prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•
the fact that under the terms of the Merger Agreement, we have agreed that we will conduct our business in the ordinary course consistent with past practices and use our reasonable best efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our current officers and key employees, and that subject to Parent’s consent, we will not take a number of specific actions related to the conduct of our business and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

•
the fact that our directors and officers may receive certain benefits that are different from, and in addition to, those of our other shareholders, as described in “The Merger – Interests of the Company’s Directors, Officers and Executive Officers in the Merger” beginning on page 33;

•	the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and
•	the fact that the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes.

The Special Committee concluded that the potential benefits that it expected the Company shareholders would achieve as a result of the Merger outweighed the risks and potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Special Committee based its recommendation on the totality of the information presented. Accordingly, the Special Committee has decided that it is in the best interest of the Company and the Company’s shareholders to undertake the Merger transaction at this time for the reasons described above.
The foregoing discussion of the information and factors considered by the Special Committee is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 13.
Recommendation of the Board
The Board consists of four directors. On April 20, 2026, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board on behalf of the Company:
•	determined unanimously that the Merger Agreement and the Merger are advisable and are fair to, and in the best interests of, the Company and its shareholders;
•	approved unanimously the Merger Agreement and the Merger; and
•	resolved unanimously to recommend that the Company’s shareholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.
The Board recommends unanimously that you vote “FOR” the adoption of the Merger Agreement.
Our Board believes, based on its considerations of the factors described above, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to the Company and its shareholders. In adopting the Special Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its shareholders, our Board consulted with outside financial and legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee’s analyses and conclusions in their entirety.
Opinion of Financial Advisor to the Board
Pursuant to an engagement letter dated October 29, 2025, Electro-Sensors retained Lake Street Capital Markets, LLC, or Lake Street, to render an opinion to the Board of Electro-Sensors as to the fairness, from a financial point of view, to Electro-Sensors of the per share consideration to be received by holders of Electro-Sensors’ common stock in the Merger. In selecting Lake Street, Electro-Sensors considered, among other things, Lake Street’s qualifications, expertise, reputation, and knowledge of Electro-Sensors’ business and the industry in which it operates.
On April 20, 2026, at a special meeting of the Board of Electro-Sensors, Lake Street delivered its oral opinion, subsequently confirmed by delivery of Lake Street’s written opinion addressed to the Board of Electro-Sensors dated April 20, 2026, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be paid by Parent to the holders of Electro-Sensors’ common stock (other than the Parent, Merger Sub and their respective affiliates) pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to such holders of Electro-Sensors’ common stock.
The full text of Lake Street’s written opinion, dated April 20, 2026, is attached to this Proxy Statement as Annex B and is incorporated by reference herein. Shareholders of Electro-Sensors are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Lake Street in rendering its opinion. The analyses performed by Lake Street should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration was fair. The opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to Electro-Sensors, as of the date of the opinion, and does not address Electro-Sensors’ underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger. Lake Street’s opinion was directed to the Board of Electro-Sensors in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, Lake Street conducted such analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary. Lake Street, among other things:
•	reviewed the financial terms and conditions as set forth in the substantially final draft of the Merger Agreement;
•
reviewed certain publicly available business and financial information relating to Electro-Sensors that Lake Street deemed relevant, including certain information in Electro-Sensors’ audited financial statements for the years ended December 31, 2024 and 2025 and interim unaudited financial statements, including for the first quarter of 2026;

•	held discussions with members of management of Electro-Sensors regarding the business, operations, financial condition and future prospects of Electro-Sensors;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Electro-Sensors made available to Lake Street by management of Electro-Sensors, including financial projections prepared by management of Electro-Sensors for future fiscal periods (the “Projections”);

•
analyzed public information with respect to certain other companies in lines of business that Lake Street believes to be comparable to Electro-Sensors, in whole or in part, which included an examination of current public market prices and resulting financial statistics;

•
reviewed the financial terms, to the extent publicly available, of certain other mergers involving the acquisition of companies Lake Street believes to be comparable to Electro-Sensors, in whole or in part;

•	conducted such other financial studies, analyses and inquiries and such other information as Lake Street deemed appropriate;
•	performed a discounted cash flow analysis of Electro-Sensors on a standalone basis based on the Projections; and
•	performed other research and analysis and considered such other factors as we deemed appropriate.
Lake Street relied upon and assumed, without independent verification, upon the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Lake Street or discussed with or reviewed by or for Lake Street by Electro-Sensors. Lake Street further assumed that management of Electro-Sensors was not aware of any information or facts that would make any information provided to Lake Street incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Lake Street’s Opinion, Lake Street assumed that with respect to financial forecasts, estimates and other forward-looking information (including, without limitation, the Projections) discussed with and reviewed by Lake Street, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Electro-Sensors as to the expected future results of operations and financial condition of Electro-Sensors and did not evaluate or otherwise test such financial forecasts, estimates and other forward-looking information or the underlying assumptions. Lake Street expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.
The internal management projections provided by Electro-Sensors to Lake Street in connection with Lake Street’s analysis of the Merger were not prepared with a view toward public disclosure. These internal management projections were prepared by management of Electro Sensors and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such internal management projections.

In connection with its opinion, Lake Street assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Lake Street. Lake Street’s opinion did not address any legal, regulatory, tax or accounting issues.
In arriving at its opinion, Lake Street also assumed that the final executed form of the Merger Agreement would be in all material respects identical to the latest draft reviewed by it. Lake Street relied upon and assumed, without independent verification, (i) the representations and warranties of each Party set forth in the Merger Agreement and all related documents and instruments that are referred to therein were true and correct, (ii) all of the covenants and agreements required to be performed pursuant to the Merger Agreement would be fully and timely performed, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendment of any term or condition thereof the effect of which would be in any way meaningful to Lake Street’s analysis, and (iv) all conditions to the consummation of the Merger would be satisfied without waiver of any conditions or obligations thereunder the effect of which would be in any way meaningful to Lake Street’s analysis. Additionally, Lake Street assumed, without independent verification, that (a) the Merger will be consummated in a manner that complies within respects with all applicable international, federal and state statutes, rules and regulations, and (b) all the necessary regulatory approvals and third-party consents required for the consummation of the Merger will be obtained in a manner that will not adversely affect Electro-Sensors or the contemplated benefits of the Merger to Electro-Sensors.
In arriving at its opinion, Lake Street did not perform any appraisals or valuations of the assets or liabilities (fixed, contingent, or other) of Electro-Sensors, and was not furnished or provided with any such appraisals or valuations, nor did Lake Street evaluate the solvency of Electro-Sensors under any state or federal law relating to bankruptcy, insolvency, or similar matters. Without limiting the generality of the foregoing, Lake Street undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Electro-Sensors is a party or may be subject, and at Electro-Sensors’ direction and with its consent, Lake Street’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
Lake Street’s opinion was necessarily based upon information available and facts and circumstances existing as of the date of the opinion, and events occurring after such date could materially affect the assumptions used in preparing the opinion. Lake Street did not express any opinion as to any change in the price at which shares of Electro-Sensors’ common stock may trade following announcement of the Merger or at any time thereafter. Lake Street did not undertake to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of the opinion and has no obligation to update, revise or reaffirm its opinion.
Lake Street’s opinion addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Electro-Sensors’ common stock (other than the Parent, Merger Sub and their respective affiliates) in connection with the Agreement and Lake Street expressed no opinions as to the fairness of any consideration paid in connection with the Merger Agreement to creditors or other constituencies of Electro-Sensors or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Lake Street’s opinion did not constitute a recommendation that Electro-Sensors should complete the Merger. Lake Street was not requested to opine as to, and Lake Street’s opinion did not in any manner address, the relative merits of the Merger in comparison to any alternatives to the Merger, Electro-Sensors’ underlying decision to proceed with the Merger, or any other aspect of the Merger, or alternatives to the Merger available to Electro-Sensors.
Consistent with applicable legal and regulatory requirements, Lake Street has adopted policies and procedures designed to establish and maintain the independence of its research departments and personnel. As a result, Lake Street’s research analysts may hold views, make statements or investment recommendations, and/or publish research reports with respect to Electro-Sensors and the Merger that differ from the views of its investment banking personnel.
Lake Street, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and other valuation assignments for corporate and other purposes. Lake Street will receive a fee from Electro-Sensors for rendering its opinion, which is not contingent upon the consummation of the Merger. In addition, Electro-Sensors has agreed to reimburse Lake Street for certain expenses and to indemnify Lake Street against certain liabilities that may arise in connection with its engagement. In the ordinary course of its business, Lake Street and its affiliates may actively trade the securities of Electro-Sensors for their own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. Except as described above, Lake Street has not had any material relationship with, or received any payments from, Electro-Sensors or its affiliates during the two years preceding the date of the opinion. In the future, Lake Street may seek to provide financial advisory and other investment banking services to Electro-Sensors for which Lake Street would expect to receive compensation.
Lake Street’s opinion was furnished pursuant to an engagement letter dated October 29, 2025. The opinion was addressed to the Board of Electro-Sensors for its use in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to the shareholders of Electro-Sensors. The opinion was approved for issuance by the Lake Street Capital Markets, LLC Fairness Opinion Committee.
Summary of Material Financial Analysis
The following is a summary of the material financial analyses performed by Lake Street and reviewed by the Board of Electro-Sensors in connection with Lake Street’s opinion relating to the Merger and does not purport to be a complete description of the financial analyses performed by Lake Street. The rendering of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Accordingly, this summary does not purport to be a complete description of the analyses performed by Lake Street or of its presentation to the Board of Electro-Sensors on April 20, 2026. The order of the analyses described below does not represent the relative importance or weight assigned to those analyses by Lake Street. Certain of the summaries of the financial analyses include information presented in tabular format; such tables must be read together with the accompanying text and do not, by themselves, constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Lake Street’s financial analyses.
In performing its analyses, Lake Street made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Electro-Sensors or any other parties to the Merger Agreement. Lake Street does not assume any responsibility if future results differ materially from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those set forth below. The analyses performed by Lake Street are not necessarily indicative of actual values or future trading prices, and the analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold.
Selected Publicly Traded Comparable Companies
To assess how the public market values shares of publicly traded companies similar to Electro-Sensors, Lake Street reviewed and compared certain financial information relating to Electro-Sensors with selected companies that, in the exercise of its professional judgment and based on its knowledge of the industry, Lake Street deemed relevant. Although none of the selected companies is identical to Electro-Sensors, Lake Street selected these companies because they have publicly traded equity securities and were deemed to be similar in one or more respects, including the nature of their business, size and financial performance. The selected comparable companies were:

Company	Ticker
Vishay Precision Group, Inc.	NYSE:VPG
CTS Corporation	NYSE:CTS
Cohu, Inc.	NasdaqGS:COHU
Badger Meter, Inc.	NYSE:BMI
Itron, Inc.	NasdaqGS:ITRI
Novanta Inc.	NasdaqGS:NOVT
Mirion Technologies, Inc.	NYSE:MIR
Ralliant Corporation	NYSE:RAL
Sensata Technologies Holding plc	NYSE:ST

Lake Street obtained financial metrics and projections for the selected companies from publicly available sources, including the SEC EDGAR database and S&P Capital IQ (“Capital IQ”). In its analysis, Lake Street derived and compared multiples for Electro-Sensors and the selected companies, calculated as follows:
•	total enterprise value (“TEV”), as a multiple of estimated EBITDA for calendar year 2026 (“CY 2026E”);
•	TEV as a multiple of estimated EBITDA for calendar year 2027 (“CY 2027E”), and
•	TEV as a multiple of estimated EBITDA for calendar year 2028 (“CY 2028E”).
TEV refers to market capitalization plus total debt, preferred stock and any minority interest, less cash and short-term equivalents (as calculated by Capital IQ). EBITDA refers to earnings before interest, taxes, depreciation and amortization. This analysis indicated the following:

Financial Multiple	25th Percentile	Median	Average	75th Percentile
2026E TEV / EBITDA	11.9x	14.6x	15.0x	19.1x
2027E TEV / EBITDA	10.8x	13.3x	13.6x	16.8x
2028E TEV / EBITDA	8.2x	11.8x	11.0x	13.5x

No company used in the comparable company analysis is identical to Electro-Sensors. In reviewing this analysis, Lake Street also considered, among other things, the relative comparability of the selected companies to Electro-Sensors. Based upon the foregoing and applying its professional judgment, Lake Street selected representative ranges based on the 25th to 75th percentiles for each metric. Lake Street then applied the respective representative ranges to estimated EBITDA for calendar years 2026 through 2028 for Electro-Sensors to derive ranges of implied enterprise value. The resulting enterprise value ranges were then converted to implied equity values and corresponding implied share price ranges. A summary of these implied share price ranges is shown in the table below:

Financial Multiple	Representative Range	Implied Share Price
2026E TEV / EBITDA	11.9x – 19.1x	$5.35 – $6.82
2027E TEV / EBITDA	10.8x – 16.8x	$5.83 – $7.43
2028E TEV / EBITDA	8.2x – 13.5x	$5.53 – $7.21

In evaluating the financial multiples of the selected companies, Lake Street made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, Lake Street’s comparison of the selected companies to Electro-Sensors and its analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgment regarding differences in financial and operating characteristics and other factors that could affect the relative value of Electro-Sensors.
Selected Precedent Transactions Analysis
Lake Street performed a selected precedent transactions analysis, which is designed to estimate the value of a company based on the publicly available financial terms of selected transactions that share certain characteristics with the Merger. Lake Street reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed relevant to its analysis based on the following criteria: (i) the target company operated in the industrial sensing, measurement and instrumentation sectors, (ii) the transaction had an implied enterprise value of less than $1.0 billion, (iii) the transaction closed since January 1, 2020 and had publicly available financial terms, and (iv) the acquisition did not involve a minority interest. In its analyses, Lake Street did not intentionally exclude any transactions that met the foregoing criteria, and the selected transactions reflect available data and its professional judgment.

In its analysis, Lake Street compared implied purchase price multiples observed in the selected transactions. Where applicable, implied valuations were discounted to present value based on Lake Street’s estimated cost of capital. Lake Street reviewed the following precedent transactions:

Date Closed	Target	Buyer
Jan-25	SmartCover Systems	Badger Meter
Nov-24	Iteris	Almaviva
May-24	The L.S. Starrett Company	MiddleGround Management
Apr-24	Red Lion Controls	HMS Networks
Sep-23	MicroStrain	Spectris Limited
Dec-22	Magnasphere	discoverIE Group
Nov-22	Durex Industries	Spirax Group
Jul-22	OMEGA Engineering	Dwyer Instruments
Jul-21	Bacharach	MSA Safety
Jun-21	Diversified Technical Systems	Vishay Precision Group
Jun-21	TEGAM	Advanced Energy Industries
Jan-21	Analytical Technology	Badger Meter
Dec-20	Perceptron	Atlas Copco

For each precedent transaction listed above, using publicly available company filings, S&P Capital IQ and press releases, Lake Street calculated TEV multiples based on the target company’s last twelve months (“LTM”) EBITDA as of the closing date. From this analysis, Lake Street derived the 25th and 75th percentile multiple ranges for the selected precedent transactions. These multiples were then applied to Electro-Sensors’ estimated EBITDA for calendar years 2026 through 2028 to derive ranges of implied enterprise value. The resulting enterprise value ranges were then discounted to present value using a discount rate based on Electro-Sensors’ estimated weighted average cost of capital, derived from an analysis of comparable company data. The resulting present value ranges were then converted to implied equity values and corresponding implied share price ranges. The resulting multiple ranges and respective implied share price ranges are set forth in the following table:

Financial Multiple	Representative Range	Implied Share Price
2026E TEV / EBITDA	4.8x – 18.7x	$3.76 – $6.29
2027E TEV / EBITDA	4.8x – 18.7x	$3.85 – $6.64
2028E TEV / EBITDA	4.8x – 18.7x	$3.85 – $6.62

Lake Street noted that, although the selected transactions were used for comparison purposes, no target company in the selected transactions was identical or directly comparable to Electro-Sensors’ business. Accordingly, Lake Street’s comparison of the selected transactions to Electro-Sensors and its analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved complex considerations and professional judgment regarding differences in financial and operating characteristics and other factors that could affect the relative value of Electro-Sensors.
Discounted Cash Flow Analysis
Lake Street conducted an illustrative discounted cash flow analysis for Electro-Sensors on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of Electro-Sensors. Lake Street calculated a range of implied enterprise values for Electro-Sensors based on forecasts of future unlevered free cash flows for the period from January 1, 2026 through calendar year 2028 provided by management of Electro-Sensors. Lake Street calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization and stock-based compensation expense, less the amount of any increase or plus the amount of any decrease in net working capital and less capital expenditures) for Electro-Sensors for such period.
For purposes of its discounted cash flow analysis, Lake Street calculated a terminal value for Electro-Sensors as of the end of calendar year 2028 by applying a range of terminal LTM EBITDA multiples of 4.8x to 18.7x, selected based on Lake Street’s experience and professional judgment after consideration of the precedent M&A transaction multiples, to Electro-Sensors’ projected EBITDA for calendar year 2028. In addition, Lake Street considered a terminal value based on a perpetuity growth method by applying a range of perpetual growth rates of 2.0% to 4.0%, selected based on Lake Street’s experience and professional judgment and consistent with long-term nominal U.S. GDP growth, to the terminal year unlevered free cash flows.
These unlevered free cash flows and terminal values were then discounted to their respective present values as of April 20, 2026 using a range of discount rates of 16.3% to 22.3% (selected based on Lake Street’s professional judgment and derived from an analysis of Electro-Sensors’ estimated weighted average cost of capital using comparable company data) to calculate a range of implied enterprise values for Electro-Sensors. The implied enterprise values were then converted to implied equity values by adding net cash and dividing by fully diluted shares outstanding to derive implied share price ranges. From this analysis, Lake Street derived the 25th and 75th percentiles for the values produced from the discounted cash flow analysis set forth in the following table:

Financial Multiple	Representative Range	Implied Share Price
Terminal EBITDA Multiple	4.8x–18.7x	$4.13–$7.16
Perpetual Growth	2.00%–4.00%	$3.59–$3.66

Lake Street noted that the median value of the median implied share prices for each of the valuation methodologies described above was $5.03 per share (the “Median of LSCM Valuation Methodologies for Electro-Sensors”).
Summary
Lake Street noted that the closing price of Electro-Sensors’ common stock on April 20, 2026 was $4.43 per share. Lake Street also noted that the consideration to be received by Electro-Sensors’ shareholders in the Merger of $7.75 per share represented a seventy-five percent (75%) premium to such trading price. Finally, Lake Street observed that the $7.75 per share consideration was above all the ranges of implied share prices derived from the valuation methodologies described above, including the median of all Lake Street valuation methodologies of $5.03 per share.
General
The summary of material financial analyses set forth above does not purport to be a complete description of the analyses performed by Lake Street, but summarizes the material analyses performed by Lake Street in rendering its opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Lake Street believes that its foregoing analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors considered by Lake Street, could create an incomplete view of the processes underlying its analyses and opinion. In arriving at its opinion, Lake Street considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Lake Street made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Lake Street’s view of the actual value of Electro-Sensors.
As described above, Lake Street’s opinion was only one of many factors considered by the Board in its determination to approve the Merger.
Lake Street is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of its business, Lake Street and its affiliates may acquire, hold or sell, for their own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Electro-Sensors and other parties to the Merger and, accordingly, may at any time hold long or short positions in such securities. Lake Street and its affiliates may in the future provide investment banking and other financial services to the parties to the Merger for which Lake Street would expect to receive compensation.
Lake Street is acting as financial advisor to the Special Committee and the Board of Electro-Sensors in connection with the Merger. Pursuant to its engagement letter with Lake Street, Electro-Sensors has agreed to pay Lake Street a fixed fee in the amount of $175,000 upon the delivery of its fairness opinion to the Board of Electro-Sensors. The fairness opinion fee is not contingent upon the consummation of the Merger. Such fee was determined by Lake Street and proposed to Electro-Sensors. In addition, Electro-Sensors has agreed to indemnify Lake Street against certain liabilities that may arise out of its engagement and the rendering of its opinion.

Certain Effects of the Merger
If the Merger Agreement is approved by the required vote of the Company’s shareholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Minnesota law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.
Upon consummation of the Merger:
•
each share of Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares owned by Parent and Merger Sub, shares owned by the Company as treasury stock and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes;

•
each Company RSU outstanding immediately prior to the Effective Time of the Merger will become fully vested, and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration, less applicable withholding taxes; and

•
each Company Option outstanding immediately prior to the Effective Time of the Merger will become fully vested, and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration less the applicable exercise price per share, less applicable withholding taxes;

Following the Merger, the entire equity in the surviving corporation will ultimately be owned by the Parent. If the Merger is completed, the Parent will be the sole beneficiary of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, the Parent will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger.
A primary benefit of the Merger to the Company’s shareholders will be the right of such shareholders to receive the Merger Consideration as described above, representing a premium of approximately 75% over the trading price for Common Stock on April 20, 2026, the last trading day prior to the announcement of the Merger. Additionally, such shareholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value.
The primary detriments of the Merger to such shareholders include the lack of interest of such shareholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our shareholders who surrender shares of the Common Stock in the Merger. See “Material U.S. Federal Income Tax Consequences of the Merger” below.
Following the Merger, the Company will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. It is estimated that the Company will save approximately $700,000 per year as a result of no longer being a public company.
The primary detriments of the Merger to the Parent include the fact that all of the risk of any possible decrease in the Company’s earnings, growth or value following the Merger will be borne by Parent. Additionally, the investment by the Parent in the Company will not be liquid, with no public trading market for such securities.
The shares of Common Stock are currently registered under the Exchange Act and are quoted on the Nasdaq Capital Market under the symbol “ELSE.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its shares. After the Merger, the shares of Common Stock will cease to be quoted on the Nasdaq Capital Market and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated.
Projected Financial Information
Financial projections prepared by management were made available to the Board, the Special Committee, and the Special Committee’s advisors. The Special Committee directed the Special Committee’s financial advisor to use and rely on the financial projections and other financial and business information summarized below for purposes of its financial analyses and opinion summarized under “Opinion of Financial Advisor to the Board.” Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but because these financial projections and forecasts were made available to the Board, the Special Committee and the Special Committee’s advisors. No person has made or makes any representation to any shareholder regarding the information included in these financial projections or forecasts.
These financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 13, many of which are difficult to predict, are subject to economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected.
The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies, the published guidelines of the SEC regarding financial projections and forecasts, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Boulay PLLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither Boulay PLLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company considers such financial projections or forecasts to be necessarily predictive of actual future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholder of the Company regarding the information included in the financial projections and forecasts discussed below.

	Fiscal Year
	Actual	Actual
($’s in thousands)	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027	FY 2028
Net Sales	$8,555	$9,373	$10,100	$11,200	$12,350	$13,500
Cost of Goods Sold	$4,310	$4,791	$5,028	$5,407	$5,955	$6,507
Gross Profit	$4,245	$4,582	$5,072	$5,793	$6,395	$6,993
Operating Income (Loss)	$(28)	$(4)	$242	$621	$857	$1,046
Net Income	$275	$446	$457	$756	$942	$1,092
Depreciation Expense	$94	$92	$126	$126	$126	$120
EBITDA*	$66	$88	$368	$747	$983	$1,166
Pro Forma Adjustments(1)	$697	$848	$916	$872	$893	$880
Pro Forma EBITDA*	$763	$936	$1,284	$1,619	$1,876	$2,046

*	Non-GAAP financial measure
(1)
Pro Forma Adjustments reflect the removal of estimated public company costs (including board compensation, D&O insurance, audit costs, legal costs, Nasdaq/filing fees, SEC filing software, proxy costs, press release costs, and transfer agent fees), non-cash stock compensation related to public company status, and certain non-recurring items, as if the Company were operating as a private company (the “Public Company Costs”).

In preparing the foregoing financial projections, the Company made a number of assumptions including, among other things, growth in net sales driven by organic demand in the Company’s core industrial monitoring and process control markets, expansion of international sales and distribution channels, gross profit margins remaining generally consistent with recent historical levels, but dramatically different than past performance, and operating expenses growing at a rate consistent with the Company’s estimated investments in sales and marketing, research and development, and administrative infrastructure to support anticipated revenue growth.
Supplemental Disclosures Regarding Non-GAAP Financial Information
This proxy statement includes references to EBITDA and Pro Forma EBITDA, which are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for, financial measures calculated in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of items that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered with, and not as an alternative to, GAAP basis financial measures.
As required by the SEC in accordance with Regulation G, we are providing in the table below a reconciliation of the most closely comparable GAAP financial measure, Net Income, to each of EBITDA and Pro Forma EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Pro Forma EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and Public Company Costs.

($’s in thousands)	Actual FY 2023	Actual FY 2024
Net Income	$275	$446
Interest	$(406)	$(440)
Income Taxes	$103	$(10)
Depreciation and Amortization	$94	$92
EBITDA	$66	$88
Public Company Costs	$697	$848
Pro Forma EBITDA	$763	$936

A reconciliation of EBITDA and Pro Forma EBITDA to the corresponding GAAP financial measure is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP.
Because of the forward-looking nature of the projections, actual quantification of the amounts needed to reconcile the non-GAAP financial measures to the associated GAAP financial measures involved substantial hypothetical and unverifiable assumptions. The reconciliation above was not provided to, reviewed by or relied on by the Company, the Special Committee, the Peterson Family or any of their representatives or advisors and is only being provided in this proxy statement to comply with SEC disclosure requirements.
Financing
The consummation of the Merger is not subject to any financing conditions, and Parent intends to pay the Merger Consideration from available funds. Parent has represented to the Company in the Merger Agreement that it has, and through the closing of the Merger will have, adequate financial resources to consummate the Merger, including the payment of the Merger Consideration and any related fees and expenses.
Interests of the Company’s Directors, Officers and Executive Officers in the Merger
In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as shareholders of the Company, certain of the Company’s directors, officers and certain beneficial owners have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making its recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of the Company that the Merger Agreement be adopted. See “The Merger – Background of the Merger” beginning on page 15, and “The Merger – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 20.

All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Merger apart from those of shareholders generally. These interests include:
•
Concentrated Voting Control and Voting Agreements. In connection with the execution of the Merger Agreement, certain shareholders of the Company entered into Voting Agreements with Parent, pursuant to which each such shareholder agreed to vote all shares of Common Stock beneficially owned by such shareholder in favor of the approval and adoption of the Merger Agreement and the Merger. The shareholders who entered into the Voting Agreements include (i) David L. Klenk, our President, CEO, CFO and director, (ii) all of the directors on the Board, and (iii) members of the Peterson family, who own a majority of our common stock. Pursuant to such Voting Agreements, shareholders owning approximately 52.7% of the required vote, as of the Record Date, have agreed to vote in favor of each of the proposals recommended by our Board.

•
Equity Awards. As of the Record Date, (i) David Klenk held 25,000 Company Options and 21,000 Company RSUs; and (ii) each of the non-employee directors, Joseph A. Marino, Scott A. Gabbard, and Jeffrey D. Peterson, held 25,000 Company Options and 10,500 Company RSUs. At the Effective Time, each outstanding Company Option will be fully vested and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $7.75 per share less the exercise price applicable to such Company Option, subject to any required withholding of taxes. At the Effective Time, each outstanding Company RSU will be fully vested and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Common Stock underlying such Company RSU by (B) $7.75, the Merger Consideration, subject to any required withholding of taxes.

•	Retention Awards. Our executive officer, David Klenk, may receive a cash retention bonus in the amount of $105,000 in connection with agreeing to continued service until closing of the Merger.
•
Indemnification; Insurance. Directors and officers will be indemnified and covered by insurance purchased by the Company pursuant to the Company’s bylaws and the Merger Agreement, as described below under “Indemnification; Insurance.”

•	Compensation for members of the Special Committee. As members of the Special Committee, such individuals will receive the compensation described below under “Compensation of the Special Committee.”
The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below.
Voting Agreements
In connection with the execution of the Merger Agreement, certain shareholders of the Company entered into voting agreements with Parent, dated as of April 20, 2026 (the “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such shareholder agreed, subject to the terms and conditions of the applicable voting agreement (including any limitations that may be applicable under Minnesota law), to vote the shares of Common Stock beneficially owned by them in favor of the adoption of the Merger Agreement. See “Agreements Involving Common Stock – Voting Agreement” beginning on page 53.
Transaction Retention and Service Compensation Pool
The Merger Agreement includes as a transaction expense potential transaction retention and service compensation payments in an aggregate amount not to exceed $195,000. This compensation pool may be paid to certain employees of the Company, which may include executive officers, and the independent directors of the Special Committee.
Indemnification; Insurance
The Company’s bylaws provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers in accordance with Minnesota Statutes, Section 302A.521. In addition, pursuant to the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement – Other Covenants and Agreements – Indemnification; Directors’ and Officers’ Insurance” on page 49.

Compensation of the Special Committee
The Special Committee consists of two independent members of the Board, Scott Gabbard and Joseph A. Marino, as well as David Klenk, a member of management serving as a nonvoting member. Only the non-employee directors received compensation for their service on the Special Committee.
The Board periodically reviews and approves compensation arrangements for non-employee directors for committee service. During 2025 and 2026, non-employee directors received cash compensation for Board service and additional amounts for service on Board committees. For 2025 and 2026, the Board approved quarterly cash compensation for committee service. Non-employee members of the Business Development Committee, which functioned as the Special Committee, received quarterly retainers of $3,000.
The Business Development Committee, which functioned as the Special Committee in connection with the Company’s evaluation of strategic alternatives, was actively engaged over an extended period of time in reviewing and evaluating a variety of opportunities intended to maximize shareholder value, including potential strategic transactions, financing and business combination opportunities, and the negotiation and evaluation of the Merger. Members of the Business Development Committee participated in numerous meetings, discussions and communications with management and the Company’s legal and financial advisors in connection with these activities. See “The Merger – Process of the Special Committee.”
In connection with the increased time commitments and responsibilities associated with strategic initiatives and committee activities during 2025, the Board approved a special payment of $14,000 to Scott Gabbard pursuant to a written action effective January 1, 2025, which payment was made in April 2025. For participation in the Business Development Committee, Scott Gabbard and Joseph Marino received a total of $26,000 (which includes the special payment) and $12,000, respectively, for 2025, and each of Scott Gabbard and Joseph Marino received $3,000 for the first quarter of 2026.
In connection with the Company’s Merger, the Compensation Committee also awarded one-time cash bonuses of $25,000 to two independent directors, Joseph Marino and Scott Gabbard, in recognition of their extraordinary efforts and time commitment relating to the transaction. The Committee believed that the awards were reasonable and appropriate in light of the directors’ significant involvement in the transaction process and their service to the Company. These awards were made on a discretionary, one-time basis and were not made pursuant to the Company’s ordinary Special Committee director and committee compensation arrangements.
In reviewing and approving the compensation structure for committee service, the Board, including the independent directors, considered the anticipated and actual time commitments, responsibilities and workload associated with committee service and strategic review activities, including the activities of the Business Development Committee acting in its capacity as the Special Committee. The Board also considered alternative compensation structures, including retainers and per-meeting fees, and determined that the compensation arrangements approved were appropriate in light of the nature and scope of the responsibilities undertaken.
None of the compensation paid to directors or committee members was contingent upon, or payable solely in connection with, the approval or consummation of the Merger or any other transaction. The Board believes that the compensation arrangements for non-employee directors on the Business Development Committee were reasonable and appropriate in light of the time commitments, responsibilities and oversight duties associated with such committee service.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders of Common Stock that are not U.S. holders (as defined below). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or

non-U.S. laws, U.S. federal estate, gift or alternative minimum tax, or Medicare tax on net investment income. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the Merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:
•	a citizen or individual resident of the United States;
•
a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
This discussion applies only to U.S. holders of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, financial institutions, tax-exempt organizations, S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes, insurance companies, mutual funds, brokers or dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. income tax, entities subject to the U.S. anti-inversion rules, holders who hold their Common Stock (i) as “qualified small business stock” for purposes of Sections 1045 or 1202 of the Code, (ii) as “Section 1244 stock” within the meaning of Section 1244 of the Code, or (iii) through individual retirement or other tax-deferred accounts, certain former citizens or long-term residents of the United States, U.S. holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction, U.S. holders who received their Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants, U.S. holders whose functional currency is not the U.S. dollar, U.S. holders who hold their Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, U.S. holders subject to special tax accounting rules as a result of any item of gross income with respect to their Common Stock being taken into account in an “applicable financial statement” (as defined in the Code), and U.S. holders who own an equity interest, actually or constructively, in Parent or entities upstream of Parent following the Merger.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisor.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER OF COMMON STOCK. A HOLDER OF COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
Tax Consequences of the Merger
The receipt of cash by U.S. holders in exchange for Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash in exchange for Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in that Common Stock. A U.S. holder’s adjusted tax basis will generally equal the amount that such U.S. holder paid for such Common Stock.

If a U.S. holder’s holding period in the Common Stock surrendered in the Merger is greater than one year as of the effective date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. A U.S. holder that acquired different blocks of Common Stock at different times and different prices must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.
Information Reporting and Backup Withholding
Payments made to U.S. holders in exchange for Common Stock pursuant to the Merger will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption to the satisfaction of the paying agent should complete and return Internal Revenue Service Form W-9 to the paying agent, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.
Fees and Expenses
Except as described under “The Merger Agreement – Fees and Expenses – Expense Reimbursement Provisions,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$249,000.00
Legal, accounting and other professional fees	$274,000.00
SEC filing fees	$3,890.94
Proxy statement printing and mailing costs	$30,000.00
Transfer agent and paying agent fees and expenses	$29,000.00
Total	$585,890.94

Anticipated Accounting Treatment of the Merger
The Company will continue to value its assets and liabilities at historical values and the Merger will have no effect on the asset and liability values of the Company.

THE PARTIES TO THE MERGER
Electro-Sensors, Inc.
We are a leading manufacturer and seller of industrial production monitoring and process control systems. We manufacture a complete line of monitoring and control systems for a wide range of industrial machine applications. These systems measure machine production and operation rates, as well as regulate the speed of related machines in production processes. Our products include speed monitoring systems, temperature application products, position application products, vibration monitoring products, tilt switches, and hazard monitoring systems. We market our HazardPRO™ wireless hazard technology monitoring system, an integrated hazard monitoring system that captures and displays key information in an intuitive format allowing the user to quickly and comprehensively understand the status and history of the user’s processes. Our customers operate in a wide range of industries, including grain/feed/milling, bulk materials, manufacturing, food products, ethanol, power generation, and other processing industries. We sell our products primarily through both an internal sales team and a number of distributors, both nationally and internationally. In 2025, we shipped products to 21 countries.
We were founded in 1968 in St. Louis Park, Minnesota and were incorporated in Minnesota in July 1968. Our principal executive offices are located at 6111 Blue Circle Drive, Minnetonka, Minnesota 55343-9108, and our telephone number is (952) 930-0100. We own and occupy a 25,400 square foot facility at our principal executive offices, and all of our operations are conducted within this facility.
Additional information about us is contained in certain of our public filings that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 64 of this proxy statement.
steute Industrial Controls, Inc.
steute Industrial Controls, Inc. (or “Parent”) is a Connecticut corporation and a U.S. subsidiary of steute Technologies GmbH & Co. KG. The Parent was formed in the State of Connecticut on January 27, 2012 by the filing of its Certificate of Incorporation with Connecticut’s Secretary of State. Parent’s business consists primarily of supplying industrial switching and sensing solutions, including, among others, position switches, interlocks, safety sensors, and wireless controls, that integrate into machinery, fabrication processes, and production lines, supported by local inventory, technical support, and distribution for North American customers. Parent’s principal executive offices and mailing address are 901 Ethan Allen Highway, Suite 102, Ridgefield, Connecticut 06877, and its telephone number is (203) 244-6300. Parent’s Chief Executive Officer is Jeffrey Cull.
Parent is an affiliate of Battery Ventures, a global, technology-focused investment firm.
Steute Burwell, Inc.
Steute Burwell, Inc. (or “Merger Sub”) is a newly formed Minnesota corporation. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.
Merger Sub’s Chief Executive Officer and Chief Financial Officer is Martin Kunz. Its mailing address is 1010 Dale St. N, Saint Paul, Minnesota 55117, and its telephone number is (203) 244-6300.
Merger Sub is an affiliate of Battery Ventures, a global, technology-focused investment firm.

THE SPECIAL MEETING
Date, Time and Place
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on July 21, 2026 starting at 2:00 p.m. Central Time, at www.virtualshareholdermeeting.com/ELSE2026SM, or at any adjournment or postponement thereof.
The purpose of the Special Meeting is for our shareholders to vote on (i) a proposal to adopt the Merger Agreement (the “Merger Proposal”); (ii) a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to our named executive officer in connection with the Merger Agreement (the “Compensation Proposal”); and (iii) a proposal to adjourn the Special Meeting from time to time, to a later date or dates, if necessary or appropriate, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals, in the event we do not receive the requisite shareholder vote to approve such proposals or establish a quorum (the “Adjournment Proposal”).
Company Shareholder Approval must be obtained for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about June 25, 2026.
In addition, in accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the Compensation Proposal, which relates to compensation that may be payable to our named executive officer in connection with the Merger. The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, a shareholder may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either us or Parent.
Record Date and Quorum
The holders of record of Common Stock as of the close of business on June 10, 2026, the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the Record Date, 3,532,423 shares of Common Stock were issued and outstanding.
The holders of a majority of all shares outstanding and entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Broker non-votes, as described below under “The Special Meeting – Required Vote – Broker Non-Votes,” will be considered present for purposes of determining whether a quorum exists.
Required Vote
A majority vote of all the shares of Common Stock entitled to vote at any duly constituted meeting of the shareholders (which we refer to as the Company Shareholder Approval) is required to approve the Merger Agreement and consummate the transactions contemplated thereby, including the Merger. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.
The Compensation Proposal and the Adjournment Proposal each require a majority vote of the number of shares of Common Stock entitled to vote and represented at any meeting at which there is a quorum.
Broker Non-Votes
A broker “non-vote” generally occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary power to vote on such proposal. Broker non-votes for the Compensation Proposal and Adjournment Proposal will not effect voting on such proposal.
If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “routine” items but will not be permitted to vote the shares with respect to “non-routine” items. We believe that all of the proposals are non-routine matters under applicable rules.

Accordingly, we believe your broker, bank, or other holder of record will not have discretion to vote your shares on any proposal, in which case, if you do not instruct your broker how to vote with respect to such proposals, your broker may not vote with respect to such proposals. However, whether a proposal is “routine” or “non-routine” remains subject to the final determination of the New York Stock Exchange, which regulates broker-dealers and their discretion to vote on shareholder proposals. In the event that it is determined that a different voting standard applies to a particular proposal or that the status of a matter as either “routine” or “non-routine” should be changed, we will file supplemental proxy materials with the SEC to notify you regarding such matters.
As a result, if you hold your Common Stock in “street name” and you do not provide voting instructions, your Common Stock will be counted for purposes of determining whether a quorum is present at the Special Meeting but will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, however, “broker non-votes” will have no effect on the Compensation Proposal or Adjournment Proposal.
Abstentions
Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the Merger Proposal, Compensation Proposal and Adjournment Proposal.
Voting; Proxies; Revocation
Attendance
All holders of Common Stock as of the close of business on the Record Date, including shareholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting.
Voting in Person
Shareholders will be able to vote in person at the virtual Special Meeting. Each shareholder must have his or her 16-digit control number that is printed on his or her proxy card in order to be able to vote in person at the virtual Special Meeting.
Providing Voting Instructions by Proxy
To ensure that your shares are represented at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.
Record Holders
If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the Special Meeting, your shares will be voted in the manner directed by you on your proxy card.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you are a record holder as of the Record Date and attend the Special Meeting in person) and will have the same effect as a vote against the Merger Proposal, but will not affect the vote regarding the Compensation Proposal and the Adjournment Proposal.
“Street Name” Shares
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Banks and brokerage firms generally have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies
Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:
•
submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the Special Meeting and voting in person; or
•	giving written notice of revocation to the Secretary of the Company at 6111 Blue Circle Drive, Minnetonka, Minnesota 55343.
Attending the Special Meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the Special Meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.
Adjournments and Postponements
The Special Meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Company Shareholder Approval, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the Special Meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if the proposal is introduced.
Solicitation of Proxies
We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements Involving Common Stock – Voting Agreements”, which summarizes the Voting Agreements, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub to the other parties to the Merger Agreement were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, April 20, 2026. Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 64.
The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement, and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Shareholders and other investors should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.
Structure of the Merger
At the Effective Time of the Merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue to be a Minnesota corporation after the Merger as a wholly owned subsidiary of Parent. At the closing of the Merger, the articles of incorporation and bylaws of Merger Sub (but amended so that the name of the surviving corporation will be “Electro-Sensors, Inc.”) will be the articles of incorporation and bylaws of the surviving corporation.
The directors of Merger Sub immediately prior to the Effective Time of the Merger will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the surviving corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.
When the Merger Becomes Effective
The closing of the Merger will take place via the electronic exchange of documents and signature pages on the tenth (10th) Business Day after the satisfaction or waiver of the last to be satisfied conditions set forth in Section 2.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time and date as the Company and Parent may otherwise agree in writing. The Merger will become effective at the time (which we refer to as the “Effective Time”) when the parties file articles of merger with the Secretary of State of the State of Minnesota, to be executed, acknowledged and filed in accordance with Section 302A.615 of the MBCA, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the articles of merger in accordance with Minnesota law.
Effect of the Merger on the Common Stock of the Company and Merger Sub
At the Effective Time, each outstanding share of Common Stock (other than cancelled shares (as described below) and dissenting shares) will be converted automatically into and will represent the right to receive $7.75 in cash per share, without interest.
Each share of Common Stock that is directly owned by (i) the Company immediately prior to the Effective Time (including as treasury stock or otherwise, in each case, not held on behalf of third parties) or (ii) Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time (which we refer to as “cancelled shares”) will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange therefor.
Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time that is held by any shareholder who has not voted in favor of the approval of the Merger Agreement and who is entitled to and has properly and timely exercised dissenters’ rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA (which we refer to as “dissenting shares”) will not be converted into the right to receive the Merger Consideration, unless and until the shareholder loses its rights as a dissenting shareholder. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such dissenting shares will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration.
At the Effective Time, each common share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.
Treatment of Company Equity Awards
Company Options
At the Effective Time, each outstanding Company Option will be fully vested and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $7.75 per share less the exercise price applicable to such Company Option, subject to any required withholding of taxes.
Company RSUs
At the Effective Time, each outstanding Company RSU will be fully vested and will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Common Stock underlying such Company RSU by (B) $7.75, the Merger Consideration, subject to any required withholding of taxes.
The Company will take all actions necessary to terminate the Company Equity Plan as of the Effective Time. Payment to holders of Company Options and Company RSUs who are employees will be made no later than the end of the first full regularly scheduled payroll cycle following the Effective Time, and payment to holders who are non-employee directors will be made promptly following the Effective Time.
Payment for the Common Stock in the Merger
At or promptly following the Effective Time, Parent will deposit, or will cause to be deposited (including from the Company’s cash), with Equiniti Trust Company (or another U.S. bank or trust company mutually agreed by Parent and the Company in writing) as the paying agent, for the benefit of holders of shares of Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable at the Closing.
Promptly after the Effective Time (and in any event within three business days thereafter), the surviving corporation will cause the paying agent to mail or otherwise provide to each former holder of record of Common Stock whose shares were converted into the right to receive Merger Consideration transmittal materials, including a letter of transmittal in customary form, specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent or an “agent’s message” regarding the book-entry transfer of book-entry shares.
Any portion of the payment fund that remains undistributed to the former holders of shares of Common Stock on the one-year anniversary of the Effective Time will thereafter be delivered to the surviving corporation on demand, and any former holders who have not surrendered their shares will thereafter look only to the surviving corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company as to, among other things:
•	corporate organization, existence and good standing;
•
the capitalization of the Company, including in particular the number of shares of Common Stock and equity awards outstanding and the existence of any preemptive rights or rights of first refusal with respect to the Common Stock;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the Merger;

•	the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings;
•	disclosure controls and procedures over financial reporting;
•	the truth and accuracy of the Company’s proxy statement;
•	the absence of certain undisclosed liabilities for the Company;
•	conduct of the Company’s business and the absence of a Company Material Adverse Effect since December 31, 2025;
•	compliance with laws;
•	pending or threatened legal proceedings;
•	employee benefit plans;
•	labor matters;
•	the payment of taxes, the filing of tax returns and other tax matters related to the Company;
•	real property owned and leased by the Company;
•	intellectual property owned, licensed or used by the Company;
•	information technology;
•	privacy;
•	material contracts of the Company;
•	government contracts;
•	insurance policies;
•	affiliate party transactions;
•	receipt of an opinion from the Company’s financial advisor;

•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger other than disclosed in the Merger Agreement;
•	the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the Merger;
•	environmental matters;
•	regulatory matters;
•	indebtedness;
•	transaction expenses; and
•	the Company Shareholder Approval.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:
•	corporate organization and good standing;
•	power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	the accuracy of the information provided by Parent and Merger Sub to be included in the proxy statement;
•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger;
•	no vote of the equityholders of Parent necessary to approve the Merger Agreement and Parent’s adequate financial resources to consummate the Merger;
•	Parent’s and Merger Sub’s share ownership; and
•	Merger Sub’s operations.
Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, event, change, occurrence, effect or development that has or would reasonably be expected to have a material adverse effect on the business. However, the following will not constitute a Company Material Adverse Effect:
•	changes in general economic or political conditions or the securities, equity, credit or financial markets;
•	any decline in the market price or trading volume of the Common Stock (provided that the facts and circumstances underlying any such decline may be taken into account);
•	general conditions or changes or developments in the industries in which the Company operates;
•	changes in law or the interpretation or enforcement thereof;
•	the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated thereby;
•	the identity of Parent or any of its affiliates as the acquiror of the Company;
•
any act of civil unrest, mass protest, political instability, political election, insurrection, civil disobedience, war, terrorism, military activity, sabotage, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the Merger Agreement;

•	any hurricane, tornado, flood, earthquake, natural disasters or acts of God;

•	any pandemic, epidemic or disease outbreak or other comparable events;
•	changes in GAAP or the interpretation or enforcement thereof;
•
any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of its revenues, earnings or other financial performance (however, the underlying causes of any such failure may be taken into account); and

•	any action taken or not taken by the Company at the request of, or consented to by, Parent.
For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any effect that, considered together with all other effects, would reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by the Merger Agreement.
Conduct of Business Pending the Merger
The Merger Agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the Merger Agreement to the Effective Time, the Company must use reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practices, (B) preserve intact in all material respects its existing business organization and business relationships, and (C) preserve and maintain a consolidated amount of unrestricted cash and cash equivalents of the Company of at least $10,250,000, less certain permitted transaction expenses, at all times during the ten (10) business day period immediately prior to Closing. In addition, subject to certain exceptions or Parent’s written consent, the Company must not:
•	declare, set aside, make, authorize, set a record date for, or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;
•	adjust, split, subdivide, repurchase, redeem, combine or reclassify any of its capital stock;
•	except as required under the existing terms of a Company benefit plan, increase or decrease compensation or other benefits payable or provided to directors or employees of the Company;
•	hire or engage any person, promote any officers or employees, or terminate the employment of any officer, employee or independent contractor other than in the ordinary course of business or for cause;
•	materially change financial accounting policies or procedures, except as required by GAAP or any SEC rule or applicable law;
•	adopt any amendments to the Company’s articles of incorporation or bylaws;
•	issue, sell, assign, pledge, transfer, dispose of or encumber any shares of its capital stock or other ownership or equity interests;
•	incur, amend, refinance, prepay, assume, guarantee or become liable for any indebtedness in excess of $50,000;
•	sell, lease, license, transfer, or subject to any lien, or otherwise dispose of, any portion of its material properties or assets in excess of $15,000 individually or $50,000 in the aggregate;
•	terminate, modify, assign, amend or waive any claims, benefits or rights under any Company material contract in any material respect;
•	settle, pay, discharge or satisfy any pending or threatened action;
•	make or authorize any capital expenditures other than capital expenditures not in excess of $15,000 individually or $50,000 in the aggregate or as contemplated by the capital expenditure budget;
•	adopt or enter into a plan or arrangement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	make or change any entity tax classification election or other tax election;
•	make any acquisition of any corporation, partnership or other business organization;
•	negotiate, enter into, adopt, extend, amend or terminate any collective bargaining agreement;

•	implement or announce any employee layoffs, facility closings, reductions in force, furloughs, or temporary layoffs that would reasonably be expected to implicate WARN Act requirements;
•	expressly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404;

•	make any loans, advances or capital contributions to, or investments in, any other person;
•	dispose of any Company intellectual property that is material to the business of the Company;
•	enter into any new material line of business;
•	disclose, make available, deliver, or license or place into escrow, any source code owned by the Company with respect to software that is material to the business of the Company;
•
modify in any material respect any of its policies related to privacy obligations, or any administrative, technical or physical safeguards related to privacy or data security in any way that materially diminishes the privacy or security of personal data or the Company’s IT assets;

•	purchase any real property or enter into any new lease agreement;
•
incur greater than $25,000 in legal costs or expenses in any calendar month (other than legal costs related to the transactions), or incur fees and expenses of the Company financial advisor, accountant or legal counsel in connection with this transaction in excess of $500,000;

•	organize, form, or otherwise acquire any Subsidiary; or
•	authorize, commit or agree to take any of the foregoing actions.
Other Covenants and Agreements
Access and Information
During normal business hours throughout the period prior to the Effective Time, the Company must provide Parent and Parent’s representatives reasonable access to the Company’s officers, employees and other personnel, properties, contracts, commitments, and books and records, and such other information as Parent reasonably requests in connection with the consummation of the Merger and related integration and transition planning.
No Solicitation
Pursuant to the Merger Agreement, the Company has agreed not to, and to instruct its representatives not to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal;

•	furnish any nonpublic information regarding the Company to any person in connection with or in response to an Alternative Acquisition Proposal;
•	engage in discussions or negotiations with any person with respect to any Alternative Acquisition Proposal;
•	approve, endorse or recommend any Alternative Acquisition Proposal;
•	enter into any letter of intent or contract contemplating or otherwise relating to any Alternative Acquisition Proposal; or
•	authorize or commit to do any of the foregoing.
An “Alternative Acquisition Proposal” is any offer, proposal or indication of interest made by any person or group of persons (other than Parent or Merger Sub or their respective affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which the shareholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the total voting power of the Company or the surviving entity, as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any person of assets constituting or accounting for more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company, or (iii) the direct or indirect acquisition by any person of more than twenty percent (20%) of the outstanding shares of Common Stock or securities representing more than twenty percent (20%) of the total voting power of the Company.
If, prior to the receipt of the Company Shareholder Approval, (i) the Company receives an unsolicited Alternative Acquisition Proposal that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal (as defined below) or could reasonably be expected to lead to or result in a Superior Proposal and (ii) after consultation with its counsel, the Board determines in good faith that failure to take action concerning the unsolicited Alternative Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may:
•
furnish nonpublic information to the person making the unsolicited Alternative Acquisition Proposal and its representatives provided that such person enters into an acceptable confidentiality agreement;

•	participate in discussions or negotiations with that person and its representatives regarding the unsolicited Alternative Acquisition Proposal; and
•	promptly make available to Parent any nonpublic information concerning the Company that is provided to any such person that was not previously made available to Parent.
For purposes of this proxy statement, a “Superior Proposal” is a bona fide written Alternative Acquisition Proposal substituting “80%” for “20%” in each place each such phrase appears in the definition thereof, made by a third party that (a) did not result from a breach of the non-solicitation provisions of the Merger Agreement and (b) the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Board considers to be appropriate, to be more favorable from a financial point of view to the Company and its shareholders (in their capacity as such) than the transactions contemplated by the Merger Agreement.
The Company must promptly (and in any event within 24 hours) advise Parent in writing of any unsolicited Alternative Acquisition Proposal, including the identity of the party making such alternative proposal and the terms thereof, and must keep Parent reasonably informed on a prompt basis of any material developments regarding any Alternative Acquisition Proposals and any material discussions or negotiations thereof.
Except as described below, neither the Board nor any committee thereof is permitted to:
•
withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent, the recommendation that the Company’s shareholders approve the Merger Agreement (the “Company Recommendation”);

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend or publicly take a neutral position or no position with respect to an Alternative Acquisition Proposal;
•	following the public announcement of an Alternative Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five business days after Parent so requests in writing;
•	fail to include the Company Recommendation in the Company’s proxy statement; or
•	cause or permit the Company to enter into an Alternative Acquisition Agreement.
At any time prior to obtaining the required vote of the Company shareholders, the Board may:
•
make a Recommendation Change in response to an Intervening Event (as defined in the Merger Agreement), if the Board determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; or

•
make a Recommendation Change in response to a Superior Proposal, if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

In either case, the Board may only make a Recommendation Change if it (i) provides Parent with at least four business days’ prior written notice of its intent to take such action, (ii) negotiates with Parent and any representative of Parent (if Parent desires to negotiate) to permit Parent to propose amendments to the Merger Agreement, (iii) at the end of the applicable notice period, and taking into account any further Parent proposals regarding the Merger Agreement, the Board determines that the Superior Proposal would continue to constitute a Superior Proposal or, in the case of an Intervening Event, the failure to make a Recommendation Change would continue to be inconsistent with its fiduciary duties under applicable law, and (iv) in the case of a Superior Proposal, such Superior Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement.
Shareholder Approval
The Company will take all action reasonably necessary in accordance with applicable law to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of this proxy statement for the purpose of obtaining the Company Shareholder Approval as soon as reasonably practicable following the clearance date with respect to SEC review of the proxy statement and, in any event no later than 45 days following the date on which the definitive proxy statement is first mailed to the Company’s shareholders. Unless the Company will have made a Recommendation Change, the Company will include the Company Recommendation in the proxy statement and will solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval.
Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement will use its reasonable best efforts to take all actions, and promptly do all things, that are necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including:
•
delivering all required notices and using reasonable best efforts to obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities;

•	using reasonable best efforts to obtain, upon the request of Parent, all necessary consents from counterparties to any Company material contracts;
•	Parent using its reasonable best efforts to obtain or cause any financing necessary to be funded at or prior to Closing;
•	defending any actions, lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger; and
•	executing and delivering any additional instruments necessary to consummate the Merger.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the Merger Agreement, Parent and the surviving corporation have agreed to indemnify and hold harmless each current and former (as of the Effective Time) director and officer of the Company (each, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any proceeding), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company), to the fullest extent provided in the governing and organizational documents of the Company as in effect on the date of the Merger Agreement.
For a period of six years from the Effective Time, the surviving corporation shall cause the organizational documents of the surviving corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the organizational documents of the Company as of the date of the Merger Agreement.
Additionally, at or prior to the Effective Time, the Company is required to purchase a six-year prepaid “tail” policy on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions that are not less advantageous to the Indemnified Parties as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising at or before the Effective Time, covering without limitation the transactions contemplated by the Merger Agreement, provided that the aggregate cost of such “tail” policy will not exceed 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement. The indemnification provisions the Merger Agreement will survive the consummation of the Merger for a period of six years and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
ESOP Matters
The Merger Agreement contains provisions relating to the Company’s ESOP. The Company’s Board will take all requisite action to amend and terminate the ESOP, subject to the Closing and effective as of and concurrent with the Closing, to: (i) provide that the ESOP no longer is an “employee stock ownership plan” within the meaning of Section 4975 of the Code; (ii) prohibit distributions to any participant or beneficiary prior to the Company’s receipt of the IRS Determination in excess of 75% of fully vested account balances; (iii) permit distributions only in cash and no longer in Common Stock; (iv) provide that the ESOP will be frozen for purposes of eligibility and participation as of the Closing Date; (v) fully vest all participant account balances as of the Closing Date; and (vi) provide for the termination of the ESOP effective immediately following the Closing.
The Company will promptly submit an application on Form 5310 to obtain from the Internal Revenue Service a written determination that the ESOP and its related trust is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code as of the termination date of the ESOP.
Shareholder Litigation
Prior to the Effective Time, the Company will keep Parent reasonably informed of the status of, and cooperate reasonably with Parent in connection with, any shareholder demand, action or other proceeding (including class action or derivative claims) asserted, commenced or threatened against the Company or its directors or officers relating to the Merger Agreement or the transactions contemplated thereby. Without limiting the foregoing, the Company will (a) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any such litigation, and (c) not compromise or settle any such litigation without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed).
Other Covenants
The Merger Agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other matters:
•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);
•	the coordination of press releases and other public announcements or filings relating to the Merger;
•	antitakeover statutes or regulations that become applicable to the Merger;
•	certain matters relating to Section 16 of the Exchange Act;
•	the de-listing of the Common Stock from the Nasdaq Capital Market and the deregistration under the Exchange Act;
•	tax matters.
Conditions to the Merger
The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:
•	that the Company Shareholder Approval has been obtained;
•
that no law, injunction or similar order by any governmental entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger will have been entered, enacted or promulgated.

The obligation of Parent and Merger Sub to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following additional conditions:
•
the continued accuracy of the representations and warranties of the Company in the Merger Agreement, subject to the standards set forth in the Merger Agreement, including the fundamental representations being true and correct in all respects and the Company Material Adverse Effect standards for other representations;

•	that the Company has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Closing;
•	that no Company Material Adverse Effect will have occurred after the date of the Merger Agreement;
•	that each Voting Agreement shall remain in full force and effect;
•	that holders of no more than ten percent (10%) of the outstanding shares of Common Stock shall have exercised statutory dissenters’ rights;
•	that the Company shall have delivered an officer’s certificate confirming the satisfaction of the foregoing conditions;
•	that the holders of all Company Options and the Company shall have duly executed and delivered an option cancellation receipt and release to Parent; and
•	that the ESOP-related conditions, including the ESOP Trustee’s delivery of evidence of completion of the ESOP Vote and delivery of the ESOP Determination, have been satisfied.
The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following additional conditions:
•
the continued accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect;

•
that each of Parent and Merger Sub has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing; and

•	that Parent and Merger Sub shall have delivered a certificate confirming the accuracy of their representations and warranties and performance of their obligations.
Termination
The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger. In addition, either the Company or Parent may terminate the Merger Agreement if:
•
the Effective Time will not have occurred on or before the End Date, subject to right of the Company to extend such period by 30 days in certain circumstances, provided that this termination right is not available to a party whose actions or failure to act materially contributed to the failure to satisfy the conditions on or before the End Date;

•
any governmental entity of competent jurisdiction will have enacted, issued, promulgated, entered or enforced an injunction or similar order that permanently enjoins, prohibits, restrains or makes illegal the consummation of the Merger, and such injunction or order will have become final and non-appealable, or any Law that prohibits, restrains or makes illegal the consummation of the Merger; or

•	the Special Meeting will have been held and been concluded and the Company Shareholder Approval has not been obtained.
The Company may terminate the Merger Agreement:
•
if Parent or Merger Sub will have breached any of their respective representations or warranties or failed to perform any of their covenants or other agreements under the Merger Agreement, in any such case where such breach or failure to perform would result in a failure of a condition to closing and cannot be cured by the End Date or is not cured within 30 days following the Company’s delivery of written notice of such breach; or

•
if the conditions to Closing have been satisfied or waived and Parent fails to consummate the Closing on the date on which it is required to do so, and the Company has confirmed in writing that it is ready, willing and able to consummate the Closing.

Parent may terminate the Merger Agreement:
•
if the Company will have breached any of its representations or warranties or failed to perform any of its covenants or other agreements under the Merger Agreement, in any such case where such breach or failure to perform would result in a failure of a condition to closing and cannot be cured by the End Date or is not cured within 30 days following Parent’s delivery of written notice of such breach; or

•	prior to receipt of the Company Shareholder Approval, if the Board effects a Recommendation Change.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, as described in this “The Merger Agreement – Fees and Expenses” section, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur them.
Expense Reimbursement Provisions
If the Merger Agreement is terminated (i) by Parent pursuant to Section 7.1(d)(ii) following a Recommendation Change by the Board, or (ii) pursuant to Section 7.1(b)(iii) (failure to obtain Company Shareholder Approval) or Section 7.1(d)(i) (Company breach), then the Company will pay to Parent an amount equal to Parent’s expenses actually incurred as of the date of such termination, which in no event shall exceed $300,000.
Amendments and Modification
At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective. Following receipt of the Company Shareholder Approval, if any such amendment or waiver will be by applicable law or in accordance with the rules and regulations of the Nasdaq Capital Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of the Company.
Specific Performance
The parties acknowledge and agree that, unless and until the Merger Agreement is validly terminated, the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, without proof of actual damages and without any requirement for the posting of security. Notwithstanding the foregoing, specific performance shall not be available to Parent if Parent has failed to fund the Merger Consideration or is otherwise unable to consummate the Closing due to a financing failure. Parent acknowledges and agrees that its obligation to consummate the Closing is not conditioned on the availability of financing.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except that matters relating to the fiduciary duties of the Company Board and matters that are specifically required by the MBCA in connection with the Merger shall be governed by the laws of the State of Minnesota.

AGREEMENTS INVOLVING COMMON STOCK
Voting Agreements
This section describes the material terms of the Voting Agreements, the form of which is filed as Exhibit 10.1 to Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on April 27, 2026. The rights and obligations of the parties to the Voting Agreements are governed by the express terms and conditions of the Voting Agreements and not by this discussion, which is a summary. This discussion is qualified in its entirety by reference to the complete text of the Voting Agreement. You are encouraged to read the Voting Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the Merger. Additional information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find Additional Information,” beginning on page 64 of this proxy statement.
In connection with the execution of the Merger Agreement, certain shareholders of the Company entered into Voting Agreements with Parent, dated as of April 20, 2026, pursuant to which each such shareholder agreed, subject to the terms and conditions of the applicable Voting Agreement (including any limitations that may be applicable under Minnesota law), to vote all shares of Common Stock beneficially owned by such shareholder in favor of the approval and adoption of the Merger Agreement and the Merger and against any Alternative Acquisition Proposal or any other proposal that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger.
The following individuals entered into Voting Agreements with Parent: David L. Klenk, Jeffrey D. Peterson, Joseph A. Marino, John E. Peterson, Lynne E. Peterson, Patricia N. Peterson, Paul R. Peterson, and Scott A. Gabbard (collectively, the “Support Shareholders”). Certain of the foregoing are directors, executive officers, or beneficial owners of the Company.
Under the Voting Agreements, the Support Shareholders have agreed, subject to the terms and conditions set forth therein, to, among other things, vote all of the Support Shareholders’ Shares (i) in favor of the adoption of the Merger Agreement and the Merger and the other actions contemplated thereby; (ii) in favor of any other proposals presented by the Company in connection with the transactions contemplated by the Merger Agreement; (iii) in favor of any adjournment or postponement if there are not sufficient votes to adopt the Merger Agreement or there are not sufficient shares of capital stock of the Company represented to constitute a quorum; (iv) against any Alternative Acquisition Proposal or the transactions contemplated thereby; (v) against any action, proposal, transaction, or agreement submitted to shareholders for approval that could reasonably be expected to result in a breach of the Merger Agreement or a Voting Agreement; and (vi) against any action, proposal, transaction, or agreement submitted to shareholders for approval that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company except as required by the Merger Agreement.
Each Support Shareholder has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ directors and officers not to, and to use its reasonable best efforts to cause its affiliates and representatives not to, directly or indirectly: (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (ii) furnish to any person (other than to Parent or any designees of Parent) any non-public information relating to the Company or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (v) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Alternative Acquisition Proposal; or (vi) authorize or commit to do any of the foregoing; provided, however, that nothing in the Voting Agreement will prevent a Support Shareholder, in his or her capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 6.1 of the Merger Agreement.

The Voting Agreements shall terminate upon the date of the earliest to occur of: (i) the closing of the Merger, (ii) such date and time as the Merger Agreement shall be validly terminated in accordance with its terms; provided, however, that if the Merger Agreement has been validly terminated under specified sections of the Merger Agreement, and if Parent or Merger Sub thereafter continues actively pursuing the Company at a value equal to or greater than the Merger Consideration (as evidenced by a tender offer to Company shareholders or a public bid for the Company), then the Support Shareholder’s obligation to vote against any Alternative Acquisition Proposal shall survive any termination of the Voting Agreements until September 30, 2026; (iii) by written agreement of Parent and the Support Shareholder party thereto; and (iv) with respect to a Support Shareholder, the delivery by such Support Shareholder of written notice to Parent of such Support Shareholder’s election, in its sole discretion, to terminate his or her Voting Agreement following any amendment or modification to the Merger Agreement as in effect on April 20, 2026, that reduces the amount of the Merger Consideration, changes the form of any of the Merger Consideration or otherwise modifies the terms of the Merger Agreement in a manner that is materially adverse to the Company’s shareholders as a whole.
Nothing in the Voting Agreement (i) limits or affects any actions or omissions taken by the Support Shareholder in the capacity as a director or officer, including in exercising rights under the Merger Agreement, or (ii) will be construed to prohibit, limit, or restrict the Support Shareholder from exercising his or her fiduciary duties as a director or officer of the Company.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL
The Merger Proposal
We are asking you to approve a proposal to adopt the Merger Agreement, which we refer to as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 42 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page 15 of this proxy statement.
Vote Required
As described under “The Merger – Recommendation of the Board” beginning on page 24 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and our shareholders. The Board has approved and declared advisable the execution and delivery by the Company of the Merger Agreement and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, and the Board recommends that you vote “FOR” the Merger Proposal.
Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. A majority vote of all the shares of Common Stock entitled to vote at the Special Meeting (which we refer to as the Company Shareholder Approval) is required to approve the Merger Agreement and consummate the transactions contemplated thereby, including the Merger. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.
Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
Board Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: ADVISORY VOTE ON THE COMPENSATION PROPOSAL
The Compensation Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are required to submit a proposal to our shareholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officer of the Company that is based on or otherwise relates to the Merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table set forth below, including the footnotes to the table. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Compensation Proposal.”
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officer that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, June 10, 2026.
Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger.
Furthermore, for purposes of calculating such amounts, we have assumed:
•	the named executive officer’s outstanding Company Options and Company RSUs are those that are outstanding and unvested as of June 10, 2026; and
•	a price per Company share equal to the Merger Consideration of $7.75.
Quantification of Potential Payments and Benefits to Our Named Executive Officer

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits/ Perquisites ($)	Total ($)
David L. Klenk	105,000	197,750	—	302,750

(1)	Cash. Amount reflects the retention bonus approved by the Electro-Sensors compensation committee if the merger is completed.
(2)
Equity. Amounts shown reflect the sum of the value that Mr. Klenk is expected to receive in connection with the accelerated vesting of his Company Options and Company RSUs at the Closing, as more fully described in the section entitled “The Merger Agreement – Treatment of Equity Awards” beginning on page 43 of this proxy statement.

Given that the vesting of Company Options and Company RSUs will accelerate at the Effective Time of the Merger pursuant to the Merger Agreement without regard to any termination of employment, they are considered “single-trigger” benefits. The following table quantifies each separate form of compensation included in the aggregate total reported in this column:

Named Executive Officer	Number of Accelerated Company Options (#)	Value of Accelerated Company Options ($)	Number of Shares subject to Company RSUs (#)	Value of Shares subject to Company RSUs ($)	Total ($)
David L. Klenk	10,000	35,000	21,000	162,750	197,750

Vote Required
The Board recommends that the shareholders of the Company approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officer in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “Proposal No. 2: Advisory Vote on the Compensation Proposal” beginning on page 56 of the proxy statement, including the associated narrative discussion, is hereby approved on a non-binding, advisory basis.”

The approval of the Compensation Proposal requires a majority vote of the number of shares of Common Stock entitled to vote and represented at the Special Meeting at which there is a quorum.
Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a shareholder abstains from voting, it will have the same effect as a vote “AGAINST” the Compensation Proposal. Broker non-votes, if any, will have no effect on the Compensation Proposal.
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either us or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our shareholders on the Compensation Proposal.
Board Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL.

PROPOSAL NO. 3: APPROVAL OF THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the “Adjournment Proposal.” If our shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares of Common Stock to change their votes to vote in favor of the Merger Proposal. In addition, the Special Meeting could be adjourned if a quorum is not present for the meeting.
If the Special Meeting is adjourned or postponed to solicit additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. We do not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.
The Board believes that it is in the best interests of the Company and our shareholders to be able to adjourn the Special Meeting if necessary for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Vote Required
The approval of the Adjournment Proposal requires a majority vote of the number of shares of Common Stock entitled to vote and represented at the Special Meeting at which there is a quorum.
Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a shareholder abstains from voting, it will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.
Board Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth information, as of June 10, 2026, regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, directors, the executive officer, and the Company’s directors and executive officer as a group. If an individual’s address is not provided, the individual’s address is 6111 Blue Circle Drive Minnetonka MN 55343.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Jeffrey D. Peterson 15708 Woodknoll Lane Minnetonka, MN 55345	375,438(2)	10.6%
Patricia N. Peterson 6005 Erin Terrace Edina, MN 55439	364,768(3)	10.3%
Lynne E. Peterson 10254 Nottingham Trail Eden Prairie, MN 55347	350,893(4)	9.9%
John E. Peterson 815 Buttonbush Lane Naples, FL 34108	350,893(3)	9.9%
Paul R. Peterson 227 Cedar Drive West Hudson, WI 54016	350,893(3)	9.9%
Caldwell Sutter Capital, Inc. Joseph F. Helmer 30 Liberty Ship Way #3225 Sausalito, CA 94965	249,025(5)	7.0%
David L. Klenk	82,373(6)	2.3%
Scott A. Gabbard	22,000(7)	0.6%
Joseph A. Marino	24,500(8)	0.7%
Officers and Directors as a Group (4 persons)	504,311	14.0%

(1)
Except as otherwise indicated, each person named has the sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by him or her. Beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as required for purposes of this Proxy Statement. Accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of June 10, 2026 as noted below.

(2)
Based on a Schedule 13D filed with the SEC on February 14, 2024. Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of June 10, 2026, and 46 shares held by the Electro-Sensors, Inc. ESOP for the account of Mr. Peterson.

(3)	Based on a Schedule 13D filed with the SEC on February 14, 2024.
(4)	Based on a Schedule 13D/A filed with the SEC on February 21, 2024.
(5)
Based on a Schedule 13G/A filed with the SEC on February 11, 2025. Includes shares owned by Caldwell Sutter Capital, Inc. and Joseph F. Helmer. Mr. Helmer has sole voting power of 26,592 shares, the reporting parties have shared voting power of zero shares, Mr. Helmer has sole dispositive power of 16,928 shares, and the reporting parties have shared dispositive power of 232,097 shares.

(6)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of June 10, 2026, and 3,373 shares held by the Electro-Sensors, Inc. ESOP for the account of Mr. Klenk.
(7)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of June 10, 2026.
(8)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of June 10, 2026.

Market Price Information
Shares of the Company’s Common Stock are listed on the Nasdaq Capital Market under the trading symbol “ELSE”. The table below provides the high and low trading prices for shares of Common Stock for the periods specified below.

	High	Low
2026
April 1, 2026 through May 27, 2026	$7.69	$4.22
First quarter	$4.69	$4.13
2025
Fourth quarter	$4.91	$4.05
Third quarter	$5.00	$4.20
Second quarter	$5.29	$3.65
First quarter	$5.50	$4.21
2024
Fourth quarter	$5.37	$3.81
Third quarter	$4.13	$3.75
Second quarter	$4.40	$3.93
First quarter	$4.32	$3.74

RIGHTS OF APPRAISAL
The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the MBCA. The summary is not complete and must be read together with the actual statutory provisions, which sections are reproduced in their entirety as Annex C to this proxy statement. The Company encourages you to read Sections 302A.471 and 302A.473 of the MBCA carefully and in their respective entirety because the rights and obligations of the Company and its shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about these statutory provisions that is important to you.
Applicability
As a Minnesota corporation, the Company is governed by the MBCA. The MBCA provides a shareholder with the right to dissent from the Merger and instead obtain payment for the “fair value” of such shareholder’s shares of Company Common Stock, which value could be more than, less than or equal to the Merger Consideration. Accordingly, a shareholder exercising dissenters’ rights could receive less than the Merger Consideration. Dissenter’s rights are set forth in Sections 302A.471 and 302A.473 of the MBCA.
This proxy statement constitutes the Company’s notice to its shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirements of Section 302A.473, subdivision 2 of the MBCA.
Exercising Dissenters’ Rights
Any Company shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the Merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA (which sections are reproduced in their entirety as Annex C to this proxy statement), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied. Each shareholder who entered into a Voting Agreement agreed to waive dissenters’ rights solely with respect to the shares subject to such Voting Agreement.
In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal advisors.
Filing Initial Notice of Dissent before the Special Meeting
Under Section 302A.473, subdivision 3 of the MBCA, a Dissenter must file with the Company, before the vote on the Merger, a written notice of intent to demand the “fair value” of shares of Company Common Stock owned by such shareholder.
The written notice of intent should be sent to the attention of the Corporate Secretary of the Company at 6111 Blue Circle Drive, Minnetonka, Minnesota 55343.
To be effective, the notice must be filed with the Company before the vote on the Merger. In addition, the shareholder must not vote their shares in favor of the Merger Proposal. A vote against the Merger does not in itself constitute a notice of a shareholder’s intent to demand fair value and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of the Merger Proposal and a waiver of statutory dissenters’ rights.
Under Section 302A.471, subdivision 2 of the MBCA, beneficial owners of shares of Company Common Stock who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. If you are a beneficial owner of shares of Company Common Stock held through a broker, bank or other nominee and you wish to exercise dissenters’ rights, you should timely consult with your broker, bank or other nominee to determine the appropriate procedures for obtaining such written consent or otherwise complying with these provisions.
Under Section 302A.471, subdivision 2 of the MBCA, a shareholder may not assert dissenters’ rights as to less than all of the shares of Company Common Stock registered in the name of such shareholder, unless the shareholder dissents with respect to all the shares of Company Common Stock that are beneficially owned by another person but registered in the name of such shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenting shareholder will be determined as if the shares of Company Common Stock as to which the shareholder has dissented and the other shares of Company Common Stock were registered in the names of different shareholders.

Notice of Procedure from the Company after Shareholder Approval
If the Merger is approved by the Company’s shareholders, the Company will send to all Dissenters a notice (a “Notice of Procedure”) containing certain information required by Section 302A.473, subdivision 4 of the MBCA, including the address to which a Dissenter must send a demand for payment and certificates representing Dissenting Shares in order to obtain payment for Dissenting Shares and the date by which they must be received, any restrictions on transfer of uncertificated Dissenting Shares that will apply and a form to be used to certify the date on which the Dissenter (or the beneficial owner on whose behalf the Dissenter dissents) acquired such Dissenting Shares (or an interest in them) and to demand payment.
Demand for Payment and Deposit of Shares
In order to receive the fair value of the shares under Section 302A.473 of the MBCA, a Dissenter must demand payment and deposit certificates representing certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the Notice of Procedure is given. Under Minnesota law, notice by the Company is generally deemed given when dispatched in accordance with applicable law, including, where applicable, upon deposit in the U.S. mail. A Dissenter who fails to timely make demand for payment and deposit certificates (or comply with any restrictions on transfer of uncertificated shares) as required by Section 302A.473, subdivision 4 of the MBCA, loses the right to receive the fair value of such Dissenting Shares even if such Dissenter timely filed a notice of intent to demand payment under Section 302A.473, subdivision 3 of the MBCA and such Dissenting Shares will be deemed to be converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.
Determination and Payment of “Fair Value”
Except as provided below, if a valid demand for payment by a Dissenter is made, then after the Company’s receipt of such demand or the Effective Time, whichever is later, the Company must pay the Dissenter an amount which the Company estimates to be the fair value of the Dissenting Shares, plus interest. The Company will include a brief description of the method used to reach our estimate of fair value. For the purpose of a Dissenter’s rights under Sections 302A.471 and 302A.473 of the MBCA, “fair value” means the value of the shares of stock immediately before the Effective Time. It is possible that the fair value of shares of Company Common Stock as determined pursuant to the dissenters’ rights procedures may be determined to be less than the Merger Consideration. Accordingly, a shareholder exercising dissenter’s rights could receive less than the Merger Consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, subdivision 1, paragraph (c), clause (1), as in effect from time to time and which is currently 4% simple interest per annum for 2026.
If a Dissenter believes this payment by the Company is less than the fair value of the Dissenting Shares, plus interest, such Dissenter must give written notice to the Company of the Dissenter’s own estimate of the fair value of the Dissenting Shares, plus interest, within 30 days after the date the Company mails the payment, and must demand payment of the difference between the Dissenter’s own estimate and the Company’s payment. If such Dissenter fails to give written notice of such estimate to the Company or fails to demand payment of the difference, within the 30-day time period, such Dissenter is entitled only to the amount of the Company’s payment.
The Company may withhold such payment with respect to Dissenting Shares for which a Dissenter demanding payment (or persons on whose behalf such Dissenter acts) was not the beneficial owner as of the first public announcement date of the Merger Agreement, which is April 21, 2026. As to each such Dissenter who has validly demanded payment, following the Effective Time or the receipt of demand, whichever is later, the Company must mail its estimate of the fair value of such Dissenter’s Dissenting Shares and a statement of the reason for withholding the payment, and offer to pay this amount, plus interest, to the Dissenter upon receipt of such Dissenter’s agreement to accept this amount in full satisfaction. The Dissenter may decline the Company’s offer and give written notice to the Company of such Dissenter’s own estimate of the fair value of the shares of stock, plus interest, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company’s offer. If the Dissenter fails to make this demand within the 30-day time period, such Dissenter is entitled only to the amount the Company offered.
If the Company receives a demand from a Dissenter (including a Dissenter who held shares of Company Common Stock on the first public announcement date of the Merger Agreement, and a Dissenter who purchased shares of Company Common Stock after that date who has complied with the applicable demand requirements) for a supplemental payment, the Company must, within 60 days after receiving the demand, either pay to the Dissenter the amount demanded or agreed to by the Dissenter after discussion with the Company or file in court a petition requesting that the court determine the fair value of the Dissenting Shares, plus interest. The petition must be filed in the county in which our registered office is located, which is Hennepin County. Our registered office is subject to change at any time. All Dissenters whose demands are not resolved within the applicable 60-day period must be made parties to this proceeding.
The court will then determine whether each Dissenter in question has fully complied with the provisions of Sections 302A.471 and 302A.473 of the MBCA, and for all Dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the Dissenting Shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers that may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the Company or a Dissenter. The fair value of the Dissenting Shares as determined by the court is binding on all Dissenters. However, by statute, Dissenters are not liable to the Company for the amount, if any, by which payments remitted to the Dissenters exceed the fair value of such Dissenting Shares determined by a court, plus interest. The costs and expenses of such a court proceeding are assessed against the Company, except that the court may assess part or all of those costs and expenses against a Dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.
Limitation of Other Rights
Under Section 302A.471, subdivision 4 of the MBCA, a shareholder has no right at law or in equity to have the Merger set aside or rescinded, except if the Merger is fraudulent with respect to such shareholder or the Company.
DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, the Company’s shares of Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of Common Stock.
SUBMISSION OF SHAREHOLDER PROPOSALS
If the Merger is completed, we will not hold a 2026 annual meeting of shareholders (“2026 Annual Meeting”) prior to its completion. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we may hold a 2026 Annual Meeting, in which case we will provide notice of or otherwise publicly disclose the date on which such 2026 Annual Meeting will be held.
For a shareholder proposal to be considered for inclusion in the Proxy Statement for the 2026 Annual Meeting, the written proposal must have been received no later than November 20, 2025 at the Company’s principal executive offices, 6111 Blue Circle Drive, Minnetonka, Minnesota 55343, directed to the attention of the Chairman of the Audit Committee, or the Chairman of the Nominating Committee if the proposal relates to the nomination of a director, in order to be considered by the Board for inclusion in the 2026 Annual Meeting proxy materials under the SEC’s proxy rules; provided, that if the 2026 Annual Meeting is held after May 23, 2026, the Company will set a deadline for shareholders to submit a proposal under SEC Rule 14a-8 that is a reasonable time before the Company begins to print and send its proxy materials for the 2026 Annual Meeting.
Also, if the 2026 Annual Meeting has changed more than 30 days from the first anniversary of the 2025 annual meeting, if a shareholder proposal intended to be presented at the 2026 Annual Meeting but not included in the Company’s proxy statement and proxy is received by the Company after a reasonable time before the Company sends its proxy materials for the 2026 Annual Meeting, then management named in the Company’s proxy form for the next annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy material.
Any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting in accordance with Rule 14a-19 of the Exchange Act must provide the required notice of intent to solicit proxies at the Company’s principal executive offices, 6111 Blue Circle Drive, Minnetonka, Minnesota 55343, directed to the attention of the Nominating Committee, no later than 60 calendar days prior to the first anniversary of the date of the 2025 annual meeting; provided, that if the date of the 2026 Annual Meeting has changed by more than 30 calendar days from the first anniversary of the 2025 annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The following Company filings with the SEC are incorporated by reference:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026; and
•	Our Current Reports on Form 8-K and 8-K/A filed with the SEC on April 24, 2026 and April 27, 2026 (other than the portions of such document not deemed to be filed).
We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Shareholders may obtain free copies of the documents filed with the SEC by us through the SEC’s website, www.sec.gov, or through the Investor Information section of our website, www.electro-sensors.com/about/investor-info, and the “SEC Filings” section therein.
You may obtain any of the documents incorporated by reference into this proxy statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by requesting them in writing or by telephone from us at the following address:
Electro-Sensors, Inc.
Attention: Gloria Grundhoefer
Email: ggrundhoefer@electro-sensors.com
Telephone: (952) 930-0100
If you would like to request documents from us, please do so by July 14, 2026, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Information section of our website, www.electro-sensors.com/about/investor-info, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact us at:
Electro-Sensors, Inc.
Attention: Gloria Grundhoefer
Email: ggrundhoefer@electro-sensors.com
Telephone: (952) 930-0100

MISCELLANEOUS
We have supplied all information relating to the Company, and Parent has supplied, and we have not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary – The Parties to the Merger” beginning on page 1 of this proxy statement and “The Parties to the Merger” beginning on page 38 of this proxy statement.
If you hold any certificates representing shares of Common Stock, you should not send in such certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 25, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

Steute Industrial Controls, Inc.,

Steute Burwell, Inc.

and

Electro-Sensors, Inc.

Dated as of April 20, 2026

As Amended as of June 22, 2026

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 20, 2026, by and among steute Industrial Controls, Inc., a Connecticut corporation (“Parent”), Steute Burwell, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Electro-Sensors, Inc., a Minnesota corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and, individually, a “Party”). All capitalized terms used herein will have the respective meanings ascribed thereto in Annex A.
RECITALS
A. The board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting, in each case, in accordance with the Minnesota Business Corporation Act (the “MBCA”).
B. The board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
C. The board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub, in each case, in accordance with the MBCA.
D. Concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Persons identified on Exhibit A attached hereto (the “Support Shareholders”) has entered into a voting and support agreement (collectively, the “Support Agreements”) with Parent and Merger Sub, dated as of the date of this Agreement, with respect to certain obligations of the Support Shareholders relating to this Agreement, including, among other things, that the Support Shareholders will vote the shares of Company Common Stock owned, directly or indirectly, by them in favor of the adoption of this Agreement.
E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
AGREEMENT
In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1
THE MERGER
Section 1.1 The Merger. On the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Minnesota Law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.
Section 1.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company will cause articles of merger (each, a “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota in accordance with Section 302A.615 of the MBCA in order to effectuate the Merger, and by making all other filings and recordings, and delivering and tendering, or causing to be delivered or tendered, as applicable, any Taxes and fees, required under the MBCA to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Minnesota or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.3 General Effects of Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities, restrictions, and duties of each of the Company and Merger Sub shall become the Liabilities, restrictions, and duties of the Surviving Corporation.
Section 1.4 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:
(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, will be converted automatically into the right to receive $7.75 in cash (before giving effect to any required Tax withholdings as provided in Section 2.3(g), without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.4(b) will no longer be outstanding and will be automatically cancelled and cease to exist on the conversion thereof, and each certificate formerly representing any of the shares of Company Common Stock (each, a “Certificate”) and all uncertificated shares of Company Common Stock represented by book-entry form that, immediately prior to the Effective Time, represented shares of Company Common Stock (“Book-Entry Shares”) will thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share have been converted pursuant to this Section 1.4(b).
(c) Treatment of Cancelled Shares. Each share of Company Common Stock that is directly owned by (i) the Company immediately prior to the Effective Time (including as treasury stock or otherwise, in each case, not held on behalf of third parties) or (ii) Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time, will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor (such shares, the “Cancelled Shares”).
(d) Treatment of Dissenting Shares. Any provision of this Agreement to the contrary notwithstanding, if required by the MBCA (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the approval of this Agreement or consented thereto in writing and who are entitled to and have properly and timely notified the Company of their intent to demand payment and exercise dissenters’ rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA, have complied strictly in all respects with Sections 302A.471 and 302A.473 of the MBCA and have not effectively withdrawn such notice or demand with respect to any such shares held by any such holder (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with, but only if, as and when required by, the provisions of Sections 302A.471 and 302A.473 of the MBCA, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereafter be no longer considered Dissenting Shares under this Agreement and will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and without any interest thereon, in accordance with Section 1.4(b). At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Sections 302A.471 and 302A.473 of the MBCA and as provided in the previous sentence, as applicable. The Company will promptly notify Parent of any written notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights or withdrawals of such notices, and any other instruments, notices, petitions, or other communications served pursuant to applicable Law that are received by the Company relating to dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA in connection with the Merger, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not make (or cause to be made on its behalf) any payment or offer of payment with respect to any notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights, or settle, compromise or otherwise negotiate, or offer to settle, compromise or otherwise negotiate any such notices, in each case, without the prior written consent of Parent.
(e) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock will have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the Merger Consideration will be appropriately adjusted, without duplication, to proportionally reflect such change.
Section 1.5 Treatment of Company Options and RSUs.
(a) Company Options. At the Effective Time, each outstanding Company Option as of immediately prior to the Effective Time will be fully vested and will, automatically and without any required action on the part of the holder thereof, be canceled and will be entitled to receive an amount of cash, without interest, equal to $7.75 per share less the exercise price applicable to such Vested Company Option subject to any required withholding of Taxes (such amount, the “Vested Company Option Consideration”).
(b) Company RSUs. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will be fully vested (each, a “Vested Company RSU”) and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock underlying such Company RSU, by (B) the Merger Consideration, subject to any required withholding of Taxes (the “Vested Company RSU Consideration”).
(c) Further Assurances. Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company will take all actions necessary to effect the transactions anticipated by this Section 1.5 under the Company Equity Plan, and any Contract applicable to any Company Option or Company RSU, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to treat (i) all Company Options in accordance Section 1.5(a); and (ii) all Company RSUs in accordance with Section 1.5(b), in each case, have been made. The Company will take all actions necessary to terminate the Company Equity Plan as of the Effective Time.
Section 1.6 Surviving Corporation.
(a) Articles of Incorporation of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the articles of incorporation of Merger Sub as in effect as of the date hereof (but amended so that the name of the Surviving Corporation will be “Electro-Sensors, Inc.”) will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the MBCA and such articles of incorporation.
(b) Bylaws of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation will be “Electro-Sensors, Inc”) will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the MBCA and such bylaws.
(c) Directors of Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d) Officers of Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time will be the initial officers of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(e) No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.
ARTICLE 2
THE CLOSING
Section 2.1 The Closing. The Merger will be consummated at a closing (the “Closing”) taking place (a) via the electronic exchange of documents and signature pages on the tenth (10th) Business Day after the satisfaction or waiver (if and to the extent permitted hereunder) of the last to be satisfied conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions) (such condition, the “Last Condition”) or (b) at such other place, time and date as the Company and Parent may otherwise agree in writing, but subject in each case to the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.2 Conditions to Closing.
(a) Conditions to Obligation of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger will be subject to the satisfaction at or prior to the Closing of the following conditions:
(i) Shareholder Approval. The Company Shareholder Approval will have been obtained.
(ii) No Legal Restraints. No Law, injunction or similar Order by any Governmental Entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger will have been entered, enacted or promulgated and will continue to be in effect that prohibits or makes illegal the consummation of the Merger.
(b) Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:
(i) Company Representations and Warranties. (A) Other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 3.2 (Capitalization) and representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes), each of the representations and warranties of the Company set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, in which case as of such date); (B) the representations and warranties set forth in Section 3.2 will be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than such representations and warranties set forth in Section 3.2 as are made only as of a specified date, in which case as of such date); (C) the Fundamental Representations will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications contained therein) in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than any Fundamental Representations made only as of a specified date, in which case as of such date); and (D) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) will be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date.
(ii) Company Covenants. The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.
(iii) No Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.
(iv) Support Agreements. Each Support Agreement shall remain in full force and effect and a binding obligation of each Person identified on Exhibit A.

(v) Dissenting Shares. Holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock entitled to vote as of the record date for the Company Shareholder Meeting, in the aggregate, shall have exercised statutory dissenters’ rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares of Company Common Stock and shall not have withdrawn or lost such rights.
(vi) Company Officer’s Certificate. Parent will have received a certificate from the Company validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii) have been satisfied in all respects.
(vii) Option Cancellation Receipt and Releases. Unless otherwise agreed by Parent in a particular case, the holders of all Company Options and the Company shall have duly executed and delivered an Option Cancellation Receipt and Release to Parent, and each such Option Cancellation Receipt and Release shall be in full force and effect and shall not have been amended, modified or revoked in any respect.
(viii) ESOP Matters. The Trustee shall provide evidence of the legally valid completion of the ESOP Vote and a copy of the ESOP Determination.
(c) Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:
(i) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 4 will be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such date (except to the extent that any such representation and warranty is made only as of a specified date, in which case such representation and warranty will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii) Parent and Merger Sub Covenants. Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.
(iii) Parent and Merger Sub Officer’s Certificate. The Company will have received a certificate from Parent and Merger Sub, validly executed by the Chief Executive Officer of each of Parent and Merger Sub and on Parent’s and Merger Sub’s behalf, to the effect that, as of the Closing the conditions set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) have been satisfied in all respects.
Section 2.3 Payment of Merger Consideration.
(a) Payment Fund.
(i) Creation of Payment Fund. At or promptly following the Effective Time on the Closing Date, Parent will deposit, or will cause to be deposited (including from the Company’s cash), with Equiniti Trust Company (or another U.S. bank or trust company mutually agreed by Parent and the Company in writing) (the “Paying Agent”), for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable at the Closing pursuant to Section 1.4(b). Such cash deposited with the Paying Agent will be referred to as the “Payment Fund.” With respect to any Dissenting Shares, Parent will not be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay any Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.
(ii) Investment of Payment Fund. The Paying Agent will invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon will affect the amounts payable to holders of Company Common Stock pursuant to this Section 2.3, and following any losses from any such investment, Parent will promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.3(a)(iii).

(iii) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the one-year anniversary of the Effective Time will thereafter be delivered to the Surviving Corporation on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Section 2.3 will thereafter look only to the Surviving Corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration without any interest thereon, on due surrender of their shares.
(b) Payment Procedures.
(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation will cause the Paying Agent, if required thereby, to mail or otherwise provide to each former holder of record of a Certificate or Book-Entry Shares (other than holders of Cancelled Shares and Dissenting Shares), (A) transmittal materials, including a letter of transmittal in customary form reasonably acceptable to the Company, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(b)(iii)) to the Paying Agent or an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, (B) a copy of Sections 302A.471 and 302A.473 of the MBCA and all information contemplated thereby, and (C) instructions for use of such transmittal materials in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration. The Paying Agent will accept transferred Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.
(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver any certificate to receive the applicable Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) will upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered the shares of Company Common Stock represented by such Book-Entry Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time in exchange therefor, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.5) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock represented by such Book-Entry Shares by (B) the Merger Consideration, and the Book-Entry Shares so surrendered will immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.
(iii) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the amount (after giving effect to any required Tax deductions or withholdings as provided in Section 2.5) of Merger Consideration payable in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Company Common Stock for purposes of this Section 2.3(b).
(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares or Certificates are presented to the Surviving Corporation,

Parent or the Paying Agent for transfer or any other reason, the holder of any such Book-Entry Shares or Certificates will be given a copy of the transmittal materials referred to in Section 2.3(b)(i) and instructed to comply with the instructions in such materials in order to receive the Merger Consideration to which such holder is entitled pursuant to this Section 2.3.
(d) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law
(e) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(f) Payment of Equity Award Consideration. Parent will cause the Surviving Corporation to pay through the payroll or the accounts payable system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, the Vested Company Option Consideration and to each holder of a Vested Company RSU, the Vested Company RSU Consideration, as applicable, in each case without interest, no later than the end of the first full regularly scheduled payroll cycle following the Effective Time if such holder is an employee and promptly following the Effective Time to holders who are non-employee directors. Notwithstanding anything herein to the contrary, (a) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Equity Plan or Company Benefit Plan that will not trigger a Tax or penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties hereto will use reasonable best efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Section 1.5 and this Section 2.4 (it being understood that Parent and Merger Sub need not take, and the Company will not take, any action which would increase the costs associated with terminating the Company Equity Awards).
(g) Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and agents, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Company Common Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after March 30, 2026, and not less than one Business Day prior to the date hereof (it being acknowledged and hereby agreed that disclosure of any information in the Company SEC Documents filed with, or furnished to, the SEC on or after March 30, 2026, and not less than one Business Day prior to the date hereof will be deemed to be disclosed in a Section or subsection of the Company Disclosure Schedules only to the extent that such disclosure is reasonably apparent from the content of such disclosure) and (b) as set forth in the correspondingly numbered Section or subsection of the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) or any other Section or subsection of the Company Disclosure Schedules to the extent that the relevance to such representation or warranty in this Article 3 is reasonably apparent from the content of such disclosure; provided that nothing disclosed in the Company SEC Documents will be deemed disclosed with respect to, or modify or qualify the representations and warranties set forth in Section 3.1 (Qualification, Organization, Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authority; Enforceability), Section 3.4 (Consents and Approvals; No Violations), Section 3.8(b) (Absence of Changes) or Section 3.24 (Finders or Brokers), and any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking and Cautionary Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” solely to the extent such disclosures are predictive, cautionary or forward-looking in nature shall not be deemed disclosed, the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Qualification, Organization, Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its charter, bylaws or other similar organizational documents, in any material respect.
(b) The Company does not have, and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule has never had, a Subsidiary.
Section 3.2 Capitalization.
(a) The authorized share capital of the Company consists of 10,000,000 shares of Company Common Stock, $0.10 par value per share. As of the close of business on March 31, 2026 (the “Capitalization Date”), there were (i) 3,532,423 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, and (iii) Company Options to purchase an aggregate of 110,000 shares of Company Common Stock issued and outstanding with a weighted-average exercise price of $4.19; and (iv) 52,500 shares of Company Common Stock underlying outstanding Company RSUs. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Company Disclosure Schedules sets forth a correct and complete list of all Company Equity Awards outstanding as of the Capitalization Date, including with respect to each such Company Equity Award: (1) the identity of the grantee or identification number of the applicable grantee; (2) the number of shares of Company Common Stock subject to such Company Equity Award; (3) the equity incentive plan under which the Company Equity Award was granted; (4) the grant or issuance date; (5) any applicable vesting schedule; and (6) with respect to each Company Option, the exercise price and the expiration date and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.
(b) Except as set forth in Section 3.2(a) or as required by the existing terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other ownership or equity or equity-based interests issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, phantom stock, rights of first refusal, profit participation or other similar rights, agreements, obligations or contractual commitments relating to the issuance of, or measured by reference to, capital stock or other equity, ownership or voting interests of the Company to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity, ownership or voting interests of the Company or securities convertible into, exercisable for, exchangeable for or measured by reference to such shares or other interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other interests.
(c) The Company does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.
(d) There are no voting trusts or other Contracts or agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company, except for the Support Agreements. The Company is not a party to any Contract relating requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 3.3 Authority; Enforceability.
(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and the Company’s shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the MBCA, (iii) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”), and (iv) directed that this Agreement be submitted to the shareholders of the Company at the Company Shareholder Meeting for their approval.
(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.
(c) Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA, no other corporate action, proceedings, shareholder vote or similar action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.
(d) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by and constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
Section 3.4 Consents and Approvals; No Violation.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign national or supranational, state or local governmental or regulatory agency, commission, court, body, entity or authority or any public or private arbitrator or arbitral body (each, a “Governmental Entity”), other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA, (ii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and (iii) compliance with the rules and regulations of the Nasdaq Capital Market (the foregoing clauses (i) through (iii), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.
(b) Assuming compliance with the matters referenced in Section 3.4(a) and receipt of the Company Approvals and the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of their respective properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, or to the loss of a material benefit, under any Company Material Contract binding on the Company (or require a consent relating to the foregoing), or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, other than, in the case of the foregoing clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.5 Reports and Financial Statements.
(a) The Company has filed or furnished, as applicable, all forms, documents, reports, schedules, statements, amendments and certifications required to be filed or furnished by it with the SEC prior to the date of this Agreement (the “Company SEC Documents”) since January 1, 2022, each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the financial position of the Company as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.6 Internal Controls and Procedures.
(a) (i) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) the Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof).
(b) The Company has established and maintains a system of internal accounting controls that are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and to the Knowledge of the Company as of the date hereof, no Company SEC Documents are subject to ongoing investigation or SEC review.
Section 3.7 No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Company Disclosure Schedules or (a) as disclosed, reflected or reserved against in the audited balance sheet of the Company as of

December 31, 2025, and the footnotes to such balance sheet, in each case set forth in the Company’s report on Form 10-k for the twelve-month fiscal period ended December 31, 2025, (b) as expressly permitted or contemplated by this Agreement, or incurred pursuant to the transactions contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities and obligations incurred in the ordinary course of business or (e) as would not reasonably be expected to be material to the Company, since December 31, 2025 (the “Company Balance Sheet Date”), neither the Company nor any Subsidiary of the Company has any material Liabilities or other obligations. The Company is not a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed in accordance with Item 303 of Regulation S-K promulgated under the Securities Act.
Section 3.8 Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules:
(a) From the Company Balance Sheet Date through the date of this Agreement, the Company has conducted their respective businesses, in all material respects, in the ordinary course of business.
(b) From December 31, 2025, through the date of this Agreement, there has not been any event, change, occurrence or development that has had, individually or in the aggregate, a Company Material Adverse Effect.
(c) Since the Company Balance Sheet Date, the Company has not taken any action that would be prohibited by clauses (i), (ii), (v), (vi), (x), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxii), (xxv), and (xxviii) of Section 5.1(b), if taken or proposed to be taken after the date hereof.
Section 3.9 Compliance with Laws.
(a) Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, since January 1, 2022, the Company has been in compliance in all material respects with and not in default under or in violation in any material respect of any Law applicable to the Company.
(b) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations and approvals of any Governmental Entity (“Permits”) necessary for the Company to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”) except where the failure to possess such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company has not, since January 1, 2022 to the date of this Agreement, received any written notice that the Company is in violation of any Law applicable to the Company or any Company Permit in any material respect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Company Permit.
(d) Since January 1, 2022, neither nor any of its directors, officers, agents, employees, or, to the Knowledge of the Company, other Persons acting on behalf of any of the Company, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”); (ii) has directly or indirectly made, offered, agreed, requested, authorized, received or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback, gift or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws; or (iii) otherwise taken or failed to take any action that would cause the Company to violate any Anti-Corruption Laws. The Company maintains reasonably detailed and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials. The Company has instituted, enforces, and maintains policies and procedures reasonably designed to provide reasonable assurance of compliance with the applicable Anti-Corruption Laws and Trade Control Laws.
(e) Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents or other Persons acting on behalf of any of the Company, in their capacity as such, is currently, or has since January 1, 2022, been: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).
(f) Since January 1, 2022, neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents or other Person acting on behalf of any of the Company, in their capacity as such; (i) has received from any Governmental Entity or, to the Knowledge of the Company, any other Person any written or, to the Knowledge of the Company, oral notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Anti-Corruption Laws or Trade Control Laws. There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to Anti-Corruption Laws or Trade Control Laws.
(g) The Company has not applied for or accepted any loan or funds from any Governmental Entity or any loan or funds pursuant to any Law enacted by any Governmental Entity in response to the COVID-19 pandemic, except for any such loan or funds that have been repaid in full to such Governmental Entity. With respect to each loan or funds received by the Company from any Governmental Entity or any loan or funds pursuant to any Law enacted by any Governmental Entity in response to the COVID-19 pandemic, (i) the Company has been in compliance with all material terms and conditions of such loan and with all material requirements of applicable Laws pertaining to such loan, and all applicable material regulations and guidance issued by any Governmental Entity or applicable financial institution; (ii) all representations and certifications executed or made by the Company or any of their respective Representatives pertaining to such loan (including the application for such loan) were current, accurate, and complete in all material respects as of their effective date; (iii) no Governmental Entity or other Person has notified the Company in writing of any actual or alleged material violation or breach of any statute, regulation, representation, certification, Law, disclosure obligation, or contract term with respect to such loan; and (iv) (A) there are no investigations, lawsuits, or audits completed, underway, announced, or to the Knowledge of the Company, threatened by any Governmental Entity or any other Person (including any financial institution or whistleblower) pertaining to any such loan issued to the Company or any application for such loan by the Company, and (B) to the Knowledge of the Company, no such investigation is anticipated from any Governmental Entity.
(h) For purposes of this Agreement:
(i) “Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection.
(ii) “Restricted Person” means any Person identified on any applicable U.S. and non-U.S. export-related restricted party list, including the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List.
(iii) “Sanctioned Country” means any country or region or government thereof that is, or has been since January 1, 2022, the subject or target of a comprehensive embargo under Trade Control Laws (including Russia, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine).
(iv) “Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (A) any Person listed on any applicable U.S. or non-U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, or any other sanctions or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State, the UK Consolidated List of Financial Sanctions Targets, or the OFSI List of Persons Named in Relation to Financial and Investment Restrictions; (B) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (A); (C) any Person located, organized, or ordinarily resident in a Sanctioned Country; or (D) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

(v) “Sanctions Laws” means applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including those administered or enforced by United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council.
(i) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq National Market, including, without limitation, all applicable corporate governance rules and regulations.
Section 3.10 Investigations; Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedules, there are currently no, and since January 1, 2022 there have been no: (a) pending or, to the Knowledge of the Company, threatened Actions, investigations or reviews before any Governmental Entity with respect to the Company; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting the Company or any of its assets or properties, in each case, that would (i) reasonably be expected to be material to the Company or (ii) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
Section 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedules sets forth all material Company Benefit Plans. With respect to each material Company Benefit Plan, other than any such Foreign Plan, the Company has made available to Parent, true and complete copies of, (i) each current plan document constituting a part of such Company Benefit Plan (or, if unwritten, an accurate and complete description of all material terms), including all amendments thereto, (ii) the most recent summary plan description, (iii) any related trust agreement or other funding instrument, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, and (vi) any material correspondence from a Governmental Entity in the previous three years. With respect to each material Foreign Plan, the Company has made available to Parent either a true and complete copy of such Foreign Plan or a summary of the material terms of such Foreign Plan.
(b) (i) Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii) all contributions, reimbursements, premiums or payments that have become due have been made timely in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of applicable Law, and all such contributions, reimbursements, premiums or payments that are not yet due have been made or properly accrued in accordance with GAAP; (iv) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Benefit Plan; (v) the Company has not incurred or could not reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist that could reasonably be expected to result in the imposition of any such penalty or Tax; (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in the ordinary course of business in accordance with the terms of the Company Benefit Plans) by, on behalf of or against, or related to any of the Company Benefit Plans or any trusts related thereto; and (vii) no Company Benefit Plan and the Company does not have any Liability under a plan or arrangement that provides (or has promised to provide) for post-employment, post-service or retiree health, medical or other welfare benefits (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law and at the expense of the applicable employee). No Company Benefit Plan is, and the Company does not have any Liability (including on account of an ERISA Affiliate) with respect to: (A) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (B) a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA. Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (w) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (x) each Foreign Plan intended to receive favorable tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (y) no Foreign Plan is a defined benefit plan, and (z) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.
(c) Except as otherwise set forth in and contemplated by this Agreement or the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, independent contractor or director of the Company to severance pay, or any other payment or benefit from the Company, (ii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due to any such current or former employee, independent contractor or director, (iii) result in any funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan without material liability or (v) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(d) The Company is not party to, nor do they have any current or contingent obligation under, any Company Benefit Plan to compensate, gross-up, indemnify or otherwise make-whole any person for excise Taxes or related interest or penalties payable pursuant to Section 4999 of the Code or Section 409A of the Code.
(e) Each Company Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.
(f) ESOP Matters. In addition to the provisions of this Section 3.11, the provisions of this Section 3.11(f) apply to the ESOP.
(i) The ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which is part of the ESOP is now, and has at all times since inception been, a trust duly formed in accordance with applicable state Law and is, and at all times has been, a trust qualified under Section 501(a) of the Code.
(ii) The ESOP complies, and has been administered and operated in material compliance in all material respects with, its terms and all applicable Law. All amendments and actions required to bring the ESOP into conformity with all of the applicable provisions of the Code, ERISA and other applicable Law have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date. Neither the Company nor any participant in the ESOP is or could reasonably be expected to be subject to any Liability by reason of Section 4979A of the Code.
(iii) The shares of Company common stock held by the ESOP constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA. No prior purchase of the Company stock held by the ESOP, or distribution or sale of Company stock by the Trustee (or any previous ESOP trustee) has adversely affected the qualified status of the ESOP under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code.
(iv) Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
(v) The execution and performance of this Agreement do not create any Liability with respect to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(vi) Section 3.11(f)(vi) of the Disclosure Schedules sets forth a list of all documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors or service providers in connection with any prior transactions involving the ESOP or the transactions contemplated by this Agreement.
(vii) Neither the ESOP nor the Company is subject to any claims or Liabilities in respect of the ESOP, except for the payment of benefits and expenses payable in connection with the administration and winding up of the ESOP.
(viii) The Company has made available to Parent true, correct and complete copies of the ESOP plan and trust documents, including all amendments thereto, together with all engagement letters with respect to the Trustee and any prior ESOP trustees. The Company has made available to Parent true, correct and complete copies of (i) all fairness opinions received by the Trustee (or any prior ESOP trustee) or the Company with respect to all purchases and sales of the ESOP Securities, including all fairness opinions received by the Trustee (or any prior ESOP trustee) or the Company in connection with each of the transactions involving the ESOP; (ii) any allocation records evidencing actual releases of such ESOP Securities from suspense accounts and subsequent allocations of such ESOP Securities to the ESOP participants’ (or beneficiaries’) accounts; and (iii) all records maintained by or for the Company or the ESOP with respect to any pass-through of voting rights to participants (or beneficiaries) in the ESOP that has been required in order to comply with any applicable Law, including Sections 401(a)(22) and 409(e) of the Code for any plan year.
(ix) The Trustee has been duly and properly appointed by the Company. The Trustee possesses the legal capacity, full power and authority to execute, deliver and perform the obligations under the ESOP trust agreement and the applicable obligations of the ESOP under this Agreement. The Trustee has at all times, on behalf of the ESOP, performed and complied with all material terms, provisions, agreements and conditions required to be performed or complied with by the Trustee. No matured or unmatured default or breach under the ESOP trust agreement by the Trustee exists.
Section 3.12 Labor Matters.
(a) The Company is not a party to or bound by any Collective Bargaining Agreement, and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company.
(b) During the three years prior to the date of this Agreement, there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, work stoppages, slowdowns, picketing, handbilling, unfair labor practice charges, material labor grievances, material labor arbitrations or other labor disputes against or affecting the Company. To the Knowledge of the Company, in the past three years, there has been no union organizing effort or activity pending or threatened against the Company. The Company has satisfied in all material respects any legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of the Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(c) Except as would not be, individually or in the aggregate, material to the Company, during the three years prior to the date of this Agreement, to the Knowledge of the Company, (i) no allegations of sexual harassment, other sexual misconduct or discrimination have been made against any employee of the Company with the title of director, vice president or above except as set forth on Schedule 3.12(c), (ii) there are no Actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, other sexual misconduct or unlawful discrimination by any employee of the Company with the title of director, vice president or above and (iii) the Company has not entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or discrimination by any employee of the Company with the title of director, vice president or above.
(d) The Company is and since January 1, 2023 has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), outsourced labor or workforce, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools and other artificial intelligence.
Section 3.13 Tax Matters.
(a) The Company has prepared and timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by the Company, and all such Tax Returns are complete and accurate in all material respects.
(b) The Company has timely paid in full all material Taxes due and payable by it (whether or not shown on any Tax Return). The Company has withheld and timely paid all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Company has complied with all reporting and recordkeeping requirements under applicable Law with respect to such payments. The Company has correctly classified all its service providers as either employees or independent contractors for all applicable Tax purposes.
(c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedules, no audit, examinations, investigation or other Action in respect of material Taxes of the Company is pending or has been threatened in writing. There are no requests for rulings or determinations in respect of any income or other material Tax pending between the Company and any Governmental Entity. No claim has been made by a Governmental Entity in a jurisdiction in which the Company has not filed Tax Returns or paid Taxes that the Company is or may be subject to taxation by or is required to file Tax Returns in that jurisdiction.
(d) Other than customary extensions of the due date to file a Tax Return obtained in the ordinary course of business, the Company has not requested, granted, or become the beneficiary of, or consented to, any extension or waiver of any statute of limitations period related to the assessment or collection of any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.
(e) There are no Liens for Taxes on any property or other assets of the Company except for Permitted Liens.
(f) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the five-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.
(g) The Company has not participated in or is participating in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(h) The Company (i) has not been a member of an Affiliated Group filing a combined, consolidated, joint, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or any Subsidiary of the Company) or (ii) does not have any material liabilities for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes) or otherwise as a matter of Law.
(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting or the cash method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into on prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) inclusion pursuant to Section 965 of the Code, (vi) excess loss account, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of Law), (vii) any gain recognition agreement to which the Company is a party under Code Section 367 (or any corresponding or similar provision of income Tax Law), in respect of taxable periods ending on or prior to the Closing Date, or (viii) income inclusion pursuant to Section 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date.

(j) The Company is, and since its formation has been, properly classified as a C corporation for U.S. federal, state, and local income Tax purposes.
(k) The Company does not have a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in, or is tax resident in, a country other than the country in which it is organized.
(l) The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length, in all material respects.
(m) The Company has not received from any Governmental Entity in a jurisdiction where the Company has not filed a specific type of Tax Return any written claim that such Person is or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction, which claim has not been fully resolved.
(n) As of the Company Balance Sheet Date, the Company did not have any Liabilities for unpaid Taxes that had not been accrued or reserved on its financial statements, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice, and adequate accruals or reserves have been established for all Liabilities for Taxes incurred by the Company since such date.
(o) The consummation of the Merger will not result in, or satisfy a condition to, the payment of compensation that would result in the payment of any amount that by operation of Section 280G of the Code would not be deductible by the Company or be subject to the excise tax under Section 4999 of the Code, and no arrangement exists pursuant to which the Company will be required to “gross-up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(p) The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(q) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or similar agreement.
(r) The Company has provided or made available to Parent true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since, or for any taxable period ending on or after, December 31, 2021.
(s) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. The Company does not and has never owned any direct, indirect or constructive interest in any entity constituting a controlled foreign corporation (within the meaning of Section 957 of the Code) or a passive foreign investment company (within the meaning of Section 1297 of the Code).
(t) No Group Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the 2020 Tax Acts to temporarily reduce (or temporarily delay the due date of) otherwise applicable Tax payment obligations of the Company or its employees to a Governmental Entity.
Section 3.14  Real Property.
(a) Section 3.14(a) of the Company Disclosure Schedules lists all of the real property owned (of record or beneficially) by the Company as of the date hereof (collectively, the “Owned Real Property”), including the record title holder (and beneficiary(ies), if applicable), common address, legal description and tax parcel identification number of such Owned Real Property. The Company has made available to Parent copies of the deeds and other instruments (as recorded), to the extent in the possession or control of the Company, by which the Company acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys material to the Owned Real Property and in the possession or control of the Company and relating to such Owned Real Property. With respect to the Owned Real Property: (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except Permitted Liens; (ii) the Company has not assigned, transferred, conveyed, mortgaged, leased, licensed, deeded in trust or encumbered any interest in the Owned Real Property other than the Permitted Liens or to the extent set forth on the Section 3.14(a) of the Company Disclosure Schedules, nor has an agreement been entered into to do so; (iii) the Company is not in receipt of any written notice of default pursuant to any Liens and, to the Company’s Knowledge, no condition exists that is or could be a default by any party under any Liens. Without limiting the generality of the foregoing, but rather in furtherance and confirmation thereof, (i) except to the extent set forth on Section 3.14(a) of the Company Disclosure Schedules, the Owned Real Property is not subject to any license, lease or tenancy of any kind and there are no parties, other than the Company, occupying or with a right to occupy the Owned Real Property other than pursuant to immaterial arrangements entered into in the ordinary course of business; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase, lease or otherwise acquire any right, title or interest in any Owned Real Property or any portion thereof or interest therein. The Company’s title to the Owned Real Property is insured under one or more valid and reputable title insurance policies. The Company is not a party to any option or other contract to purchase any real property or interest therein.
(b) Section 3.14(b) of the Company Disclosure Schedules lists all of the real property leased, subleased or otherwise occupied or used by the Company as of the date hereof (the “Leased Real Property,” and together with the Owned Real Property, collectively the “Real Property”), together with a true and complete list of all leases, lease guaranties, subleases, licenses, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments and modifications thereof in effect (each, a “Lease” and collectively, the “Leases”).
(c) The Company has made available to the Parent a true and complete copy of each Lease. With respect to each such Lease: (i) such Lease is in full force and effect, valid, binding, and enforceable against the Company and, to the Company’s Knowledge, any other party thereof in accordance with its terms; (ii) such Lease constitutes the entire agreement to which the Company is a party with respect to the subject Leased Real Property; (iii) except as listed in Section 3.14(c) of the Company Disclosure Schedules, the Company has not assigned, sublet, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby, nor has an agreement been entered into to do so; (iv) except as listed in Section 3.14(c) of the Company Disclosure Schedules, the Company is not in receipt of any written notice of default pursuant to such Lease, no rent is past due and, to the Company’s Knowledge, no fact, circumstance or condition exists that is or could be a default by any party under such Lease or permit the termination or modification of or acceleration of rent under such Lease and no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) the Closing will not affect the enforceability against any Person with respect to such Lease or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as currently conducted and (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company. Without limiting the generality of the foregoing, but rather in furtherance and confirmation thereof, the Leased Real Property is not subject to any license, lease or tenancy of any kind (other than the Leases) and there are no parties, other than the Company, occupying or with a right to occupy the Leased Real Property.
(d) All buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in all material respects in good condition and repair, ordinary wear and tear excepted, and are sufficient for the operation of the business of the Company as currently conducted. To the Company’s Knowledge, there are no material structural deficiencies or material latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually, or in the aggregate, interfere in any material and adverse respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Real Property in the ordinary course of business. The Real Property constitutes all of the real property used, and necessary, in the conduct of the business of the Company. All buildings, fixtures, tangible personal property and leasehold improvements used in the business of the Company are located on the Real Property.
(e) There are no Actions which are pending against the Owned Real Property or, to the Company’s Knowledge, pending against the Leased Real Property or threatened against the Real Property that could reasonably be expected to materially affect the continued use of the Real Property. There are no presently pending or, to the Company’s Knowledge, threatened Actions to (a) condemn, take or demolish the Owned Real Property or any part thereof, (b) declare the Owned Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Owned Real Property. There are no presently pending or, to the Company’s Knowledge, threatened special assessments affecting any part of the Owned Real Property. To the Company’s Knowledge, there are no presently pending or threatened Actions to (a) condemn, take or demolish the Leased Real Property or any part thereof, (b) declare the Leased Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. To the Company’s Knowledge, there are no presently pending or threatened special assessments affecting any part of the Leased Real Property.
(f) Neither the Real Property nor the use or occupancy thereof violates in any material respect any Law, Orders, covenants, conditions or restrictions related to the licensing and regulation under federal, state and local laws relating to the handling and disposal of hazardous waste or the safety and health of laboratory employees that are applicable to the Real Property used for manufacturing facilities.
Section 3.15 Intellectual Property.
(a) The issued Patents, Patent applications, registered Marks, applications for registration of Marks, registered Internet domain names, registered Copyrights and applications for registration of Copyrights within the Company Intellectual Property are referred to collectively as the “Company Registered Intellectual Property” and are set forth on Section 3.15 of the Company Disclosure Schedules. No Company Registered Intellectual Property has expired or been cancelled or abandoned except at the expiration of the term of such rights. Each item of Company Registered Intellectual Property is in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain each such item have been made or taken.
(b) The Company (i) exclusively owns all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) has sufficient rights to all other Intellectual Property used in or necessary for the conduct of the business of the Company. All Company Intellectual Property is subsisting, valid, and to the Knowledge of the Company, is enforceable. All licenses granted by the Company to the Company Intellectual Property are non-exclusive and have been granted in the ordinary course of business.
(c) All Intellectual Property owned, used or held for use by the Company immediately prior to the Closing Date shall be available for use by the Company immediately after the Closing Date on identical terms and conditions to those under which the Company owned, used or held for use such Intellectual Property immediately prior to the Closing Date. The Company is not subject to any action, order, or Contract that restricts in any manner the Company’s right to use, practice, distribute, provide, transfer, assign, or exploit any Company Intellectual Property.
(d) The conduct of the business of the Company does not, in any material respect, infringe, violate or constitute misappropriation of, and has not in the last six years, materially infringed, violated or constituted misappropriation of, any Intellectual Property rights of any third Person. To the Knowledge of the Company, as of the date of this Agreement, except as set forth on Section 3.15(d) of the Company Disclosure Schedule, no third Person is materially infringing, violating, or misappropriating any Company Intellectual Property. There is no (and there has not, during the six years preceding the date of this Agreement, been any) pending claim or asserted claim in writing asserting that the Company has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person (including any unsolicited demand or request from any Person to license any Intellectual Property) or that any Company Intellectual Property is invalid or unenforceable. The Company has taken commercially reasonable measures to protect the confidentiality of the Trade Secrets and other material confidential information of the Company and third-party confidential information provided to the Company that the Company is obligated to maintain in confidence. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, there is no (and there has not, during the six years prior to the date of this Agreement, been any) pending claim by the Company against any third Person with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property.
(e) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company (each, a “Contributor”) has executed a valid and enforceable written Contract providing for (A) the confidentiality and non-disclosure by such Contributor of all Trade Secrets and other confidential information of the Company and (B) the assignment by such Person (by way of present grant of assignment) to the Company of all right, title and interest in and to such Intellectual Property that the Company does not already own by operation of Law by virtue of such Contributor’s employment or engagement by the Company. To the Company’s Knowledge, no Contributor has breached or violated any such agreement. No current or former Contributors, founders, members, directors, officers, employees, contractors, consultants, or agents of the Company, and no governmental entity, university, college, or educational or research institution, owns any rights, title, or interest (whether or not currently exercisable) in or to any Company Intellectual Property.
(f) All Company Products are, to the best of the Company’s Knowledge, free of any material defects, errors, bugs, or deficiencies, operate in compliance in all material respects with the Company’s contractual obligations and warranties with respect thereto, and operate in accordance in all material respects with all applicable specifications and documentation provided or made available by the Company with respect thereto.
(g) No Trade Secrets of the Company have been disclosed, delivered, licensed or made available by the Company to any third Person who was not, as of the time thereof, an employee or contractor of the Company in connection with their performance of services for the Company and pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in an obligation for the Company to deliver, license or disclose any Trade Secrets of the Company to any third Person who is not, as of the date of this Agreement, an employee or contractor of the Company for the performance of such services and pursuant to a written confidentiality agreement.
(h) Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, the Company is not under any obligation to license any Intellectual Property to any (i) Governmental Entity because it has received funding to develop such Intellectual Property from a Governmental Entity, and no Governmental Entity has any right to restrict the sale, licensing, distribution or transfer of any Company Intellectual Property, or (ii) Person due to being a participant in any standards-setting, patent pool or similar organization.
(i) The Company has not utilized any AI Technologies in connection with any Company Products.
Section 3.16 Information Technology. Except as disclosed on Section 3.16 of the Company Disclosure Schedules, the Company has implemented and, at all times, maintained and monitored reasonable and commercially customary technical, administrative and physical measures, including written policies and procedures and data security testing, designed to preserve and protect the confidentiality, availability, security and integrity of, and to protect against Security Incidents affecting, the Company IT Assets, Personal Data, and the Company Products. The Company has implemented and routinely tested, in a commercially reasonable manner, business continuity, disaster recovery, and data backup and storage procedures and plans relating to Company IT Assets and Personal Data. The Company IT Assets are adequate in all material respects for, and perform the functions necessary to carry on the conduct of the Company’s businesses, and, to the Company’s Knowledge, the Company IT Assets and the Company Products are free of Malicious Code. The Company has remediated all material risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Company or the Company IT Assets . Since January 1, 2022, the Company has experienced no material continued substandard performance, failure or other adverse event of the Company IT Assets that has caused any material disruption of or interruption in or to the use of the Company IT Assets and there are no material claims pending or, to the Knowledge of the Company, threatened against the Company with respect to the security, confidentiality, availability, or integrity of the Company IT Assets. The Company owns or has sufficient rights pursuant to a written Contract to access and use all Company IT Assets material to the conduct of the business of the Company.
Section 3.17 Privacy. Except as set forth on Section 3.17 of the Company Disclosure Schedules, (a) there are no (and since January 1, 2022 there have not been any) claims, actions, investigations, enforcement or regulatory proceedings or other allegations pending or, to the Knowledge of the Company, threatened against the Company relating to a violation of any Privacy Obligations, the Processing of Personal Data, or any Security Incidents (including related to any fines or other sanctions), (b) the Company has not notified or been required to notify any Person of any Security Incidents, (c) since January 1, 2022, there has been no Security Incident, and the Company is not aware of any circumstance that may reasonably result in a Security Incident, (d) the Company has complied, and since January 1, 2022, have been, and are, in compliance, with all Privacy Obligations in all material respects, and (e) the entry into the transactions contemplated by this Agreement, including any contemplated transfer of Personal Data to the Surviving Corporation or Parent in connection therewith, will not, in any material respect, result in a breach or violation of, or constitute a default under, any Privacy Obligations. The Company has contractually obligated all third parties that, on behalf of the Company, Process Personal Data or have access to Company IT Assets, to (i) comply with applicable Laws and (ii) protect and secure such Personal Data and Company IT Assets in a manner commercially reasonable under industry standards.

Section 3.18 Material Contracts.
(a) Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company is not a party to or bound by any Contract (including all amendments thereto, and excluding any Company Benefit Plan (other than with respect to clauses (xiii) and (xiv) below) or Lease) that:
(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company;
(ii) (A) contains material restrictions on the right of the Company (or after the Closing Date, the Surviving Corporation or Parent) (1) to compete or engage in any line of business with any Person in any geographic area anywhere in the world, (2) that limits the rights of such party to enter into any partner or similar agreements with third parties, or (3) that binds any such party through any customer non-solicitation or non-competition covenant; (B) that grants exclusivity or “most favored nation” protections or rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s suppliers); or (C) contains exclusivity obligations that materially limit the freedom or right of the Company (or, after the Closing Date, the Surviving Corporation or Parent), to develop, sell or distribute any products or services for any other Person;
(iii) provides for the formation, creation, operation, management or control of any joint venture with a third party;
(iv) is an indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract providing for indebtedness for borrowed money of the Company (other than indebtedness among the Company);
(v) is a settlement, conciliation or similar Contract that would require the Company to pay any consideration after the date of this Agreement or that contains restrictions on the business and operations of the Company that are material to the business of the Company;
(vi) (A) provides for the acquisition or disposition by the Company of any business or Person (whether by merger, sale of stock, sale of assets or otherwise) or (B) pursuant to which the Company acquired or will acquire any ownership interest in any other Person or other business enterprise, in each case, under which the Company has any earn-out or other contingent payment obligation, or indemnification obligation remaining to be performed as of the date hereof;
(vii) obligates the Company to make any future capital investment or capital expenditure outside the ordinary course of business;
(viii) prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or prohibits or requires the pledging of the capital stock of the Company;
(ix) has resulted in payments by the Company of more than $50,000 in the aggregate for the 12 months ended December 31, 2025 (other than Contracts subject to clause (v) above);
(x) has resulted in payments to the Company of more than $50,000 in the aggregate for the 12 months ended December 31, 2025;
(xi) is a Collective Bargaining Agreement or similar agreement to which the Company is a party or by which the Company is bound;
(xii) is with (A) each of the customers of the Company (the “Material Customers”) that (I) has resulted in payments to the Company in excess of $50,000 for the 12 months ended December 31, 2025 or (II) is anticipated by the Company, as of the date hereof, to result in payments to the Company in excess of $50,000 for the 12 months ending December 31, 2026; and (B) each of the top 20 largest vendors of the Company by dollar amount taken as a whole for the 12 months ended December 31, 2025 (the “Material Vendors”);
(xiii) provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent, and other indemnification obligations imposed by the Company’s organizational documents or pursuant to applicable Law, or (B) accelerated vesting in connection with a change of control to the extent provided under existing equity award agreements (including as a result of any termination of employment in connection with or following a change of control) except as permitted under the Company’s equity plans and otherwise contemplated by this Agreement;
(xiv) is a Contract that is for the employment or engagement of any (a) directors, (b) officers, (c) employees or independent contractors providing for annual base salary or payment in excess of $150,000, in each case of the Company, and (d) in each case, cannot be terminated with less than 30 days’ notice without incurring any liability or financial obligation;
(xv) is a Government Contract;
(xvi) (A) is between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding shares of the Company Common Stock, on the other hand, except for any Company Benefit Plan, or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;
(xvii) any Contract pursuant to which any Intellectual Property has been sold or assigned to the Company by a third Person, or is currently being licensed or otherwise conveyed or provided, or subject to a covenant not to sue, to the Company by a third Person, including Contracts for the development of Intellectual Property for the benefit of the Company;
(xviii) any Contract pursuant to which any Intellectual Property has been sold or assigned to any Person by the Company, or is currently being licensed or otherwise conveyed or provided, or subject to a covenant not to sue, to any Person by or on behalf of the Company;
(xix) any Lease; or
(xx) provides for the development of material Intellectual Property for the benefit of the Company.
Each Contract required to be listed pursuant to clauses (i) — (xx) of this Section 3.18(a), and each Contract of the type described in clauses (i) — (xx) of this Section 3.18(a) that is entered into by the Company after the date of this Agreement, is referred to herein as a “Company Material Contract.”
(b) True and correct copies of each Company Material Contract have been publicly filed prior to the date of this Agreement or otherwise have been made available to Parent prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, (i) the Company is not in breach of or default under the terms of any Company Material Contract, and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each Company Material Contract is a valid and binding obligation of the Company and is in full force and effect, subject to the Enforceability Exceptions.
(c) To the Knowledge of the Company, since January 1, 2024 to the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer or Material Vendor indicating that such Person intends to terminate or not renew any Company Material Contract with such Person (except in accordance with the terms thereof).
Section 3.19 Government Contracts. The Company has not (a) breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been, since January 1, 2022, suspended or debarred from bidding on governmental contracts by a Governmental Entity; (c) been, since January 1, 2022, audited or investigated by any Governmental Entity with respect to any Government Contract that resulted in any adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract; (d) made, since January 1, 2022, any mandatory disclosure under FAR 52.203-13(b)(i) or any voluntary disclosure to any Governmental Entity with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Active Government Contract that remains unresolved; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or the Company’s failure to perform; (g) received any Government Contract based on the Company having small business status or other preferred bidder status afforded by statute or regulation since January 1, 2022; or (h) any Active Government Contracts payable on a cost-reimbursement basis. The Company has established and maintained adequate internal controls for compliance with its Government Contracts.

Since January 1, 2022, all invoices and claims for payment submitted by the Company were current, accurate and complete as of their respective submission dates. There are no material outstanding claims or disputes between the Company, on the one hand, and any Governmental Entity or any prime contractor, on the other hand, arising under or relating to any of the Company’s Government Contracts.
Section 3.20 Insurance Policies. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company (taking into account the cost and availability of such insurance). Section 3.20 of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all currently effective insurance policies issued in favor of the Company (the “Company Insurance Policies”). (a) Each of the Company Insurance Policies is in full force and effect and all premiums due and payable thereon are not past due, and the Company is in compliance in all material respects with the terms and conditions of such Company Insurance Policies; and (b) the Company is not in breach or default under any Company Insurance Policy in any material respect, and, to the Company’s Knowledge as of the date hereof, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of such Company Insurance Policies. Since January 1, 2022, the Company has not received any written notice regarding any non-renewal, termination, invalidation or cancellation of any Company Insurance Policy, except for non-renewal notices generated because the applicable insurance provider has ceased insuring a particular product or for other reasons not specific to the Company, provided, that, in each such case the Company has obtained replacement insurance.
Section 3.21 Affiliate Party Transactions. Except as set forth on Section 3.21 of the Company Disclosure Schedules, since January 1, 2022, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.
Section 3.22 Proxy Statement.The Proxy Statement (a) will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and (b) will, at the time of the Company Shareholder Meeting, comply in all material respects as to form with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; provided, that in the case of both clause (a) and clause (b), no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.
Section 3.23 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. It is hereby understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.
Section 3.24 Finders or Brokers. Except for the Company Financial Advisor, the Company has not employed or engaged any investment banker, broker or finder who would be entitled to any fee or any commission in connection with or on consummation of the Merger.
Section 3.25 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.10 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company (each, a “Takeover Law”) materially restricts the Company’s ability to enter into this Agreement, the Merger, or the other transactions contemplated hereby, and the

Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that any restrictions on business combinations under any applicable “anti-takeover” Law will not in any material respect, impede the consummation of the Merger.
Section 3.26 Environmental Matters. Except for such matters as would not reasonably be expected to be, individually or in the aggregate, material to the Company or as set forth on Section 3.26 of the Company Disclosure Schedules, (a) the Company is, and has been since January 1, 2022, in compliance with all Environmental Laws and the Company has not received any notice regarding any violation of, or any liability (contingent or otherwise) under, any Environmental Law; (b) there has been no release, storage, handling, manufacture, distribution, sale, treatment, arrangement for the disposal or disposal of, contamination by, or exposure of any Person to any Hazardous Substances that has given or would give rise to any liability (contingent or otherwise) for the Company under Environmental Laws; (c) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company, and the Company has not received any notice, report or other information, in each case alleging any violation of, or Liability under, Environmental Laws; (d) there is no pending Order applicable to the Company or the Real Property, arising from any violation of Environmental Laws or any release of Hazardous Substances by the Company. The Company has furnished to Parent all environmental audits, reports and other material environmental documents (including, without limitation, Phase I environmental site assessment reports and Phase II reports) relating to the Company’s current properties, facilities or operations that are in its possession or under its reasonable control.
Section 3.27 Regulatory Matters.
(a) Section 3.27(a) of the Company Disclosure Schedules sets for a true, complete and correct list of all material clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Entity (the “Regulatory Authorizations”), and held by the Company, to permit the conduct of its business as currently conducted. There are no other Regulatory Authorizations required for any Company Product in connection with the conduct of the business of the Company as currently conducted. The Company has filed with the applicable regulatory authorities all material required filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions. All such filings, declarations, listings, registrations, reports or submissions (i) are, and were since filing, in compliance in all material respects with applicable Laws and all formal filing and maintenance requirements, and no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions, (ii) in good standing, valid and enforceable.
(b) Any Company Product that is or has been researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, sold or otherwise commercialized in connection with the business of the Company or by or on behalf of the Company is in compliance in all material respects with all applicable Laws. The Company has not received any written notice or other communication from any Governmental Entity alleging any material violation of any Law. There are no actions against or affecting the business of the Company or any Company Product relating to or arising under any applicable Laws. The Company has made available to Parent complete and correct copies of all Regulatory Authorizations and regulatory dossiers relating thereto, and all other Governmental Entity communications, documents and other information submitted by the Company to or received by the Company from any Governmental Entity, including inspection reports, warning letters and similar documents, relating to the Company, the conduct of the business of the Company, or any Company Product.
Section 3.28 Indebtedness. Section 3.28 of the Company Disclosure Schedules contains a true, correct and complete list of all Indebtedness of the Company as of the date hereof.
Section 3.29 Transaction Expenses. Section 3.29 of the Company Disclosure Schedules contains a good faith estimate of the fees and expenses of the Company Financial Advisor and any other investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby that are (a) accrued but unpaid through the date of this Agreement; (b) payable conditioned upon the consummation of the Merger and (c) reasonably expected to be incurred from the date of this Agreement through the Effective Time, and such estimates are based upon information provided to the Company by the respective Person.
Section 3.30 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub, or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub nor any Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the correspondingly numbered Section or subsection of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) or any other Section or subsection of the Parent Disclosure Schedules to the extent that the relevance to such representation or warranty in this Article 4 is reasonably apparent on the face of such disclosure, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1 Qualification, Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.
Section 4.2 Authority; Enforceability.
(a) Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors (or equivalent governing body) of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub.
(b) Except for the adoption of this Agreement by Parent, as the sole shareholder of Merger Sub (which such adoption will occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.3 Consents and Approvals; No Violation.
(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger with the Department of State of the State of Minnesota, (ii) compliance with the applicable requirements of the Exchange Act, (iii) compliance with the rules and regulations of Nasdaq Capital Market, and (iv) any consents, approvals or authorizations which are required only because of facts and circumstances specific to the Company (the foregoing clauses (i) through (iv), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Assuming compliance with the matters referenced in Section 4.3(a) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent or Merger Sub concerning Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of the Company or any of its Affiliates for inclusion or incorporation by reference therein.
Section 4.5 Finders or Brokers. Neither Parent nor Merger Sub has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or merger Sub in connection with or on consummation of the Merger or the other transactions contemplated hereby.
Section 4.6 No Parent Vote or Approval Required; Performance. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger. Parent has, and at Closing will have, adequate financial resources to consummate the Merger and perform its obligations under this Agreement, including the payment of the Merger Consideration and any related fees and expenses.
Section 4.7 No Other Representations or Warranties; No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 or in any other Transaction Document, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, merger Sub or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and or in any other Transaction Document, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 or in any other Transaction Document, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.
Section 4.8 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates owns any shares of Company Common Stock.
Section 4.9 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.
ARTICLE 5
INTERIM OPERATION OF BUSINESS
Section 5.1 Conduct of Company Business During Pendency of Merger.
(a) From and after the date of this Agreement and prior to earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law), (ii) with the prior written consent of Parent, (iii) as may be expressly required by this Agreement or (iv) the Company will use reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practices, (B) preserve intact in all material respects its existing business organization and business relationships (including its relationships with Governmental Entities, customers, partners, suppliers, creditors, licensors, licensees, lessors and other Persons with which it has significant business dealings), and (C) preserve and maintain a consolidated amount of unrestricted cash and cash equivalents of the Company of at least $10,250,000 at all times during the ten (10) Business Day period immediately prior to Closing; provided, that solely for purposes of determining compliance with this Section 5.1(a)(C), there shall be added back and credited to the Company’s cash and cash equivalents the amount of fees, expenses and obligations (collectively, the “Credited Transaction Expenses”), to the extent actually paid by the Company on or prior to the Closing Date (including payments made contemporaneously with the Closing on the Closing Date), the following:
(i) fees and expenses of legal counsel to the Company (including Holland & Hart LLP and Gilligan Benefit Law (as counsel to the ESOP trustee) and accounting fees (including Boulay PLLP), in an aggregate amount not to exceed $274,000;
(ii) fees and expenses of the Company Financial Advisor, in an aggregate amount not to exceed $225,000;
(iii) transaction retention and service compensation set forth on Section 3.29 of the Company Disclosure Schedules, in an aggregate amount not to exceed $195,000; and
(iv) the Company’s potential sales tax obligations as described in Section 3.13(c) of the Company Disclosure Schedules, in an aggregate amount not to exceed $172,000;
provided further that the aggregate amount of all Credited Transaction Expenses shall not exceed $850,000.00 (the “Credited Expense Cap”) and amounts, if any, in excess thereof shall not be added back for purposes of this Section 5.1(a)(C) and subject to the credit provided by this Section 5.1(a)(C) but shall not constitute a breach of this Section 5.1(a)(C).
(b) From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which consent, solely with respect to Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(ix),

Section 5.1(b)(x)(1), Section 5.1(b)(xxii) and Section 5.1(b)(xxvii), shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or contemplated by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedules, the Company:
(i) will not declare, set aside, make, authorize, set a record date for, or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company);
(ii) will not adjust, split, subdivide, repurchase, redeem, combine or reclassify any of its capital stock or other ownership or equity or equity-based interests in the Company, or any rights, warrants or options to acquire any such shares or interests (other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards outstanding as of the date of this Agreement upon the vesting, settlement or sale thereof in satisfaction of Tax withholding obligations or, in the case of Company Options outstanding as of the date of this Agreement, in payment of the exercise price thereof in accordance with the existing terms of such Company Equity Award) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vii);
(iii) except as required under the existing terms of a Company Benefit Plan, and except as disclosed in Section 3.29 and Section 5.1(b)(iii) of the Disclosure Schedules or set forth in this Agreement, will not (A) increase or decrease the compensation or other benefits payable or provided to the current or former independent contractors, directors or employees of the Company, (B) enter into any employment, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former employee of the Company (except for at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees in the ordinary course of business (provided that such hires are otherwise permitted by this Agreement), (C) enter into any independent contractor or consulting agreement or other compensation or benefit agreement with any current or former independent contractor, of the Company (except for independent contractor or consulting agreements that are terminable without liability on no more than 30 days’ notice), (D) grant any new change of control, severance, retention, or pension benefits in respect of, or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former independent contractor, director or employee of the Company, (E) grant any new equity or equity-based compensation or benefits in respect of any current or former independent contractor, director or employee of the Company, or (F) enter into, adopt, amend, terminate or increase the coverage or benefits available under any Company Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), other than contributions required by Law and other than the acceleration of the vesting of issued and outstanding Company Options or RSUs;
(iv) except as permitted by Section 5.1(b)(iv) of the Company Disclosure Schedule, will not (A) hire or engage any Person, (B) promote any (1) officers or (2) employees or independent contractors, or (C) terminate the employment or engagement of any officer, employee or independent contractor other than in the ordinary course of business or for cause;
(v) will not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or any SEC rule or policy or applicable Law;
(vi) will not adopt any amendments to the Company’s certificate of incorporation or bylaws or any other similar organizational document;
(vii) will not issue, sell, assign, pledge, transfer, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in the Company or any securities convertible into, exercisable for, exchangeable or measured by reference to for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as required by the express terms of any such Company Equity Award outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof in accordance with the terms of such Company Equity Award, and (B) any Permitted Liens;

(viii) will not to, incur, amend, refinance, prepay, assume, guarantee or become liable for, any Indebtedness in excess of $50,000;
(ix) will not to, collectively sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of its Subsidiaries, in each case in excess of $15,000 individually or $50,000 in the aggregate, other than (A) sales of the Company’s products or services in the ordinary course of business, (B) non-exclusive licenses of Company Intellectual Property that are permitted by clause (xxii) of this Section 5.1(b), and (C) dispositions of surplus or obsolete equipment in the ordinary course of business;
(x) will not: terminate, modify, assign, amend or expressly waive any claims, benefits or rights under any Company Material Contract in any material respect in a manner that is adverse to the Company except for expirations of Company Material Contracts in accordance with their terms or (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;
(xi) will not to, settle, pay, discharge or satisfy any pending or threatened Action involving (A) the payment of monetary damages by the Company or any of its Subsidiaries or (B) any equitable or other non-monetary remedy;
(xii) will not, collectively make or authorize any capital expenditures other than capital expenditures (A) not in excess of $15,000 individually or $50,000 in the aggregate or (B) as otherwise contemplated by the capital expenditure budget set forth in Section 5.1(b)(xii) of the Company Disclosure Schedules;
(xiii)  will not adopt or enter into a plan or arrangement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(xiv) will not (A) make or change any entity Tax classification election or other Tax election, (B) surrender any claim for a refund of Taxes, (C) enter into any closing agreement with respect to Taxes, (D) file any amendment to a Tax Return, (E) settle or compromise any Tax Liability or any audit or proceeding relating to Taxes, (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or (G) knowingly fail to pay any Tax that becomes due and payable (including estimated tax payments);
(xv) will not to make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof; or (B) capital expenditures that are permitted under Section 5.1(b)(xii));
(xvi) will not negotiate, enter into, adopt, extend, amend or terminate or agree to any Collective Bargaining Agreement or similar agreement with any labor organization;
(xvii) will not recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;
(xviii) will not implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, in each case, that would reasonably be expected to implicate notification requirements pursuant to the WARN Act;
(xix) will not expressly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company;
(xx) will not engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(xxi) will not make any loans, advances or capital contributions to, or investments in, any other Person;

(xxii) will not dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise), or otherwise sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any Lien (or in the case of Trade Secrets, disclose), any Company Intellectual Property that is material to the business of the Company other than non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business;
(xxiii) will not enter into any new material line of business;
(xxiv) will not disclose, make available, deliver, or license or place into escrow, any source code owned by the Company with respect to Software that is material to the business of the Company;
(xxv) will not modify in any material respect any of its policies related to Privacy Obligations, or any administrative, technical or physical safeguards related to privacy or data security in any way that materially diminishes the privacy or security of Personal Data or the Company IT Assets;
(xxvi) will not (A) purchase any real property; (B) enter into any new lease agreement with respect to real property that is not leased by the Company as of the date hereof; or (C) with respect to any Lease in effect on the date hereof, (1) expressly waive, release, assign, or sublease any material rights or claims thereunder, (2) amend or modify in any material respect the terms thereof, (3) except as set forth on Section 5.1(b)(xxvi) of the Company Disclosure Schedules, terminate such Lease (other than as a result of expiration of the then-existing term), (4) extend the term thereof, as in effect on the date hereof, or (5) grant any express waiver or give any express consent thereunder;
(xxvii) will not incur (A) greater than $25,000 in legal costs or expenses in any calendar month, other than legal costs or expenses solely relating to the transactions contemplated by this Agreement or (B) together with all such fees and expenses incurred prior to the date of this Agreement, fees and expenses of the Company Financial Advisor and any other investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby in excess of $500,000);
(xxviii) will not organize, form, or otherwise acquire any Subsidiary; and
(xxix) will not authorize, commit or agree to, or to enter into any agreement, in writing or otherwise, to take any of the foregoing actions.
(c) Nothing contained in this Section 5.1 or elsewhere in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in Section 5.1(a) and Section 5.1(b), the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1 No Solicitation.
(a) No Solicitation or Negotiation. Subject to the terms of Section 6.1(b) from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time, the Company will, and will cause its Affiliates and Representatives to, cease and cause to be terminated any discussions or negotiations with any Persons and their Representatives other than Parent and its Representatives with respect to any Alternative Acquisition Proposal, promptly request the prompt return or destruction of all non-public information concerning the Company theretofore furnished to any Person who entered into a confidentiality agreement with respect to its consideration of an Alternative Acquisition Proposal other than Parent (and its Representatives), cease providing any further information with respect to the Company or any Alternative Acquisition Proposal to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room other than, in each case, Parent (and its Representatives). Subject to the terms of Section 6.1(b), from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time, the Company will not, and will not instruct, authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (ii) furnish to any such Person (other than to Parent or any designees of

Parent) any non-public information relating to the Company or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (v) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date of this Agreement until the earlier of (x) the date on which the Company Shareholder Approval is obtained and (y) the Termination Date, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law. The receipt by the Company or its Representatives of an unsolicited inquiry or proposal shall not, by itself, constitute a breach of this Section 6.1.
(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 6.1 (but subject to the provisos in this Section 6.1(b)), at any time from the date hereof until the Company’s receipt of the Company Shareholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including its financial advisor and outside legal counsel), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Alternative Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.1, and otherwise facilitate such Alternative Acquisition Proposal or assist such Person (and its Representatives) with such Alternative Acquisition Proposal (in each case, if requested by such Person); provided, that prior to and as a condition precedent to taking such actions, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to or result in a Superior Proposal and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 6.1(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, further, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company that is provided to any such Person or its Representatives that was not previously made available to Parent.
(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.1(d), at no time after the date hereof may the Company Board (or a committee thereof):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Alternative Acquisition Proposal; (C) following the public announcement of an Alternative Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five Business Days after Parent so requests in writing; (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within five Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Alternative Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 6.1(d) will, in and of itself, constitute a Recommendation Change; or
(ii) (ii) cause or permit the Company to enter into an Alternative Acquisition Agreement.
(d) Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:
(i) the Company Board (or a committee thereof) may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 6.1(c)(i) only in response to any material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably foreseeable to, the Company Board as of the date of this Agreement (or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which became known to the Company Board after the date of this Agreement but prior to the Company Shareholder Approval; and (B) does not relate to (a) any Alternative Acquisition Proposal; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account); or (c) any change resulting primarily from a breach of this Agreement by the Company (each such event, an “Intervening Event”), if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
(1) the Company has provided prior written notice to Parent at least four Business Days in advance (an “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to this Section 6.1(d)(i), which notice will specify the applicable Intervening Event in reasonable detail and the rationale for the Recommendation Change; and
(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such Intervening Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby proposed by Parent, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(i) with respect to such new written notice (it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three Business Days); or
(ii) if the Company has received a bona fide written Alternative Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may prior to the time the Company Shareholder Approval is obtained effect a Recommendation Change with respect to such Alternative Acquisition Proposal, if and only if:
(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company and its Representatives have complied in all material respects with their obligations pursuant to this Section 6.1 with respect to such Alternative Acquisition Proposal, and the Alternative Acquisition Proposal did not, directly or indirectly, principally arise out of a material breach of this Section 6.1; and
(3)  (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide written Alternative Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change, including the identity of the Person or “group” of Persons making such Alternative Acquisition Proposal, the status of material discussions relating to such Alternative Acquisition Proposal, the material terms and conditions thereof and unredacted copies of such Alternative Acquisition Proposal and all written requests, proposals, offers, agreements and other relevant documents (including all financing commitments) relating to such Alternative Acquisition Proposal provided by the Person or “group” of Persons making such Alternative Acquisition Proposal or any of its Representatives; (ii) prior to effecting such Recommendation Change, the Company and its Representatives, during the Notice Period, must have (A) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (B) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any change to the form or amount of consideration or any other material revisions, updates or supplements to such Alternative Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof) concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other Transaction Documents proposed by Parent) that such Alternative Acquisition Proposal remains a Superior Proposal and that failing to effect a Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.
(e) Notice. From the date of this Agreement until the Termination Date, the Company will promptly (and, in any event, within 24 hours) after receipt thereof by the Company notify Parent in writing if any inquiries, offers or proposals that constitute, or that would reasonably be expected to lead to or result in, an Alternative Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Alternative Acquisition Proposal, or that would reasonably be expected to lead to or result in an Alternative Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals; and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed on a prompt basis of any material developments (including all amendments or proposed amendments, whether or not in writing, and unredacted copies of any written documentation reflecting such modification or proposed modification) regarding any Alternative Acquisition Proposals and any material discussions or negotiations thereof.
(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.1; or (iv) making any disclosure to the shareholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 6.1(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), to the extent required by Law, that solely describes the Company’s receipt of an Alternative Acquisition Proposal, the identity of the Person making such Alternative Acquisition Proposal, and the material terms of such Alternative Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof), expressly reaffirms the Company Recommendation in such public statement.
(g) Breach by Representatives. The Company agrees that any breach of this Section 6.1 by any Representative of the Company will be deemed to be a breach of this Section 6.1 by the Company.
Section 6.2 Notices. Unless prohibited by applicable Law, the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, and (c) in the case of the Company, any event, development, change, effect, fact, circumstance or occurrence that would reasonably be expected to have a Company Material Adverse Effect or is reasonably likely to result in any of the conditions set forth in Section 2.2 not being able to be satisfied prior to the End Date; provided that the delivery of any notice pursuant to this Section 6.2 will not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.2 will not be taken into account for purposes of determining whether the condition referred to in Section 2.2(b)(ii) or Section 2.2(c)(ii), respectively, will have been satisfied with respect to performance in all material respects with this Section 6.2.
Section 6.3 Company Shareholder Approval.
(a)  The Company will prepare and use its reasonable best efforts to file with the SEC the preliminary Proxy Statement within five Business Days after the date hereof (but in no event later than ten (10) Business Days), and will provide periodic updates to Parent as to timing and status of preparation and filing. Parent will reasonably cooperate and consult with the Company in the preparation of the Proxy Statement and will use reasonable best efforts to furnish all information concerning Parent and Merger Sub that is required by the Exchange Act in connection with the preparation of the Proxy Statement within the timeframe requested by the Company (which timeframe shall, in each case, not be less than 24 hours). Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response, and the Company will consider in good faith any comments proposed by Parent or its counsel; provided, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent or its counsel from and after any Recommendation Change permitted pursuant to Section 6.1(d). The Company will respond promptly to any comments from the SEC or the staff of the SEC with respect to the Proxy Statement (or any amendment or supplement thereto). The Company will notify Parent promptly upon the receipt of any comments or substantive communications (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and will, to the extent permitted by applicable Law, supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement; provided, that the Company shall not be obligated to provide such notice or supply such information from and after any Recommendation Change permitted pursuant to Section 6.1(d). The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. If at any time prior to the Company Shareholder Meeting (or any adjournment or postponement thereof), (i) any information provided by Parent to the Company relating to Parent or Merger Sub or any of their respective officers or directors, is discovered by Parent (solely with respect to information relating to Parent or Merger Sub or any of their respective officers or directors) or (ii) the Company discovers that the Proxy Statement otherwise contains information that, in each case, (A) has become false and misleading and (B) the correction of which would require, in accordance with the Exchange Act, that an amendment or supplement to the Proxy Statement be filed with the SEC, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then either Parent or the Company, as applicable, will promptly notify the other Party of such discovery, and the Company will promptly file an amendment or supplement to the Proxy Statement to correct such information and, to the extent required by applicable Law, disseminate such Proxy Statement to the shareholders of the Company; provided, that except in connection with a Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company and filed with the SEC unless the Company will have provided Parent and its counsel with a reasonable opportunity to review and comment on such amendment or supplement, and the Company will consider in good faith any comments thereon proposed by Parent or its counsel. The Company will cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable (and in no event more than four Business Days) after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”).
(b) The Company will (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof and (ii) subject to the terms of Section 6.1(d), take all action reasonably necessary in accordance with applicable Law (including the MBCA), Nasdaq Capital Market requirements and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date and, subject to the terms of Section 6.3(c), in any event no later than 45 days following the date on which the definitive Proxy Statement is first mailed to the Company’s shareholders. Once established, the Company will not change the record date for the Company Shareholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by applicable Law (including any requirement of Law in connection with any rescheduling, postponement or adjournment of the Company Shareholder Meeting that is permitted hereunder). Unless the Company will have made a Recommendation Change in accordance with Section 6.1(d), the Company will include the Company Recommendation in the Proxy Statement and will solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement).
(c) The Company will reasonably cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. The Company may adjourn or postpone the Company Shareholder Meeting (i) as required by applicable Law, including any order or a request from the SEC or its staff (as determined in good faith by the Company Board, after consultation with its outside legal counsel), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Law to be filed and disseminated within a reasonable amount of time in advance of the Company Shareholder Meeting, (iii) if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iii) without Parent’s prior written consent), (iv) if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iv) without Parent’s prior written consent), (v) if requested by Parent in order to allow additional time for the solicitation of votes in order to obtain the Company Shareholder Approval (it being understood that the Company will not be required to postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (v)), or (vi) with the prior written consent of Parent. Without the prior written consent of Parent, the adoption of this Agreement will be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company will propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.
(d) As soon as practicable after notice of the Company Shareholder Meeting is delivered to the shareholders of the Company, the Company will request that the Trustee take all necessary action required by the ESOP plan document and in accordance with Section 409(e)(3) of the Code to conduct a pass-through vote of the ESOP Participants to direct the Trustee to vote the shares owned by the ESOP and allocated to the plan accounts of ESOP Participants either in favor of or against the transactions contemplated by this Agreement (the “ESOP Vote”). In no event will Parent, the Company or any other Company shareholder be entitled to receive any information identifying how any individual ESOP Participant directed the Trustee to vote the shares allocated to such participant’s account in the ESOP. The Company will further request the Trustee provide to Parent for review, reasonably in advance of the ESOP Vote, but in any event at least ten (10) Business Days prior to distribution thereof to the ESOP Participants, all materials in addition to the Proxy Statement prepared by the Company and approved by the Trustee proposed to be disclosed to the ESOP Participants in connection with the ESOP Vote, and Company shall incorporate any comments reasonably proposed by Parent with respect to any portion of such materials that discusses the terms of this Agreement or the transactions contemplated hereby. Company and the Trustee shall take all actions necessary to comply with voting requirements of the ESOP, Section 409(e) of the Code and applicable Law for the required approvals of the consummation of the transactions contemplated by this Agreement.
Section 6.4 General Efforts to Complete Merger. Subject to the terms and conditions set forth in this Agreement (including any different standard set forth herein with respect to any covenant or obligation of any Party), each of the Parties hereto will use its reasonable best efforts to take (or cause to be taken) all actions, and promptly do (or cause to be done), and to assist and cooperate with the other Party or Parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable Laws or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (subject to the terms of this Agreement) and in any event prior to the End Date, including (i) delivering all required notices and using reasonable best efforts to obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, in each case, from Governmental Entities, and making all necessary registrations and filings and using reasonable best efforts to obtain approvals, clearances or waivers from, or to avoid an action or proceeding by, any Governmental Entity, (ii) using reasonable best efforts to obtain, upon the request of Parent, all necessary Consents from counterparties to any of the Company Material Contracts listed on Section 3.4(b) of the Company Disclosure Schedules, (iii) Parent shall use its reasonable best efforts to obtain or cause any financing necessary to be funded at or prior to Closing, (iv) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or actions taken by the Company, Parent, Merger Sub or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby, including by resisting, appealing, and using reasonable best efforts to obtain consent pursuant to, resolve or lift, as applicable, any injunction or other Order enjoining or prohibiting the consummation of the Merger, and (v) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by this Agreement; provided, however, that in no event will the Company or Parent or any of its Subsidiaries be required to pay (and without the consent of Parent, the Company will not pay or agree to pay) prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.
Section 6.5 ESOP Matters. Parent shall cause the Company to undertake the following and to communicate with the Trustee about these items:
(a) ESOP Amendment. The Company’s Board will take all requisite action to amend and terminate the ESOP (the “ESOP Amendment”), subject to the Closing and effective as of and concurrent with the Closing, to

(i) provide that the ESOP no longer is an “employee stock ownership plan” within the meaning of Section 4975 of the Code, is no longer required or allowed to be invested in Company Securities and is converted to a profit sharing plan; (ii) prohibit distributions (other than as required by the ESOP plan document or ERISA) to any participant or beneficiary in the ESOP (each an “ESOP Participant”) prior to the date of the Company’s receipt of the IRS Determination (as defined below) in excess of seventy-five percent (75%) of the fully vested ESOP Participant account balances associated with the payment received by the ESOP at Closing; (iii) to permit distributions to ESOP Participants only in the form of cash and no longer in the form of Company Securities; (iv) provide that the ESOP will be frozen for purposes of eligibility and participation under the ESOP as of the Closing Date; and (v) fully vest all ESOP Participant account balances as of the Closing Date, and, (vi) provide for the termination of the ESOP effective immediately following the Closing. The pass-through voting materials distributed to ESOP Participants will include both the proxy statement contemplating the approval of the transactions contemplated hereby and a summary of the ESOP Amendment. Prior to the adoption of the ESOP Amendment, the Company will make the ESOP Amendment available to Parent for Parent’s review and comment.
(b) IRS Determination. The Company will promptly submit an application on Form 5310 to obtain from the Internal Revenue Service a written determination that the ESOP and its related trust (including the ESOP Amendment) is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code as of the termination date of the ESOP and shall take any additional action reasonably necessary to facilitate the termination and winding up the ESOP, including the adoption of any amendments reasonably necessary to maintain the tax qualified status of the ESOP, the tax-exempt status of the ESOP trust, and to enable the Internal Revenue Service to issue the favorable determination.
(c) Communications to Trustee. With respect to the ESOP plan, the Company will use commercially reasonable efforts to keep the Trustee apprised of the status of any communications with, and inquiries or requests for additional information from, the Internal Revenue Service, the United States Department of Labor or any ESOP participant.
(d) Form 5500. The Company will file “Form 5500 Annual Return/Report of Employee Benefit Plan” relating to the ESOP within the time period specified by applicable Law until the year that includes the complete liquidation of the ESOP.
(e) The amount of $10,000 constituting a fixed fee for all professional fees and expenses associated with preparing, submitting and obtaining the IRS Determination shall have been delivered by the Company from its cash on hand to Holland & Hart LLP as ESOP counsel not less than two (2) days prior to Closing. The costs of normal plan administration for the ESOP, including any annual audits required under ERISA, for periods following the Closing shall be paid by the ESOP trust to the extent permitted by Law.
(f) The Trustee shall have entered into an agreement pursuant to which the Trustee agrees to serve in that capacity until the complete liquidation of the ESOP and the filing of the final Form 5500 with respect to the ESOP.
Section 6.6 Interim Access to Company. The Company will, and will cause its Representatives to, afford to Parent and to its Representatives reasonable access, as is necessary in connection with the consummation of the Merger and the other transactions contemplated hereby, and other integration and transition planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s officers, employees and other personnel, properties, contracts, commitments, and books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Alternative Acquisition Proposal or Superior Proposal; provided that the Company may provide the access required by this Section 6.6 by electronic means if physical access is not reasonably feasible; provided, further, that Parent and its Representatives will conduct any such activities in a manner as not to interfere unreasonably with the operations of the Company. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company will not be required to afford such access or furnish such information if and to the extent it (i) would (based on the advice of counsel) jeopardize the protection of any attorney-client privilege, work product doctrine or other applicable privilege or Trade Secret protection to the Company, (ii) would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties hereto, (iii) such information is not readily available to the Company, or (iv) would (based on the advice of counsel) constitute a violation of any applicable Law; provided that with respect to information withheld pursuant to clauses (i) through (iv), the Company will give notice to Parent of the fact that it is withholding such information or documents and inform Parent as to the general nature of the information or documents being withheld, and thereafter the Company will use its commercially reasonable efforts to make substitute arrangements to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate the foregoing clauses (i) or (iv) (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby will be deemed to be “Confidential Information,” as such term is used in, and will be treated in accordance with, the Confidentiality Agreement; provided that the definition of “Associated Persons” in paragraph 1.2 of the Confidentiality Agreements will be deemed to include any potential debt or equity financing sources of Parent or Merger Sub.
Section 6.7 No Employment Commitments. Without limiting the generality of Section 8.12, the provisions of this Section 6.7 are solely for the benefit of the Parties to this Agreement, and (i) no current or former director, employee or consultant or any other person will be a third-party beneficiary of this Agreement, (ii) nothing herein will be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (iii) nothing herein will alter or limit Parent’s, the Company’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, and (iv) nothing herein will confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 6.8 Indemnification and Insurance.
(a) Each of Parent and the Surviving Corporation will, to the fullest extent provided in the governing and organizational documents of the Company as in effect on the date hereof, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former (in each case, as of the Effective Time) director and officer of the Company (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company), whether asserted or claimed prior to, at or after the Effective Time, in all cases solely to the extent such indemnification is provided in the governing and organizational documents of the Company as in effect on the date hereof. In the event of any such Proceeding, Parent and the Surviving Corporation will cooperate with the Indemnified Party in the defense of any such Proceeding, provided that the Surviving Corporation will have the ultimate right to control any Proceeding for which it is required to indemnify any Indemnified Party (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto). Each Indemnified Party will be entitled to retain their own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding.
(b) For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the organizational documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
(c) At or prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy(s), which shall be effective as of the Closing Date, on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions that are not less advantageous to the Indemnified Parties as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the aggregate cost of such “tail” policy will not exceed 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Premium”) in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase the greatest coverage available for the Maximum Premium. Parent and the Surviving Corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party will have any further obligation to purchase or pay for insurance hereunder.
(d) The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or the Surviving Corporation, any other indemnification arrangement, the MBCA or otherwise. The provisions of this Section 6.8 will survive the consummation of the Merger for a period of six years and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and shall not be amended, terminated or modified in such a manner as to materially adversely affect any Indemnified Party to whom this Section 6.8 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8). Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to, or in substitution for, any such claims under any such policies.
(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 6.8.
Section 6.9 Takeover Statute. If any Takeover Law will become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors will use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. Nothing in this Section 6.9 will be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
Section 6.10 Public Announcements. Parent and the Company agree to issue an initial joint press release announcing this Agreement, the Merger and the transactions contemplated hereby in a form mutually agreed upon by the Parties. Prior to the issuance of any subsequent press release or other public statement or comment relating to this Agreement (including any proposed termination hereof) or the transactions contemplated hereby, the Company, Parent and Merger Sub will consult with each other and provide each other with the opportunity to review and comment on any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and will not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law, SEC regulation or by obligations pursuant to any listing agreement with or continued listing standards of any national securities exchange; provided, however, that the restrictions in this Section 6.10 will not apply (a) to any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Recommendation Change by the Company Board, (b) to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business, (c) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby, or (d) made by the Company or Parent, Merger Sub or their respective Affiliates in response to questions by the press, analysts, investors, employees or those participating in investor calls or industry conferences so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.10.

Section 6.11 Stock Exchange Removal From Trading; Exchange Act Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part (including in accordance with applicable Laws and rules and policies of the Nasdaq Capital Market and the SEC) to cause the removal from trading of the Company Common Stock from the Nasdaq Capital Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company will take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13 Shareholder Litigation. Prior to the Effective Time, the Company will keep Parent reasonably informed of the status of (including by promptly providing copies of all pleadings with respect thereto), and cooperate reasonably with Parent in connection with, any shareholder demand, Action or other proceeding (including class action or derivative claims) asserted, commenced or threatened against the Company, on behalf of or in the name of or otherwise involving the Company, its Affiliates or its and its Affiliates’ directors or officers relating, directly or indirectly, to this Agreement, the Merger or the other transactions contemplated by this Agreement (such litigation, “Shareholder Litigation”). Without limiting the generality of the foregoing, the Company will (a) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Shareholder Litigation, and (c) not compromise or settle, or agree to compromise or settle, any Shareholder Litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Shareholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Shareholder Litigation, which the Company and its counsel will consider in good faith. For the avoidance of doubt, any Action related to Dissenting Shares will be governed by Section 1.4(d).
Section 6.14 Director Resignations. Prior to the Closing, the Company will use reasonable best efforts deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations will be effective at the Effective Time.
Section 6.15 Lease Termination. Prior to the Closing, the Company will use reasonable best efforts to terminate the Leases set forth on Section 6.15 of the Company Disclosure Schedules; provided, that, the Company shall not be required to pay any amounts to the applicable landlord as a fee, settlement, penalty or otherwise, in exchange for the landlord’s agreement to any such termination. All termination agreements or other documents related to such terminations shall be in a form reasonably acceptable to Parent, and any amount payable in connection with any termination of any such Lease shall be subject to the prior written consent of Parent.
Section 6.16 Tax Matters.
(a) The Parties agree that for U.S. federal and applicable state and local income tax purposes the Merger shall be treated as a taxable sale of the Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration pursuant to Section 1001 of the Code (and corresponding provisions of applicable Law). Each Party shall file all Tax Returns and take positions in a manner consistent with such treatment, and no Party shall take any position that is inconsistent with such treatment, except as required by applicable Law.
(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company allocable to the portion of such Straddle Period ending the Closing Date shall be determined as follows: (a) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date and (b) in the case of all other Taxes

(including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.
(c) All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.
(d) Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Company (including the provision of reasonably relevant records or information), including the preparation and filing of Tax Returns and elections, and the defense of any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall be limited to providing reasonably requested information and records and shall not require any Party to waive any privilege, incurring material costs, or take positions contrary to Law.
ARTICLE 7
TERMINATION OF AGREEMENT
Section 7.1 Termination or Abandonment. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Effective Time, whether before or after any approval by the shareholders of the Company of the matters presented in connection with the Merger:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Effective Time will not have occurred on or before July 31, 2026, subject to right of Company to extend such period by 30 days upon delivery of written notice in the event any regulatory approval from any Governmental Entity has been sought and remains pending (the “End Date”); provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(i) if such Party’s actions or failure to act materially contributed to the failure to satisfy the conditions to such Party’s obligation to consummate the Merger under this Agreement on or before the End Date or to consummate the Merger on or before the End Date and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations required to be performed at or prior to the Effective Time under this Agreement;
(ii) any Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, entered or enforced (A) an injunction or similar Order that permanently enjoins, prohibits, restrains or makes illegal the consummation of the Merger, and such injunction or Order will have become final and non-appealable or (B) any Law that prohibits, restrains or makes illegal the consummation of the Merger; provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(ii) if such Party’s actions or failure to act materially contributed to the enactment, issuance, promulgation, entry or enforcement of such Law, injunction or Order and, in any such case, such actions or failures to act (1) constitute a breach of such Party’s covenants or other obligations under this Agreement, or (2) constitute a failure to comply with its obligations under Section 6.4; or
(iii) the Company Shareholder Meeting (including any adjournments or postponements thereof) will have been held and been concluded and the Company Shareholder Approval has not been obtained;
(c) by the Company:
(i) if Parent or Merger Sub will have breached any of their respective representations or warranties or failed to perform any of their covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (A) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) and (B) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) 30 days following the Company’s delivery of written notice to Parent of such breach or failure to perform and (2) the End Date; provided, however, that the Company will not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in breach of any of its representations, warranties, agreements or covenants in this Agreement such that Parent would be entitled to terminate pursuant to Section 7.1(d)(i); or

(ii) if (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)), (B) Parent fails to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 2.1 and (C) the Company has, at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and Parent and Merger Sub have not consummated the Closing (but subject to such conditions being capable of being satisfied at the Closing) by the end of such three-Business Day period.
(d) by Parent:
(i) if the Company will have breached any of its representations or warranties or failed to perform any of its covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (A) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) and (B) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) 30 days following Parent’s delivery of written notice to the Company of such breach or failure to perform and (2) the End Date; provided, however, that Parent will not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, agreements or covenants in this Agreement such that the Company would be entitled to terminate pursuant to Section 7.1(c)(i); or
(ii) prior to receipt of the Company Shareholder Approval, if the Company Board effects a Recommendation Change.
Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating Party will forthwith give written notice thereof to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement will terminate, and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that, subject to the limitations set forth in Section 7.3: (i) no such termination will relieve any Party of its obligation to pay the Company Termination Fee, Parent Expense Reimbursement or the Parent Termination Fee, if, as and when required pursuant to Section 7.1; (ii) no such termination will relieve any Party for liability for such Party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination, which liability will not be subject to any limitation on damages or liability contained elsewhere in this Agreement (in which case the aggrieved Party will be entitled to all rights and remedies available at law or in equity); and (iii) the Confidentiality Agreements, this Section 7.2, Section 7.3 and all of Article 8 (to the extent applicable after a termination of this Agreement) will survive the termination hereof.
Section 7.3 Termination Fees.
(a) Company Termination Fee. If (i) if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or (ii) (A) after the date of this Agreement, an Alternative Acquisition Proposal becomes publicly known or is otherwise known to the Company Board prior to the Company Shareholder Meeting and is affirmatively determined by the Company Board to constitute a Superior Proposal, (B) this Agreement is terminated pursuant to Section 7.1(b)(iii), and (C) concurrently with or within 3 months after such termination, the Company will have (1) consummated such Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears) or (2) entered into a definitive agreement providing for any Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears), then, in each case, the Company will pay to Parent or Parent’s designee(s), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such designee, a fee of $1,000,000 in cash (the “Company Termination Fee”). The payment of any Company Termination Fee will be made concurrently with (and as a condition to) such termination in the case of clause (i) above, within three Business Days after such termination in the case of clause (ii) above, or on the earlier of (x) the execution of a definitive agreement with respect to an Alternative Acquisition Proposal and (y) the consummation of such

Alternative Acquisition Proposal in the case of clause (iii) above (it being understood and agreed that in no event will the Company be required to pay the Company Termination Fee on more than one occasion). In addition to any Company Termination Fee that is payable pursuant to this Section 7.3(a), if (I) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or (II) this Agreement is terminated pursuant to Section 7.1(b)(iii) or Section 7.1(d)(i) then, in each case, the Company will pay to Parent or Parent’s designee(s), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such designee an amount equal to the Parent Expenses actually incurred as of the date of such termination of this Agreement which in no event shall exceed $300,000 (the “Parent Expense Reimbursement”). The payment of the Parent Expense Reimbursement will be made by the Company within one Business Day following the delivery to the Company by Parent of a calculation of the Parent Expense Reimbursement amount (it being understood and agreed that in no event will the Company be required to pay the Parent Expense Reimbursement on more than one occasion). On the payment by the Company of the Company Termination Fee and Parent Expense Reimbursement as and when required by this Section 7.3(a), none of the Company or its former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives will have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2. Notwithstanding the foregoing, this Section 7.3(a) will not relieve the Company from liability for fraud or willful and material breach of this Agreement.
(b) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then Parent will pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $1,000,000 in cash (the “Parent Termination Fee”). The payment of any Parent Termination Fee will be made within three Business Days of such termination (it being understood that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion). On the payment by Parent of the Parent Termination Fee as and when required by this Section 7.3(b), none of Parent, Merger Sub or their respective former, current or future officers, directors, partners, stockholders, shareholders, managers, members, Affiliates and Representatives will have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives. Notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee shall not be the sole and exclusive remedy of the Company in the event Parent fails to consummate the Closing when required under this Agreement and this Section 7.3(b) will not relieve the Parent from liability for fraud or willful and material breach of this Agreement.
(c) Acknowledgements. Each of the Parties acknowledges that the agreements contained in Section 7.3 are an integral part of this Agreement and that, without Section 7.3, such Party would not have entered into this Agreement. Accordingly, if (i) a Party fails to pay any amount due when such amount becomes due pursuant to Section 7.3 (such Party, the “Defaulting Party”), (ii) in order to obtain such payment, the other Party (the “Non-Defaulting Party”) commences an Action with respect to the Defaulting Party’s failure to pay an amount due pursuant to Section 7.3, and (iii) the Non-Defaulting Party is the prevailing party in such Action, the Defaulting Party will pay to the Non-Defaulting Party all of the Non-Defaulting Party’s reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with such action), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made, plus 2%, or a lesser rate that is the maximum rate permitted by applicable Law. Each Party further acknowledges that neither the Parent Termination Fee, on one hand, nor the Company Termination Fee nor the Parent Expense Reimbursement, on the other hand, will constitute a penalty but is liquidated damages, in a reasonable amount that will compensate the Company, Parent and/or Merger Sub, as applicable, in the circumstances in which the Parent Termination Fee, on one hand, or the Company Termination Fee and Parent Expense Reimbursement, on the other hand, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Each Party further acknowledges that the right to receive the Parent Termination Fee on one hand, or the Company Termination Fee and the Parent Expense Reimbursement, on the other hand, will not limit or otherwise affect a Party’s right to specific performance as provided in Section 8.5; provided that in no event will any Party be entitled to receive both (i) specific performance and (ii) payment of the Parent Termination Fee, on one hand, or the Company Termination Fee and Parent Expense Reimbursement, on the other hand.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting Parent’s rights to specific performance expressly set forth in Section 8.5, if this Agreement is terminated under circumstances in which the Company Termination Fee and Parent Expense Reimbursement, as applicable, are payable and Parent is paid the Company Termination Fee and Parent Expense Reimbursement, as applicable, from the Company pursuant to this Section 7.3, the Company Termination Fee, Parent Expense Reimbursement, as applicable, and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(c) will, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company and any of its former, current or future general or limited partners, holders of equity, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties will have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing will relieve the Company of its obligations under Section 6.10. Notwithstanding the foregoing, this Section 7.3(d) will not relieve the Company from liability for fraud or willful and material breach of this Agreement.
(e) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting the Company’s rights to specific enforcement expressly set forth in Section 8.5, in any circumstances in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to this Section 7.3, the Parent Termination Fee will, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against any of Parent, Merger Sub, or any of their respective former, current or future direct or indirect general or limited partners, holders of equity, controlling Persons, direct or indirect equity holders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, counsel, financial advisors, auditors, representatives, agents or any their respective assignees or successors or any former, current or future direct or indirect general or limited partner, holder of equity, controlling Person, direct or indirect equity holder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, counsel, financial advisor, auditor, representative, agent, assignee or successor of any of the foregoing (collectively, excluding Parent and Merger Sub, the “Parent Related Parties”) for any cost, expense, loss, or other monetary damages suffered as a result of, or arising from or otherwise in connection with (i) this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (ii) the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, (iii) any breach (including any willful and material breach) or failure to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise or (iv) any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Related Matters”); provided, however, that this Section 7.3(d) will not relieve any Parent Related Party for any liability for any breach of any Confidentiality Agreement. Except as expressly provided in this Article 7, none of Parent, Merger Sub, or the Parent Related Parties will have any liability or obligation relating to or arising out of or in connection with any Transaction Related Matters, and none of the Company nor any other Company Related Party will seek or be entitled to seek or recover any damages or seek or be entitled to any remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with any Transaction Related Matters; provided that (x) the foregoing will not limit the rights of the Company to specific performance in accordance with Section 8.5 and (y) in no event will the Company be entitled to receive both specific performance, on the one hand, and payment of the Parent Termination Fee or any other any monetary damages, on the other hand.
(f) Except for claims against the parties to a Confidentiality Agreement for breaches thereof in accordance with the terms thereof (the “Permitted Claims”), this Agreement may only be enforced against, and all actions or claims (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any Transaction Related Matters may only be made against (and are those solely of) the entities that are expressly identified as Parties hereto, and, except for Permitted Claims, none of the Parent Related Party will have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise). In no event will the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or make any claims in respect of any Transaction Related Matters against or seek to recover monetary damages from, any Parent Related Party (other than in respect of Permitted Claims).
ARTICLE 8
MISCELLANEOUS
Section 8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 8.2 Expenses. Except as set forth in Section 6.5 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the Party incurring or required to incur such expenses.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which will be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.
Section 8.4 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger or the other transactions contemplated by this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board and matters that are specifically required by the MBCA in connection with the Merger shall be governed by the laws of the State of Minnesota. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.
Section 8.5 Specific Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this

Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that unless and until this Agreement is validly terminated in accordance with Section 7.1, the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Parties will be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement on the terms and subject to the conditions in this Agreement. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 8.5, and (ii) payment of the Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance on the one hand, and payment of the Parent Termination Fee or monetary damages, on the other hand. Notwithstanding the foregoing, specific performance shall not be available to Parent if Parent has failed to fund the Merger Consideration or is otherwise unable to consummate the Closing due to a financing failure. Parent acknowledges and agrees that its obligation to consummate the Closing is not conditioned on the availability of financing.
Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.
Section 8.7 Notices. Any notice or other communication required to be given hereunder will be sufficient if in writing, and sent by email, by overnight delivery service (with proof of service) (“Overnight Delivery”), or by hand delivery, addressed as follows:

To Parent or Merger Sub:

Steute Industrial Controls, Inc.
c/o Battery Ventures
One Marina Park Drive, Suite 1100
Boston, MA 02210
Attention: Jesse Feldman
Email: jesse@battery.com

with a copy (which will not constitute notice) to:

TCF Law Group, PLLC
101 Federal Street
Suite 1900
Boston, MA 02110
Attention: Neil McLaughlin
Email: nmclaughlin@tcflaw.com

To the Company:

Electro-Sensors, Inc.
6111 Blue Circle Drive
Minnetonka, MN 55343
Attention: David Klenk
Email: dklenk@electro-sensors.com

with a copy (which will not constitute notice) to:

Holland & Hart LLP
555 17th Street
Suite 3200
Denver, CO 80202
Attention: George H. Singer
Email: ghsinger@hollandhart.com

or to such other address as a Party will specify by written notice so given, and such notice will be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by Overnight Delivery, or (c) on personal delivery in the case of hand delivery. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party or Parties; provided that Parent and Merger Sub will have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source or any other lender pursuant to the terms of any Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing; provided that no such assignment pursuant to clause (b) or (c) will relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and assigns.
Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction; provided, that the Parties intend that the remedies and limitations contained in Section 7.3(e), Section 7.3(f) and Section 8.5 be construed as an integral provision of this Agreement and as such, this Agreement cannot be construed without such sections. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.
Section 8.10 Confidentiality. The Parties hereby agree that the terms of that certain Mutual Non-Disclosure Agreement, dated as of October 23, 2025, by and between the Company and Battery Management Corp. (the “Confidentiality Agreement”) will remain in full force and effect.
Section 8.11 Entire Agreement. This Agreement (including the Annex hereto, but not the Company Disclosure Schedules or Parent Disclosure Schedules, which do not form a part of this Agreement but operate upon the terms of this Agreement as provided herein), the Support Agreements, the Option Cancellation Agreements and the Confidentiality Agreement (collectively, the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.
Section 8.12 No Third-Party Beneficiaries. Except for (a) the provisions of Article 1 and Article 2 (which, from and after the Effective Time, will be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time solely with respect to their right to receive the Merger Consideration, Vested Company RSU Consideration, as applicable and, in each case, in accordance with the terms and conditions of this Agreement), (b) Section 6.8 (which, from and after the Effective Time, will be for the benefit of the Indemnified Parties), (c) the rights of the Company Related Parties set forth in Section 7.3(d), (d) the rights of the Parent Related Parties set forth in Section 7.3(e), (e) notwithstanding anything to the contrary contained herein, the rights of the Debt Financing Sources and Lender Related Parties set forth in Section 7.3(e), Section 8.8 and this Section 8.12 and (f) the provisions of the last sentence of Section 6.5(b) (which will be for the benefit of the express beneficiaries thereof), this Agreement is not intended to, and will not, confer upon any Person (other than the Persons expressly parties to this Agreement) any rights or remedies hereunder.
Section 8.13 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after receipt of the Company Shareholder Approval, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the Nasdaq Capital Market require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.14 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
Section 8.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” means “and/or.” The phrase “ordinary course of business” will be construed to mean “ordinary course of business, in a manner consistent with past practice.” All references herein to “$” or “dollars” will be to U.S. dollars. All references herein to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, such references will be deemed to refer to such law, as amended, and any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Burwell” virtual data room hosted at Dropbox maintained by or on behalf of the Company or (B) delivered electronically to Parent, Merger Sub or their respective Representatives, in each case, at least two Business Days prior to the date of this Agreement.
Section 8.16 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Within one Business Day following the execution of this Agreement, Parent will provide the Company with a true, accurate and complete copy of its written consent to adopt this Agreement (by consent in lieu of a meeting).
[SIGNATURE PAGES FOLLOW]

The Parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

STEUTE INDUSTRIAL CONTROLS, INC.

By:	/s/ Martin Kunz
Name:	Martin Kunz
Title:	Authorized Person

STEUTE BURWELL, INC.

By:	/s/ Martin Kunz
Name:	Martin Kunz
Title:	Authorized Person

ELECTRO-SENSORS, INC.

By:	/s/ David L. Klenk
Name:	David L. Klenk
Title:	President

ANNEX A
DEFINITIONS
For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:
“2020 Tax Acts” means (a) The Families First Coronavirus Response Act (Pub. L. 116-127), (b) the CARES Act, (c) The Paycheck Protection Program (PPP) Flexibility Act of 2020 (H.R. 7010), and (d) any executive order or memorandum issued by the President of the United States with respect to the deferral of any payroll tax obligations and, in each case, includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof, or (ii) executed, delivered and effective after the date hereof, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential; provided, however, that (x) with respect to clause (ii), the provisions contained therein relating to the confidential treatment of information and the use thereof are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal), and (y) with respect to each of the foregoing clauses (i) and (ii), that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.1(e) or that otherwise prohibits the Company from complying with the provisions of Section 6.1(e).
“Accrued Taxes” means the sum of (a) the amount of all unpaid Taxes of the Company; provided that the following shall apply: (i) all Taxes that are accrued (or should be accrued) for the Pre-Closing Tax Period shall be included, (ii) such Taxes shall be computed on a jurisdiction-by-jurisdiction and Tax-by-Tax basis (with no amount for any Tax in any jurisdiction being less than zero), without taking into account any deferred Tax assets, without reduction for any accruals or reserves established or required to be established under GAAP for contingent Taxes or with respect to uncertain Tax positions, and by treating any deferred revenue or prepaid income received or arising in any Pre-Closing Tax Period as subject to Tax in such applicable period (without regard to such deferral), (iii) such Taxes shall be computed in a manner consistent with the accounting methodologies and past practices of the Company, and (iv) any income expected to be recognized in a taxable period (or portion thereof) ending after the Closing Date by reason of any of the conditions described in Section 3.13(i) will be treated as recognized in a Pre-Closing Tax Period; and (b) without duplication of any item in the foregoing clause (a), any Taxes expected to arise in any taxable period (or portion thereof) ending after the Closing Date in respect of any item of income or gain or expense (including compensation expense) that has economically accrued as of the Closing Date; any Taxes expected to arise any change in any method of accounting made prior to the Closing with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law) (provided that any change of accounting method that would be triggered by the Merger will be treated as occurring in a Pre-Closing Tax Period); and any deferral pursuant to any provision of the 2020 Tax Acts.
“Action” means a claim, counterclaim, charge, inquiry, action, suit, complaint, audit, investigation, arbitration or proceeding, whether civil, criminal or administrative.
“Active Government Contract” means a Government Contract that, as of the date of this Agreement, has not been closed out under the procedure of the Governmental Entity responsible for administering the Government Contract.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, joint, unitary or similar group under state, local or non-U.S. Tax Law).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, respect to Parent and Merger Sub, none of the portfolio companies (as such term is used in the private equity industry) controlled, whether directly or indirectly, by Parent or any of its Affiliates shall be deemed to be an Affiliate of Parent or Merger Sub.

“AI Technologies” means any deep learning, machine learning, large language model, or other artificial intelligence technologies, including algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning.
“Alternative Acquisition Proposal” means any offer, proposal or indication of interest made by any Person or group of Persons (other than Parent or Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which the shareholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any Person of assets constituting or accounting for more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company, or (iii) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the outstanding shares of Company Common Stock or securities representing more than twenty percent (20%) of the total voting power of the Company.
“Beneficial Ownership Certification” means a certification regarding the beneficial ownership required by 31 C.F.R. § 1010.230.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Boston, Massachusetts or New York, New York are authorized by Law or executive order to be closed.
“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).
“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union works council, labor organization, or other employee representative.
“Company Benefit Plans” means all independent contractor, employee or director compensation or benefit plans, programs, Contracts, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any superannuation, bonus, incentive, equity, or equity-based, deferred compensation, retirement, termination indemnity, welfare, post-employment welfare, profit-sharing, vacation, stock purchase, stock option, severance, transition, employment, consulting, retention, change of control, tax gross-up, fringe benefit or other compensation or benefit plan, Contract, policy, arrangement, program or agreement (other than any Multiemployer Plan, or any other plan or program required by statute that is maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law), in each case that are sponsored, maintained or contributed to by the Company to which the Company is a party, or with respect to which the Company has any Liability.
“Company Common Stock” means the Common Stock, $0.10 par value, of the Company.
“Company Equity Awards” means, collectively, the Company Options and the Company RSUs.
“Company Equity Plan” means the Company’s 2013 Equity Incentive Plan, as in effect as of the date hereof.
“Company Financial Advisor” means Lake Street Capital Partners.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.
“Company IT Assets” means the computer systems, Software and Software platforms, hardware, electronic data processing and telecommunications networks, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, the Company in connection with the operation of the business of the Company.
“Company Material Adverse Effect” means any fact, circumstance, event, change, occurrence, effect or development that (A) individually or taken together with all other facts, circumstances, events, changes, occurrences, effects or developments, has or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Company or (B) would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the Company to satisfy the conditions precedent to the Merger, or consummate the Merger and the other transactions contemplated by this Agreement prior to the End Date, but, with respect to clause (A) only, will not include facts, circumstances, events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets, (b) any decline in the market price or trading volume of the Company Common Stock (provided that the facts and circumstances underlying any such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) general conditions or changes or developments in the industries in which the Company operate, (d) changes in Law or the interpretation or enforcement thereof, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby (provided that this clause (e) will not apply to any representation or warranty set forth in Section 3.4(a) or Section 3.4(b) or the related condition to Closing), (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) any act of civil unrest, mass protest, political instability, political election, insurrection, civil disobedience, war, terrorism, military activity, sabotage, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters or acts of God, (i) any pandemic, epidemic or disease outbreak or other comparable events, (j) changes in GAAP or the interpretation or enforcement thereof, (k) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions or (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof) or (l) any tariffs that become effective after the date of this Agreement; except, with respect to the foregoing clauses (a), (c), (d), (g), (h), (i), (j) and (l), if the impact thereof is disproportionately adverse to the Company relative to the operations of other participants operating in the industries in which the Company operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Options” will mean each compensatory option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan.
“Company Products” means all products and services, including those used for material handling and process control applications including, without limitation, machine monitoring sensors and hazard monitoring sensors marketed, made commercially available, sold, licensed, distributed, provided, supported or maintained by the Company or from which the Company has derived revenue within the past three years or is currently deriving revenue from the sale, license, distribution or provision thereof.
“Company RSU” will mean each restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company Securities” means, collectively, the Company Common Stock and the Company Equity Awards.
“Contract” means any legally binding, contract, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, commitment, agreement or other obligation.
“Environmental Law” means any Law relating to (a) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) public or worker health or safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each Person treated at any relevant time as a single employer with the Company pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ESOP” means the Electro-Sensors, Inc. Employee Stock Ownership Plan and Trust.
“ESOP Determination” means, as memorialized by a written certificate from the Trustee to Parent, the determination by the Trustee, in the sole exercise of his fiduciary discretion under ERISA and in accordance with the applicable provisions of ERISA, that (a) the consummation of the transactions contemplated by this Agreement are prudent, in the best interests of the ESOP participants (and beneficiaries) and for the purpose of providing benefits to the ESOP participants (and beneficiaries); (b) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view and (c) the consideration to be provided to the ESOP in connection with the transactions contemplated hereby is not less than “adequate consideration” as defined in Section 3(18) of ERISA.
“ESOP Securities” means shares of Company Securities held by the ESOP.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization, Good Standing, Power and Subsidiaries), Section 3.3 (Authority and Enforceability), Section 3.4(b)(i) (Consents and Approvals; No Violation), Section 3.11 (Employee Benefits Matters), Section 3.13 (Tax Matters),.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Government Contract” means (a) any Contract entered into between Company and a Governmental Entity, and (b) any subcontract (at any tier) of the Company with another entity that holds either a prime Contract with such Governmental Entity or a subcontract (at any tier) under such a prime Contract. For clarity, any task, delivery or other order under any government-wide acquisition vehicle, indefinite-delivery or indefinite-quantity, or blanket purchase type Government Contract will not be deemed a separate contract but will be deemed a part of the Government Contract (including a prime contract) under which such order was placed.
“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization.
“HIPAA” means the Health Insurance Portability and Accountability Act (Public Law No. 104–191 (104th Cong.) (Aug. 21, 1996)), and any implementing regulation amendment thereof.
“Hazardous Substance” means any substance for which liability or standards of conduct may be imposed under Environmental Law or that is listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous (or words of similar meaning and regulatory effect) under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, mold, odor, lead-based paint, noise, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“Indebtedness” of the Company means, without duplication: (a) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all Liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout, seller notes, indemnities, post-closing purchase price true-ups or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation), which are required to be classified and accounted for under GAAP as Liabilities; (c) all Liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (d) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a)-(c) above to the extent of the obligation secured; (e) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; (f) any Accrued Taxes; (g) any declared but unpaid dividends or distributions, or amounts owed to the Company’s securityholders or their Affiliates; (h) any unforgiven obligations under any government loan assistance program; (i) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (h) above, (j) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in clauses (a)-(i) above, to the extent of the obligation guaranteed, and (k) the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any of the foregoing (whether paid or payable before, at, or following the Closing).

“Intellectual Property” means any and all intellectual property rights existing anywhere in the world, including: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, and other indicia of origin, and all applications and registrations therefor (this clause (b), collectively, “Marks”); (c) Internet domain names, (d) works of authorship, copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (this clause (d), collectively, “Copyrights”); (e) trade secrets and industrial secret rights, inventions (whether or not patentable), know-how, ideas, methods, techniques, specifications, designs, algorithms, source code, confidential or proprietary business or technical data or information (clause (e), collectively, “Trade Secrets”), (f) social media accounts, and (g) any other intellectual property rights, in each case together with all goodwill associated therewith and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section A-I of the Parent Disclosure Schedules after having made reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section A-I of the Company Disclosure Schedules after having made reasonable inquiry.
“Law” means any federal, state, local, or municipal statute, law (including common law), act, ordinance, regulation, rule, code, Order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Lease” means all leases, subleases, or licenses applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including amendments, modifications, supplements, exhibits, schedules, addenda, notices, consents, waivers and restatements thereto and thereof.
“Liability” or “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means a lien, mortgage, pledge, security interest, charge or other encumbrance of any kind or nature whatsoever, but excluding any restrictions or limitations under any securities Laws.
“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Nasdaq Capital Market” means the Nasdaq Capital Market.
“Order” means any order, writ, decree, determination judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.
“Parent Expenses” means all out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement, the other agreements and documents contemplated hereby, and the transactions contemplated hereby and thereby.
“Permitted Lien” means (a) any Lien for current Taxes or governmental assessments, charges or claims not yet due and payable, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) any Lien that is an entitlement, permit, license, utility easement or right of way, or zoning, building or other land use regulation imposed or promulgated by any Governmental Entity having jurisdiction over any of the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness

(i) in existence on the date of this Agreement and set forth on Section A-II of the Company Disclosure Schedules or (ii) not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (h) any Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (i) any Lien that will be released at or prior to the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction, encroachment, servitude, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases and other charge, instrument or encumbrance of record with respect to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (k) any Lien arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) statutory or contractual Liens in favor of lessors arising in connection with any Lease which (i) are not the result of delinquent payments and (ii) do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (o) exceptions from title insurance policies or title commitments with respect to any Owned Real Property, (p) non-exclusive licenses of Intellectual Property, or (q) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate. Except for clauses (e) and (p), no other clause set forth in the foregoing will apply to Intellectual Property.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“Personal Data” will mean data or information that (a) relates to an identifiable individual or (b) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Law.
“Privacy Obligations” means, to the extent applicable to the Company, all (a) applicable Laws (including, to the extent applicable, the General Data Protection Regulation (EU) 2016/679 and the California Consumer Privacy Act), (b) written policies of the Company, (c) industry standards applicable to the business of the Company to which the Company adheres or holds itself out as adhering to (including, if applicable, the PCI DSS) and (d) contractual requirements or obligations, that in each case of clauses (a) – (d): pertain to privacy or the Processing or security of Personal Data (including any security breach notification requirements).
“Process” and its cognates means any operation or set of operations with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” under applicable Privacy Obligations.
“Representatives” means, with respect to any Person, its Affiliates, directors, officers, employees, financial advisors, financing sources, attorneys, accountants, consultants, agents, advisors and other representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended. “SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means (a) any actual or reasonably suspected unauthorized, unlawful or accidental loss of, damage to, access to, acquisition of, use, alteration, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Personal Data or other sensitive or confidential data (including Trade Secrets), or (b) any damage to, or unauthorized, unlawful or accidental access to, theft of, or use of, any Company IT Asset.
“Software” means software and computer programs, whether in source code or object code form, and including (a) software implementations of algorithms, models, and methodologies, firmware, and application programming interfaces, and (b) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Superior Proposal” means a bona fide written Alternative Acquisition Proposal substituting in the definition thereof “80%” for “20%” in each place each such phrase appears, made by a third party that (a) did not result from a breach of Section 6.1 and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Company Board considers to be appropriate (including after taking into account (i) all legal, regulatory and financial aspects of the proposal (including prospects for completing such proposal), the identity of the Person making the Alternative Acquisition Proposal and the likelihood that such Alternative Acquisition Proposal will be consummated in accordance with its terms, and (ii) any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 6.1(d)(ii)), to be more favorable from a financial point of view to the Company and its shareholders (in their capacity as such) than the transactions contemplated by this Agreement.
“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, estimated ad valorem, value added and goods and services taxes or other charge, fee, impost, levy, duty in the nature of (or similar to) a tax, however denominated, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this definition as a result of any express of implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operating of applicable Law.
“Tax Return” means any return, report, form or other document (or similar filing) made or required to be made (including any schedules or attachments thereto or amendments thereof) with respect to Taxes, including any information return, claim for refund, notice, election or declaration of estimated Taxes.
“Trustee” means David Klenk, not in his individual, or any corporate, capacity but solely as trustee of the trust that forms part of the ESOP.
“Vested Company Option” shall mean each Company Option which has vested in accordance with its terms or as a result of an acceleration of vesting approved by the Company’s Board of Directors but not yet exercised as of the Effective Time.
“Vested Company RSU” shall mean any Company RSU which has vested in accordance with its terms or as a result of an acceleration of vesting approved by the Company’s Board of Directors but not yet settled as of the Effective Time.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or non-U.S. Laws, including, but not limited to, the Minnesota WARN Act.
“willful and material breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement.

The following capitalized terms will have the respective meanings ascribed thereto in the sections of the Agreement noted below opposite each such capitalized term.

Term	Section	Page
Agreement	Preamble	A-4
Alternative Acquisition Agreement	Section 6.1(a)	A-34
Anti-Corruption Laws	Section 3.9(d)	A-14
BIS	Section 3.9(h)(iv)	A-15
Book-Entry Shares	Section 1.4(b)	A-5
Cancelled Shares	Section 1.4(c)	A-5
Capitalization Date	Section 3.2(a)	A-11
Certificate	Section 1.4(b)	A-5
Certificate of Merger	Section 1.2	A-4
Clearance Date	Section 6.3(a)	A-38
Closing	Section 2.1	A-7
Closing Date	Section 2.1	A-7
Code	Section 2.3(f)	A-10
Company	Preamble	A-4
Company Approvals	Section 3.4(a)	A-12
Company Balance Sheet Date	Section 3.7	A-14
Company Board	Recitals	A-4
Company Disclosure Schedules	Article 3	A-10
Company Insurance Policies	Section 3.20	A-26
Company Material Contract	Section 3.18	A-25
Company Permits	Section 3.9(b)	A-14
Company Recommendation	Section 3.3(a)	A-12
Company Registered Intellectual Property	Section 3.15(a)	A-22
Company Related Parties	Section 7.3(d)	A-47
Company SEC Documents	Section 3.5(a)	A-13
Company Shareholder Approval	Section 3.3(b)	A-12
Company Shareholder Meeting	Section 6.3(b)	A-38
Company Termination Fee	Section 7.3(a)	A-45
Consents	Section 6.4	A-39
Contributor	Section 3.15(e)	A-22
Dissenting Shares	Section 1.4(d)	A-5
Effective Time	Section 1.2	A-4
End Date	Section 7.1(b)(i)	A-44
Enforceability Exceptions	Section 3.3(d)	A-12
ESOP Amendment	Section 6.5(a)	A-39
ESOP Participant	Section 6.5(a)	A-40
ESOP Vote	Section 6.3(d)	A-39
Ex-Im Laws	Section 3.9(h)(i)	A-15
Foreign Plan	Section 3.11(b)	A-17
Governmental Entity	Section 3.4(a)	A-12
Improvements	Section 3.14(d)	A-21
Indemnified Party	Section 6.8(a)	A-41
Intervening Event Notice Period	Section 6.1(d)(i)(1)	A-35
IRS Determination	Section 6.5(b)	A-40
Last Condition	Section 2.1	A-7
Lease	Section 3.14(b)	A-21
Leased Real Property	Section 3.14(b)	A-21
Leases	Section 3.14(b)	A-21

Term	Section	Page
Material Customers	Section 3.18(a)(xii)	A-24
Material Vendors	Section 3.18(a)(xii)	A-24
Maximum Premium	Section 6.8(c)	A-42
Merger	Recitals	A-4
Merger Consideration	Section 1.4(b)	A-5
Merger Sub	Preamble	A-4
Notice Period	Section 6.1(d)(ii)(3)	A-36
MBCA	Recitals	A-4
OFAC	Section 3.9(h)(iv)	A-15
Owned Real Property	Section 3.14(a)	A-20
Parent	Preamble	A-4
Parent Approvals	Section 4.3(a)	A-29
Parent Expense Reimbursement	Section 7.3(a)	A-46
Parent Material Adverse Effect	Section 4.1	A-28
Parent Related Parties	Section 7.3(e)	A-47
Parent Termination Fee	Section 7.3(b)	A-46
participate	Section 6.13	A-43
Parties	Preamble	A-4
Party	Preamble	A-4
Paying Agent	Section 2.3(a)(i)	A-8
Payment Fund	Section 2.3(a)(i)	A-8
Permits	Section 3.9(b)	A-14
Permitted Claims	Section 7.3(f)	A-47
Proceeding	Section 6.8(a)	A-41
Proxy Statement	Section 3.4(a)	A-12
Real Property	Section 3.14(b)	A-21
Recommendation Change	Section 6.1(c)(i)	A-34
Regulatory Authorizations	Section 3.27(a)	A-27
Restricted Person	Section 3.9(h)(ii)	A-15
Sanctioned Country	Section 3.9(h)(iii)	A-15
Sanctioned Person	Section 3.9(h)(iv)	A-15
Sanctions Laws	Section 3.9(h)(v)	A-16
Shareholder Litigation	Section 6.13	A-43
Straddle Period	Section 6.16(b)	A-43
Support Agreements	Recitals	A-4
Support Shareholders	Recitals	A-4
Surviving Corporation	Section 1.1	A-4
Takeover Law	Section 3.25	A-26
Termination Date	Section 5.1(a)	A-30
Trade Control Laws	Section 3.9(e)	A-15
Transaction Documents	Section 8.11	A-50
Transaction Related Matters	Section 7.3(e)	A-47
Vested Company Option Consideration	Section 1.5(a)	A-6
Vested Company RSU Consideration	Section 1.5(a)	A-6

ANNEX B
OPINION OF FINANCIAL ADVISOR TO THE BOARD

**CONFIDENTIAL**
April 20, 2026
Electro-Sensors, Inc.
6111 Blue Circle Drive
Minnetonka, Minnesota 55343
Members of the Electro-Sensors, Inc. Board of Directors:
We understand that Electro-Sensors, Inc., a Minnesota corporation (the “Company”), plans to enter into an Agreement and Plan of Merger dated as of April 20, 2026 (the “Agreement”) by and among the Company, Steute Industrial Controls, Inc., a Connecticut corporation (“Parent”), and Steute Burwell, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and, collectively with the Company and the Parent, the “Parties” and, individually, a “Party”). Pursuant to the terms of the Agreement, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under the Minnesota Business Corporation Act as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. The Agreement contemplates that each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, will be converted automatically into the right to receive the Merger Consideration. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.
The Board of Directors of the Company (the “Board” or “you”) has requested that Lake Street Capital Markets, LLC (“Lake Street”, “we” or “our”) provide to the Board our opinion (the “Opinion”) as to whether, as of the date hereof, the Merger Consideration to be paid by Parent to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) in connection with the Merger is fair, from a financial point of view, to such holders of Company Common Stock. We have not been requested to opine as to, and our Opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.
In connection with our review of the proposed Merger, and in preparation of this Opinion, we have, among other things,:
•	Reviewed the financial terms and conditions as set forth in the Agreement;
•
Reviewed certain publicly available business and financial information relating to the Company that we deemed relevant, including certain information in the Company’s audited financial statements for the years ended December 31, 2024 and 2025;

•	Held discussions with members of management of the Company regarding the business, operations, financial condition and future prospects of the Company;
•
Reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by management of the Company, including financial projections prepared by management of the Company for future fiscal periods (the “Projections”);

•
Analyzed public information with respect to certain other companies in lines of business that we believe to be comparable to the Company, in whole or in part, which included an examination of current public market prices and resulting valuation statistics;

•	Reviewed the financial terms, to the extent publicly available, of certain other mergers involving the acquisition of companies we believe to be comparable to the Company, in whole or in part;
•	Conducted such other financial studies, analyses and inquiries and such other information as we deemed appropriate;

•	Performed a discounted cash flow analysis of the Company on a standalone basis based on the Projections; and
•	Performed other research and analysis and considered such other factors as we deemed appropriate.
In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinion.
In preparing our Opinion, with your consent we have assumed and relied, without independent verification, upon the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us by the Company. We have further assumed that management of the Company is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including, without limitation, the Projections) discussed with and reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and have not evaluated or otherwise tested such financial forecasts, estimates and other forward-looking information or the underlying assumptions. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.
In connection with our Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our Opinion does not address any legal, regulatory, tax or accounting issues.
We have relied upon and assumed, without independent verification, that (i) the representations and warranties of each Party set forth in the Agreement and all related documents and instruments that are referred to therein are true and correct, (ii) all of the covenants and agreements required to be performed pursuant to the Agreement will be fully and timely performed, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendment of any term or condition thereof the effect of which would be in any way meaningful to our analysis, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver of any conditions or obligations thereunder the effect of which would be in any way meaningful to our analysis. Additionally, we have assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies within respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all the necessary regulatory approvals and third-party consents required for the consummation of the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger to the Company.
In arriving at our Opinion, we have not performed any appraisals or valuations of the assets or liabilities (fixed, contingent, or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency, or similar matters. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, and at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
This opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 20, 2026. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, the war in Iran, inflation and tariffs) and we express no opinion or view as to any potential effects of such volatility on the Merger or the Company. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect. We are not expressing any opinion herein as to the price or range of prices at which shares of Company Common Stock may trade at any time after the date hereof including after the consummation of the Merger. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and the Merger that differ from the views of our investment banking personnel.
We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and other valuations for estate, corporate, and other purposes. We will receive a fee from the Company for providing this Opinion. This Opinion fee is not contingent upon the consummation of the Merger. Further, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise in relation to our engagement. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have not performed financial advisory or investment banking services for the Company in the past two years. In the future, we may provide other financial advisory and investment banking services to Company for which we would expect to receive compensation.
This Opinion is furnished pursuant to the terms of our engagement letter dated October 29, 2025 for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. This Opinion has been approved for issuance by the Lake Street Capital Markets, LLC Fairness Opinion Committee.
This Opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock (other than the Parent, Merger Sub and their respective Affiliates) in connection with the Agreement and we express no opinions as to the fairness of any consideration paid in connection with the Agreement to creditors or other constituencies of the Company or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Our Opinion does not constitute a recommendation that the Company should complete the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address the relative merits of the Merger in comparison to any alternatives to the Merger, the Company’s underlying decision to proceed with the Merger, or any other aspect of the Merger, or alternatives to the Merger available to the Company.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion as of the date hereof that the Merger Consideration to be paid by Parent to the holders of Company Common Stock (other than the Parent, Merger Sub and their respective Affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders of Company Common Stock.
Sincerely,
/s/ Lake Street Capital Markets, LLC

ANNEX C
DISSENTERS’ RIGHTS PROVISIONS
UNDER THE MINNESOTA BUSINESS CORPORATION ACT
302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.
Subdivision 1. Actions creating rights.
A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(a)	unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
(1)	alters or abolishes a preferential right of the shares;
(2)	creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
(3)	alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
(4)
excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5)	eliminates the right to obtain payment under this subdivision;
(b)
a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)
a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)
a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e)	a plan of conversion is adopted by the corporation and becomes effective;
(f)
an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g)
any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.
(a)
A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)
A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.
(a)
Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)
If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c)
Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:

(1)
The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, or any successor to any such market.

(2)	The applicability of clause (1) is determined as of:
(i)	the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or
(ii)	the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.
(3)
Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights.
The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.
Subdivision 1.Definitions.
(a)	For purposes of this section, the terms defined in this subdivision have the meanings given them.
(b)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
(c)	“Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
(d)
“Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action.
(a)
If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

(b)
In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.

Subd. 3. Notice of dissent.
If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.
Subd. 4. Notice of procedure; deposit of shares.
(a)
After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:

(1)	the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
(2)	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
(3)	a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
(4)	a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)
In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.
(a)
After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)
the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)	an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
(3)	a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
(b)
The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)
If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.
If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
Subd. 7. Petition; determination.
If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
Subd. 8. Costs; fees; expenses.
(a)
The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)
If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)	The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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The Board of Directors recommends you vote FOR the following proposals:

NOTE: To transact such other business as may properly come before the meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000711116_1 R2.09.05.010

ELECTRO-SENSORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
July 21, 2026, 2:00 p.m. Central Time

The undersigned hereby appoints DAVID L. KLENK, with full power of substitution, as his or her Proxy to represent and vote, as designated on the reverse side of this ballot, all shares of the Common Stock of Electro-Sensors, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at 2:00 p.m. Central Time, on July 21, 2026 at www.virtualshareholdermeeting.com/ELSE2026SM, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to this meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters.

0000711116_2 R2.09.05.010

Continued and to be signed on reverse side